    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              SUREBEAM CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                        3556                        33-0921003
  (State or jurisdiction of          (Primary Standard              (I.R.S. Employer
incorporation or organization)          Industrial                Identification No.)
                                Classification Code Number)

            3033 SCIENCE PARK ROAD, SAN DIEGO, CALIFORNIA 92121-1199
                                 (858) 552-9500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                           NICHOLAS J. COSTANZA, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                                 (858) 552-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       M. WAINWRIGHT FISHBURN, JR., ESQ.                          MICHAEL L. FITZGERALD, ESQ.
            BARBARA L. BORDEN, ESQ.                                     Brown & Wood LLP
               Cooley Godward LLP                                    One World Trade Center
        4365 Executive Drive, Suite 1100                            New York, NY 10048-0057
              San Diego, CA 92121                                        (212) 839-5300
                 (858) 550-6000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING        AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)         REGISTRATION FEE
Class A common stock, $.001 par value per share.............     $127,132,500            $33,563

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 14, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                6,700,000 SHARES
                                     [LOGO]
                              CLASS A COMMON STOCK
                                  ------------

    This is SureBeam Corporation's initial public offering. SureBeam Corporation is selling all of the shares.

    We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at the option of the holder at any time and upon the occurrence of certain events into one share of Class A common stock.

    We are a majority-owned subsidiary of The Titan Corporation. Upon completion of this offering, Titan will own all of our Class B common stock, which will represent approximately 84% of the number of shares of our outstanding common stock and approximately 98% of our voting power, and will continue to control us.

    We expect the public offering price to be between $14.50 and $16.50 per share. Currently, no public market exists for the shares. After pricing the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "SURE."

    INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                                                PER SHARE               TOTAL
                                                ---------               -----
Public offering price......................         $                     $

Underwriting discount......................         $                     $

Proceeds, before expenses, to SureBeam.....         $                     $

    The underwriters also may purchase up to an additional 1,005,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about            , 2000.

                              -------------------

MERRILL LYNCH & CO.                                   CREDIT SUISSE FIRST BOSTON

                          FIRST UNION SECURITIES, INC.

                                                      A. G. EDWARDS & SONS, INC.
                                  ------------

               The date of this prospectus is            , 2000.

   [First Panel: Graphics depicting two children eating food with the caption
             "Would you let your children drink unpasteurized milk?
                    Then why serve them unpasteurized food!"
                      The SureBeam logo is also depicted.]

[Second Panel: Graphics depicting hamburger with newspaper clippings describing recent recalls.]

  [Third Panel: Centered text stating, "SureBeam Electronic Pasteurization...
     the extra measure of safety that helps eliminate the threat of harmful food-borne bacteria."]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................    1
Risk Factors................................................    7
Special Note Regarding Forward-Looking Statements...........   18
Use of Proceeds.............................................   19
Dividend Policy.............................................   19
Capitalization..............................................   20
Dilution....................................................   21
Selected Historical and Pro Forma Financial Information.....   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   25
Business....................................................   32
Management..................................................   44
Certain Relationships and Related Party Transactions........   55
Principal Stockholders......................................   58
Description of Capital Stock................................   59
Shares Eligible for Future Sale.............................   62
Underwriting................................................   64
Legal Matters...............................................   67
Experts.....................................................   67
Where You Can Find More Information.........................   67
Index to Financial Statements...............................   F-1

                              -------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    SureBeam-Registered Trademark- is a registered trademark of SureBeam Corporation.

                               PROSPECTUS SUMMARY

    This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

OVERVIEW

    We are the leading provider of patented and proprietary electronic pasteurization systems and services for the food industry. Our SureBeam electronic food pasteurization process significantly improves food safety, prolongs shelf life and provides disinfestation, without compromising food quality. Our SureBeam process is based on proven electron beam technology that destroys harmful food-borne bacteria such as E-coli, salmonella and listeria and eliminates or renders harmless fruit flies and other pests. The SureBeam system uses ordinary electricity and operates in an efficient and environmentally responsible manner. Heightened awareness of food safety issues has prompted food growers, packers, processors and retailers to find new, safe and efficient ways to eliminate bacteria and insects from their products and to reduce food spoilage. As a result, we believe we have a unique opportunity to establish electronic pasteurization as a new food industry standard and SureBeam as the leading brand for food safety solutions.

    We can install our electronic pasteurization systems as part of a customer's production line or process food received from a variety of food processing customers at our service centers. We built and now operate the first commercial electronic food pasteurization service center in the United States, located in Sioux City, Iowa. Pursuant to a strategic alliance with Hawaii Pride LLC, we also operate a service center in Hilo, Hawaii to disinfest produce. Additionally, we have entered into strategic alliances to open electronic pasteurization facilities with Tech Ion Industrial Brasil S.A. in Brazil, Mitsubishi Corp. in Japan and Zero Mountain Cold Storage in Arkansas.

    We have executed agreements with many of the major meat and poultry providers and processors in the United States, including Cargill, Emmpak, Huisken Meats, IBP and Tyson Foods. These companies produced approximately 75% of the 26.5 billion pounds of beef and approximately 43% of the 75.4 billion pounds of all meat, including beef, pork and poultry, produced in the United States in 1999. In addition, we have signed agreements with Anchor Foods, Del Monte and Kraft for applying the SureBeam technology to processed foods. Our customer agreements generally provide that we will be the exclusive provider of food pasteurization services. We are currently electronically pasteurizing ground beef for commercial sale by Huisken. Our other customers are currently testing products processed by the SureBeam system.

    We have identified several global markets for our SureBeam process, which include over 19 billion pounds of ground beef and over one trillion pounds of fruits and vegetables. We also plan to target the pork, cut beef, egg and processed food markets. Each of these markets is substantial and represents a significant opportunity since we intend to derive the majority of our revenue by charging a per pound fee for food processed with our electronic pasteurization systems.

THE BENEFITS OF THE SUREBEAM SYSTEM

    We believe our SureBeam system uniquely addresses food safety, disinfestation and spoilage concerns and provides many benefits including:

    - DESTROYING DANGEROUS BACTERIA. Use of our electronic pasteurization system can effectively kill dangerous bacteria such as E-coli, listeria monocytogenes, salmonella and campylobacter in all food products, including meats, poultry, vegetables, eggs and seafood.

    - KILLING FRUIT FLIES AND OTHER PESTS. The SureBeam system can kill fruit flies and other pests or prevent them from reproducing, thereby rendering them harmless.

    - REDUCING FOOD SPOILAGE AND PROLONGING SHELF LIFE. The SureBeam system can increase the shelf life of foods such as meats, poultry, fruits and vegetables, by decreasing microbial levels that cause food spoilage. In certain cases, irradiation has demonstrated an ability to extend shelf life by two to three times (e.g. raspberries, strawberries and certain meat products).

    - MAINTAINING FOOD TASTE, TEXTURE AND NUTRITIONAL VALUE. Because the SureBeam process is fast and causes only a small change in food product temperature during processing, oxidation effects on food products are minimized.

    - INTEGRATING EASILY INTO PRODUCTION LINES. The SureBeam system's relatively small footprint and quick set-up time for different products make it easy to integrate into an existing production line.

OUR STRATEGY

    Our strategy is to be the premier global provider of electronic pasteurization systems and services to the food industry. The key elements of our strategy are to:

    - Continue to expand strategic relationships with leading food processors and other strategic partners in the United States and abroad.

    - Install and operate in-line turnkey electronic pasteurization systems that are directly integrated into customer production lines. Customers pay a per pound processing fee to establish recurring revenue sources.

    - Build, own and operate additional electronic food pasteurization service centers in strategic locations near major processors of meat, poultry, fruits and vegetables.

    - Build the SureBeam brand as the leading electronic pasteurization brand with both food processors and consumers in the retail and foodservice markets.

    - Establish a new industry standard for food safety and quality by promoting the widespread use of electronic pasteurization by food processors.

    - Promote consumer awareness of electron beam technology by utilizing a variety of media to educate consumers on the SureBeam system's ability to increase food safety and produce other benefits and to highlight major endorsements by health and industry officials.

    - Pursue global opportunities through strategic alliances with local partners in certain international markets, signing exclusive agreements when possible.

    - Protect our SureBeam technology by aggressively enforcing our current patents and filing additional patent applications in the United States and other countries.

    - Develop new opportunities for SureBeam by continuing to develop new applications of our technology, including the pasteurization and disinfestation of additional products such as flowers, grains, spices, coffee beans and pet food.

    Our principal executive offices are located at 3033 Science Park Road, San Diego, California 92121-1199 and our telephone number at that address is
(858) 552-9480. Our Internet site address is WWW.SUREBEAMSAFE.COM. Any information that is included on or linked to our Internet site is not a part of this prospectus.

RELATIONSHIP WITH TITAN

    Upon completion of this offering, The Titan Corporation will own all of our Class B common stock, which will represent approximately 84% of the number of shares of our outstanding common stock and approximately 98% of our voting power, and will be able to control the election of our directors and all other matters requiring stockholder approval. Titan is a publicly traded company, and its filings with the Securities and Exchange Commission, or SEC, are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Titan's SEC recording number is 1-6035. Our relationship with Titan is described more fully in the "Certain Relationships and Related Party Transactions" section of this prospectus.

OUR HISTORY

    We were formed in August 2000. At that time, Titan contributed to us the assets, liabilities and operations related to its electronic food pasteurization business. We in turn contributed those assets to SB Operating Co. (previously named SureBeam Corporation) in exchange for all of the common stock of SB Operating Co. Concurrently, we substituted the outstanding options and assumed the outstanding warrants to acquire common stock of SB Operating Co. that had been granted by SB Operating Co. Titan's electronic food pasteurization business had been operated as part of a division of Titan, together with Titan's medical equipment sterilization business and its linear electron beam accelerator business. In addition, we assumed Titan's investment in all of SureBeam's operations as evidenced by the subordinated promissory note payable to Titan. Also at the time of the contribution, we licensed to Titan the patent rights for the SureBeam technology to be used solely for its medical equipment sterilization business. We and SB Operating Co. had limited assets prior to the contribution. References to "SureBeam," "SureBeam Corporation," "we," "us," or "our" refer to SureBeam Corporation and, as the context requires, refer to this division of Titan prior to the date of the contribution of the electronic food pasteurization business.

                                  THE OFFERING

Class A common stock offered by SureBeam................  6,700,000 shares

Common stock to be outstanding after the offering:
  Class A common stock..................................  9,168,942 shares
  Class B common stock..................................  46,583,850 shares
    Total...............................................  55,752,792 shares

Use of proceeds.........................................  We estimate that our net proceeds from the offering, assuming no exercise of the
                                                          underwriters' over-allotment option, will be
                                                          approximately $95 million. We intend to use
                                                          the net proceeds to:

                                                          - build new SureBeam systems and service
                                                            centers;

                                                          - expand our manufacturing capacity;

                                                          - increase our marketing activities;

                                                          - pursue strategic alliances;

                                                          - pursue acquisitions of complementary
                                                            businesses and technology;

                                                          - fund working capital; and

                                                          - fund general corporate purposes.

Risk factors............................................  See "Risk Factors" and other information included in this prospectus for a discussion
                                                          of factors you should carefully consider
                                                          before deciding to invest in shares of the
                                                          Class A common stock.

Proposed Nasdaq National Market symbol..................  SURE

    The number of shares of common stock outstanding after the offering is based upon the number of shares of Class A common stock and Class B common stock outstanding as of August 10, 2000 and:

    - includes 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon the closing of this offering;

    - excludes 2,170,800 shares of Class A common stock reserved for issuance under our 2000 Equity Incentive Plan, of which options to purchase 349,374 shares at an exercise price of $0.1438 have been granted and are outstanding as of August 10, 2000;

    - excludes 7,760,852 shares of Class A common stock reserved for issuance under our 2000 Nonstatutory Stock Option Plan, of which options to purchase 7,760,852 shares at an exercise price of $0.1438 have been granted and are outstanding as of August 10, 2000; and

    - excludes 250,000 shares of Class A common stock reserved for issuance under our 2000 Employee Stock Purchase Plan.

    In addition, except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION

    The following summary financial information should be read in conjunction with the SureBeam financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma balance sheet information as of June 30, 2000 and the pro forma statement of operations information for the year ended December 31, 1999 and for the six months ended June 30, 2000 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. The historical financial information is based on the historical operating results of SureBeam's predecessor business, which was operated principally as a division of Titan and which included a medical equipment sterilization and electronic food pasteurization business, as well as a linear accelerator business. The historical results of operations and financial condition of these businesses are presented as a combination of entities under common control in a manner similar to a pooling of interests for all periods presented. The pro forma financial information gives effect to the elimination of the operations related to the medical equipment sterilization and linear accelerator businesses in order to create SureBeam, the electronic food pasteurization business. The pro forma as adjusted financial information also gives effect to the issuance of 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon the closing of this offering, and gives effect to the sale of shares of Class A common stock in this offering, at an assumed initial public offering price of $15.50 per share (the midpoint of the expected price range) and after deducting the underwriting discount and commissions and estimated offering expenses,

    Prior to the commencement of our food pasteurization business in January 1999, we derived substantially all of our revenues from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electronic beam accelerator systems to various governmental agencies.

                                               YEARS ENDED DECEMBER 31,
                       ------------------------------------------------------------------------
                                                                                     PRO FORMA
                          1995          1996         1997       1998       1999       1999(1)
                       -----------   -----------   --------   --------   --------   -----------
                       (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS
  INFORMATION:
Revenues.............    $ 7,635       $ 7,930     $ 8,255    $11,184    $14,339      $ 3,791
Cost of revenues.....      7,492         7,522       8,010      8,909      8,576        2,618
                         -------       -------     -------    -------    -------      -------
  Gross profit.......        143           408         245      2,275      5,763        1,173

Operating expenses:
  Selling, general
    and
    administrative...      1,930         1,211       1,591      2,067      4,138        1,133
                         -------       -------     -------    -------    -------      -------
Income (loss) from
  operations.........     (1,787)         (803)     (1,346)       208      1,625           40
Interest expense,
  net................        924         1,169       1,302      1,154      1,299        1,299
                         -------       -------     -------    -------    -------      -------
Income (loss) before
  tax................     (2,711)       (1,972)     (2,648)      (946)       326       (1,259)
Income tax provision
  (benefit)..........       (813)         (592)       (794)      (284)       121         (378)
                         -------       -------     -------    -------    -------      -------
Net income (loss)....    $(1,898)      $(1,380)    $(1,854)   $  (662)   $   205      $  (881)
                         =======       =======     =======    =======    =======      =======
Basic earnings (loss)
  per share:
  Net income
    (loss)...........    $ (0.04)      $ (0.03)    $ (0.04)   $ (0.01)   $  0.00      $ (0.02)
                         =======       =======     =======    =======    =======      =======
Diluted earnings
  (loss) per share:
  Net income
    (loss)...........    $ (0.04)      $ (0.03)    $ (0.04)   $ (0.01)   $  0.00      $ (0.02)
                         =======       =======     =======    =======    =======      =======
Weighted average
  common shares used
  in computing basic
  earnings (loss) per
  share(2)...........     46,584        46,584      46,584     46,584     46,630       46,630
                         =======       =======     =======    =======    =======      =======
Weighted average
  common shares and
  common share
  equivalents used in
  computing diluted
  earnings (loss) per
  share (2)..........     46,584        46,584      46,584     46,584     53,082       46,630
                         =======       =======     =======    =======    =======      =======

                              SIX MONTHS ENDED JUNE 30,
                       ---------------------------------------
                                                    PRO FORMA
                          1999          2000         2000(1)
                       -----------   -----------   -----------
                       (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS
  INFORMATION:
Revenues.............    $ 6,710       $13,091       $ 9,261
Cost of revenues.....      4,188         7,973         4,984
                         -------       -------       -------
  Gross profit.......      2,522         5,118         4,277
Operating expenses:
  Selling, general
    and
    administrative...      2,106         4,349         3,140
                         -------       -------       -------
Income (loss) from
  operations.........        416           769         1,137
Interest expense,
  net................        699         1,379         1,609
                         -------       -------       -------
Income (loss) before
  tax................       (283)         (610)         (472)
Income tax provision
  (benefit)..........        (85)         (183)         (142)
                         -------       -------       -------
Net income (loss)....    $  (198)      $  (427)      $  (330)
                         =======       =======       =======
Basic earnings (loss)
  per share:
  Net income
    (loss)...........    $ (0.00)      $ (0.01)      $ (0.01)
                         =======       =======       =======
Diluted earnings
  (loss) per share:
  Net income
    (loss)...........    $ (0.00)      $ (0.01)      $ (0.01)
                         =======       =======       =======
Weighted average
  common shares used
  in computing basic
  earnings (loss) per
  share(2)...........     46,584        46,817        46,817
                         =======       =======       =======
Weighted average
  common shares and
  common share
  equivalents used in
  computing diluted
  earnings (loss) per
  share (2)..........     46,584        46,817        46,817
                         =======       =======       =======

                                                                                            PRO FORMA
                                                                              PRO FORMA     JUNE 30,
                                                                JUNE 30,      JUNE 30,        2000
                                                                  2000         2000(1)     AS ADJUSTED
                                                               -----------   -----------   -----------
                                                               (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET INFORMATION:
Cash........................................................     $    --       $    --      $ 95,981
Working capital.............................................       6,362         4,615       100,596
Total assets................................................      42,053        27,929       123,910
Subordinated promissory note................................          --        38,604        38,604
Parent company investment...................................      38,604            --            --
Total stockholders' equity (deficit)........................      34,799       (16,172)       79,809

------------------------------

(1) The pro forma statement of operations information gives effect to the contribution by Titan to SureBeam of Titan's electronic food pasteurization business as if such contribution had occurred as of January 1, 1999. The pro forma balance sheet information gives effect to the contribution by Titan to SureBeam of Titan's electronic food pasteurization business as if such contribution had occurred as of June 30, 2000.

(2) For the number of shares used in the per share calculations, see the pro forma SureBeam financial statements and Note 2 to the historical SureBeam financial statements.

                                  RISK FACTORS

    ANY INVESTMENT IN SHARES OF OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND FUTURE GROWTH PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE TO BE IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS. ANY ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD RESULT IN A DECLINE IN THE TRADING PRICE OF OUR CLASS A COMMON STOCK AND THE LOSS OF ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS AT AN EARLY STAGE OF DEVELOPMENT. WE ARE SUBJECT TO THE RISKS OF NEW ENTERPRISES AND THE COMMERCIALIZATION OF A TECHNOLOGY THAT REQUIRES CONSUMER ACCEPTANCE.

    Our early stage of development makes it difficult to assess our prospects or predict our future operating results. We are subject to risks and uncertainties frequently encountered by early stage companies that involve the new application of an existing technology. These risks include our inability to:

    - build consumer confidence in the benefits of food irradiation and establish the acceptance of our SureBeam electronic pasteurization technology;

    - establish and maintain a sufficient number of food industry customers and strategic partners;

    - obtain substantial capital to support the further development of our technology and the commercialization of our systems and services;

    - obtain additional domestic and foreign regulatory approvals for food irradiation, including irradiation of processed foods;

    - build a sufficient number of food pasteurization service centers to demonstrate the effectiveness of our technology and to irradiate commercial quantities of food;

    - build and install a sufficient number of SureBeam systems to meet the anticipated demand for electronically pasteurized food;

    - establish and maintain a pricing strategy for the sale of our systems and services in a new market;

    - effectively manage the expansion of our operations, including our capabilities in the areas of regulatory affairs, marketing, sales, manufacturing and quality control and assurance;

    - progress in our research and development programs to continue to enhance our technology; and

    - identify, attract, train and retain qualified management, sales, manufacturing and scientific personnel.

    If we do not successfully address these risks, our business and financial performance will likely be materially adversely affected.

WE HAVE A HISTORY OF LOSSES AND WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

    We have incurred operating losses in each quarter since we commenced operations. As of June 30, 2000, we had an accumulated deficit of approximately $17.1 million on a pro forma basis. In addition, at the time of this offering and assuming an initial public offering price of $15.50 per share, we expect to record a deferred compensation expense of approximately $119 million, which will be recognized over the four year vesting period of the related options. This charge is recorded in accordance with the vesting provisions of the related options through 2004. Since a significant portion of the options will have vested at the time of the closing of this offering, approximately $47.8 million of this charge will be recognized at the time of the closing of this offering. This charge will have a significant adverse impact on our earnings from 2000 to 2004 and it may cause our stock price to decline after this offering. We expect to derive our future revenues from sales of our SureBeam systems and related food processing services. However, these revenues are highly uncertain. We expect to continue to devote substantial resources to expand our sales and marketing activities, including our consumer branding efforts, further increase manufacturing capacity, build new SureBeam service centers and expand our research and development activities. As a result, we expect that our operating losses will increase and that we will incur operating losses for the foreseeable future.

WE CURRENTLY DEPEND ON THE SUREBEAM SYSTEM AND OUR COMMERCIALIZATION OF THAT SYSTEM MAY NOT BE SUCCESSFUL.

    We will be dependent on the successful commercialization of our SureBeam system. The market for electronically pasteurized food is at an early stage of development. Only one meat processor is currently selling commercial production levels of ground beef electronically pasteurized by us. Other food processors are testing our technology and it is uncertain whether or when they will choose to begin commercial production. We also do not know whether or when any fast food or other national chain restaurants will decide to offer irradiated meat and create demand for our electronic pasteurization systems. We expect that some food processors will not irradiate any food unless industry leaders first commit to distribute irradiated food.

    The markets for our SureBeam system, and other food pasteurization products we may develop, are unproven. The SureBeam technology may not gain adequate commercial acceptance or success. If we are unable to successfully achieve broad market acceptance of food irradiation and the SureBeam system, we may not be able to generate enough revenues in the future to achieve or sustain profitability. A variety of factors will determine the success of our market development and commercialization efforts and the rate and extent of market acceptance of the SureBeam system, including:

    - our ability to differentiate the SureBeam system from other food irradiation methods, principally nuclear irradiation;

    - the rate and extent that food processors, regulatory authorities and the public accept food irradiation processes;

    - our ability to establish and maintain relationships with food processors, distributors, retailers and foodservice operators;

    - our ability to expand or build new electronic pasteurization service centers in a timely and cost-effective manner;

    - our ability to increase and enhance our sales and marketing activities in a timely and cost-effective manner; and

    - the timing of domestic and foreign regulatory approvals for the irradiation of additional food products.

PUBLIC CONCERNS OVER THE IRRADIATION OF FOOD COULD NEGATIVELY IMPACT MARKET ACCEPTANCE OF THE SUREBEAM PROCESS AND SUREBEAM BRANDED FOOD PRODUCTS.

    Irradiation of food by any technology, whether using an electron beam or nuclear radioactive materials, is opposed by several organized and vocal consumer groups who claim that irradiated food products are unsafe for consumption or pose a danger to the environment. These groups attempt to influence public policy and promote consumer opposition to irradiated food through activities such as picketing stores that offer irradiated food and lobbying politicians. Because irradiation of foods by electron beam technology is a new process, consumers need to be informed about the benefits and safety of food irradiation. Regulatory labeling requirements add to this challenge, since irradiation of food by any method, whether using electron beam or nuclear radioactive materials, must be disclosed under the same label. Consumers may fear that irradiation makes food unsafe for consumption, has unknown future health effects or poses a danger to the environment. We risk not being able to overcome these fears through our educational efforts. If the public or our potential customers perceive our systems and services as unsafe or undesirable, our systems and services may not gain market acceptance, which would severely limit our ability to market and sell our products. In addition, negative public attitudes may prompt state legislatures to prohibit the sale of irradiated food. New York, New Jersey and Maine have all in the past prohibited the sale of irradiated food and New Jersey currently is considering the adoption of a moritorium on the sale or distribution of irradiated food. The adoption of such legislation in a number of states could have a material adverse effect on our business.

OUR CUSTOMER CONTRACTS CAN BE CANCELLED ON SHORT NOTICE WITH LITTLE PENALTY AND THESE CONTRACTS ALLOW THE CUSTOMERS TO USE OTHER ELECTRONIC PASTEURIZATION PROVIDERS IN CERTAIN CIRCUMSTANCES.

    While our customer contracts generally provide for a term of more than one year, the customers may terminate such contracts with a nominal termination fee and upon short notice, typically one month. If one or more customers that are processing a significant volume of products decide to terminate their contracts, our results of operations would be adversely affected. While a termination of a contract by a customer would not generally release a customer from the exclusive provider arrangement in the customer's contract, we generally must release a customer from the exclusive provider arrangement if they can find an alternative food pasteurization source that can provide a superior service or a comparable service at a lower price, or if we cannot fully meet the customer's demand.

WE MAY BE UNABLE TO DEVELOP AND MAINTAIN POSITIVE SUREBEAM BRAND AWARENESS.

    To promote awareness of our brand, we intend to continue to spend significant amounts of capital, including some portion of the net proceeds of this offering, on an aggressive brand-enhancement campaign. Our efforts to develop and maintain positive SureBeam brand awareness with consumers and our customers may be unsuccessful. As a result, SureBeam systems may not gain market acceptance causing our business and results of operations to be materially adversely affected.

WE MAY BE UNABLE TO ASSEMBLE A LARGE NUMBER OF SUREBEAM SYSTEMS TO MEET ANTICIPATED MARKET DEMAND.

    To be successful, we will have to assemble our SureBeam systems in large quantities at acceptable costs while also preserving high product quality, safety and reliability. If we cannot maintain high product quality on a large scale, our business will be adversely affected. We intend to apply a portion of the net proceeds of this offering to significantly expand our production of SureBeam systems. We cannot assure you that we will be successful in expanding our assembly activities. We may encounter difficulties in scaling up production of our systems, including problems with the supply of key components. Even if we are successful in developing our assembly capability, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

OUR DEPENDENCE ON COMPONENT SUPPLIERS COULD RESULT IN QUALITY CONTROL PROBLEMS OR SUPPLY SHORTAGES.

    Our dependence on third-party suppliers for components of our systems involves several risks, including limited control over pricing, availability of materials, quality and delivery schedules. These components include the microwave cavities of our linear accelerators which we currently obtain from a single source. We may experience quality control problems or supply shortages with respect to these components in the future. Any quality control problems or interruptions in supply with respect to one or more components or increases in component costs could materially adversely affect our business and financial performance.

THE USE OF OUR SYSTEMS TO IRRADIATE FOOD IS SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION THAT COULD INCREASE THE COST OF USING OUR PRODUCTS AND DELAY OR PREVENT THE USE OF OUR SYSTEMS AND SERVICES BY OUR CUSTOMERS.

    Food irradiation is subject to significant regulation as a food additive by the U.S. Food and Drug Administration and the U.S. Department of Agriculture. Use of our SureBeam system, including product labeling, is also subject to regulation by the U.S. Food Safety and Inspection Service and the Animal Plant Health Inspection Service and by health and environmental safety departments within various states. The FDA has approved the use of irradiation for beef, poultry, pork, fruits and vegetables. The FDA has not yet approved the use of irradiation for certain foods, including processed foods and seafood. The failure of the FDA to approve irradiation of processed foods and seafood would prevent us from generating revenues from the application of our technology in these significant markets. Furthermore, the FDA could remove or restrict its approval of the use of irradiation for currently approved food products, which would severely limit our ability to provide services and systems. Such action could have a material adverse effect on our business and financial performance.

    Several state legislatures have in the past prohibited the sale or distribution of any irradiated food. A bill to impose a five-year moratorium on the sale or distribution of irradiated foods, regardless of whether the irradiation was applied by electricity or nuclear radiation, is currently pending in the New Jersey state legislature. No assurance can be given that this bill will not be enacted into law or that similar bills in other states might not be adopted.

    In addition, FDA regulations require that all food that has been irradiated must carry the Radura symbol, an international symbol for irradiation, and state that the product has been "Treated by Irradiation" or "Treated with Radiation" on the label. Certain states have similar labeling requirements. These labeling regulations may increase the risk that consumers will not purchase goods that have been treated by our products or services, which could negatively impact our business and operating results.

    FDA regulations also require approval for specific packaging materials used by our customers. While the FDA has approved certain packaging materials, many other materials commonly used for packaging food have not been approved. Failure or delay in receiving such approvals could have a material adverse effect on our business and financial performance.

    We also are required to obtain regulatory approval from certain foreign regulatory authorities before we can offer our systems and services in those jurisdictions. Certain of these jurisdictions may apply different criteria than the U.S. regulatory agencies in connection with their approval processes. Regulatory approvals in foreign countries that regulate irradiation are subject to similar risks and uncertainties as regulatory approvals in the United States. If we are unable to obtain approval to sell our products and services in these markets, our business prospects could be adversely affected.

    Our processing facilities also are subject to various other federal, state and municipal regulations regarding health, safety and environmental issues. Our facilities are subject to continuous supervision, in the case of the USDA, or periodic inspection by other regulators.

INTERNATIONAL EXPANSION WILL SUBJECT US TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

    Our success will depend in part on our ability to expand internationally as we obtain regulatory approvals to market and sell our SureBeam systems in other countries. We have entered into agreements to establish operations in both Japan and Brazil. Expansion of our international operations could impose substantial burdens on our resources, divert management's attention from domestic operations and otherwise adversely affect our business. Furthermore, international operations are subject to several inherent risks that could materially adversely affect our business and financial performance including:

    - diverse foreign regulatory requirements;

    - reduced protection of intellectual property rights;

    - changes in foreign currency exchange rates;

    - changes in a specific country's or region's political or economic conditions;

    - trade protective measures and import or export licensing requirements or other restrictive actions by foreign governments; and

    - changes in tax laws.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR INTERNAL GROWTH.

    If we fail to effectively manage our internal growth in a manner that minimizes strains on our resources, we could experience disruptions in our operations and ultimately be unable to generate the revenues and profits we expect. We expect that we will need to significantly expand our operations to successfully implement our business strategy. As we add manufacturing, marketing, sales, and other personnel, both domestically and internationally, and expand our manufacturing, irradiation processing and research and development capabilities, we expect that our operating expenses and capital requirements will increase. To effectively manage our growth, we must continue to expend funds to improve our operational, financial and management controls, and our reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we fail in our efforts to manage our internal growth, our business and financial performance may suffer.

WE INTEND TO PURSUE STRATEGIC TRANSACTIONS, WHICH COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL RESULTS.

    We intend to pursue strategic transactions that provide access to new technologies, products or markets. These transactions could include acquisitions, partnerships, joint ventures, business combinations and investments. Any transaction may require us to incur non-recurring or on-going charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our business and financial results. In addition, we may not succeed in retaining key employees of any business that we acquire. We may not consummate these transactions on favorable terms or obtain the benefits we anticipate from a transaction. Accordingly, any of these transactions may materially and adversely affect our business and financial performance.

OUR TECHNOLOGY COMPETES AGAINST OTHER FOOD IRRADIATION TECHNOLOGIES. COMPETITION IN OUR MARKET MAY RESULT IN PRICING PRESSURES, REDUCED MARGINS OR THE INABILITY OF OUR PRODUCTS TO ACHIEVE MARKET ACCEPTANCE.

    We compete against several companies seeking to address the food safety market. Our electronic food pasteurization technology competes against gamma ray technology and alternatives to irradiation, such as thermal sterilization, fumigation and chemical washes. We may be unable to compete successfully against our current and potential competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.

    The current level of market penetration for food irradiation products is relatively low. As food irradiation gains consumer acceptance and the market increases, we expect competition to grow significantly. Our competitors include Flow International Corporation, Food Technologies Corporation, Ion Beam Applications Incorporated and Steris Corporation. These organizations may have significantly more capital, research and development, regulatory, manufacturing, marketing, human and other resources than we do. As a result, they may be able to devote greater resources to the manufacture, promotion and sale of their products, initiate or withstand substantial price competition, or take advantage of acquisition or other opportunities more readily.

OUR HISTORICAL FINANCIAL INFORMATION IS NOT REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

    The historical financial information contained in this prospectus does not reflect the results of operations and financial condition of the electronic food pasteurization business on a stand-alone basis. The pro forma results of operations for 1999 and the six months ended June 30, 2000 give effect to the contribution by Titan to SureBeam of the electronic food pasteurization business as if such contribution occurred on January 1, 1999. The pro forma balance sheet information as of June 30, 2000 gives effect to the contribution by Titan to SureBeam of the electronic food pasteurization business as if such contribution had occurred on June 30, 2000. The pro forma financial information contained in this prospectus is the only financial information that addresses the electronic food pasteurization business on a stand-alone basis. The "Management's Discussion and Analysis of Financial Condition and Results of Operations"
section is based upon the historical results of operations of Titan's entire electron beam business, including the medical equipment sterilization business and the linear electron beam accelerator business for government use, and thus it is not comparable with the pro forma financial information. Accordingly, you should not rely on the discussion in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section or upon the historical financial information contained in this prospectus as being indicative of our historical or future results of operations or financial condition.

OUR INABILITY TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS IN THE UNITED STATES AND FOREIGN COUNTRIES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL PERFORMANCE.

    Our success depends on our ability to obtain and maintain patent and other proprietary-right protection for our technology and systems and services in the United States and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary rights in these foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. In addition, we may incur significant expense in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others.

    Our patents may be challenged, narrowed, invalidated or circumvented. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. We are not certain that our pending patent applications will be issued. Moreover, our competitors could challenge or circumvent our patents or pending patent applications.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and certain of its U.S. subsidiaries filed an action for declaratory judgment against Titan in a federal court in Virginia relating to our patents for our SureBeam systems. The action challenges the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. We have sought to have the case moved to the federal court in San Diego and intend to vigorously defend our patent position. However, a finding in favor of Ion Beam Applications in this action could materially adversely affect our competitive position and our business and financial performance.

    We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate us for damages incurred. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite our efforts to protect these proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. We also cannot guarantee that other parties will not independently develop our know-how or otherwise obtain access to our technology.

OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.

    Our success depends on our ability to operate without infringing the patents and proprietary rights of third parties. Product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Future patents issued to third parties may contain claims that conflict with our patents. Although we believe that our current product does not infringe the proprietary rights of any third parties, third parties could assert infringement claims against us in the future. Any litigation or interference proceedings, regardless of their outcome, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation or interference proceedings could also force us to:

    - stop or delay selling, manufacturing or using products that incorporate the challenged intellectual property;

    - pay damages; or

    - enter into licensing or royalty agreements that may be unavailable on acceptable terms.

PRODUCT LIABILITY CLAIMS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL PERFORMANCE.

    Our involvement in the processing of food results in a significant risk that we will be subject to product liability claims resulting from the consumption of contaminated food. We may be held liable or incur costs to settle or defend liability claims if any of our systems cause, or are claimed to cause, injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. Also, we may be liable to our customers for the costs they incur from product recalls. We cannot guarantee that we will be able to avoid product liability exposure.

    While we currently maintain product liability insurance at levels that we believe are sufficient and consistent with industry standards for companies at our stage of development, we cannot guarantee that our product liability insurance is adequate. It is also possible that at any time our insurance coverage may become unavailable on commercially reasonable terms or at all. A product liability claim or product recall could result in liability to us greater than our assets and/or insurance coverage. Moreover, product liability claims, recalls and expenses associated with defending against claims or recalls could have an adverse impact on us even if we have adequate insurance coverage.

WE MAY BE UNABLE TO RETAIN KEY PERSONNEL OR ATTRACT QUALIFIED PERSONNEL.

    Our success depends to a significant extent upon the efforts of our key management, sales and marketing, technical support and research and development personnel, none of whom have entered into agreements not to compete with us. The loss of key personnel could adversely affect us. We believe that our future success will depend in large part upon our continuing ability to attract and retain highly skilled managerial, sales and marketing, technical support and research and development personnel. Like other emerging growth companies, we face intense competition for our personnel needs, and we have at times experienced and continue to experience difficulty in recruiting qualified personnel. We cannot assure you that we will be successful in attracting, assimilating and retaining additional qualified personnel in the future. If we were to lose the services of one or more of our key personnel, or if we failed to attract and retain additional qualified personnel, it could materially and adversely affect our business and financial performance.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL TO FUND OUR FUTURE OPERATIONS, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

    We believe that our existing capital resources combined with the net proceeds from this offering will be sufficient to support our operations for at least the next 12 months. However, our future capital requirements will depend on many factors, including:

    - the rate and extent of market acceptance of our current and future products and services;

    - the costs of components for our systems, and the production cost of assembling our systems;

    - the adequacy of our manufacturing and other facilities to meet demand for our products and services;

    - the growth of our sales and marketing capabilities;

    - the time and costs involved in obtaining regulatory approvals;

    - the size and complexity of, and the progress in, our research and development programs;

    - the costs of filing and prosecuting patent applications, and maintaining, defending and enforcing our patents;

    - the timing, scope and results of market testing by food processors; and

    - the costs of recruiting and retaining key personnel.

    We currently can have a maximum of $75.0 million of indebtedness outstanding under a subordinated, unsecured promissory note from us to Titan. As of August 10, 2000, we had approximately $39 million outstanding under this note. In the past, Titan financed all of our working capital and other capital requirements. However, we will not be able to rely on Titan for future funding in addition to amounts under the note. If our capital requirements vary from our current plans, we may require additional financing sooner than we anticipate. In addition, in the future we will need to obtain additional debt or equity financing in order to finance our operations and capital expenditures. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We will likely not be able to obtain financing with interest rates or other terms as favorable as those that we have obtained from Titan and financing from Titan or from third parties may be unavailable to us when needed. In the event we are unable to generate sufficient cash flow and obtain necessary financing, we may have to delay, curtail or eliminate some or all of our operations or capital expenditures.

                  RISKS RELATED TO OUR RELATIONSHIP WITH TITAN

FOLLOWING THIS OFFERING, STOCKHOLDERS OTHER THAN TITAN WILL BE UNABLE TO AFFECT STOCKHOLDER VOTING AND TITAN'S CONTROL OF OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

    Following this offering, Titan will own all of our outstanding shares of Class B common stock, which has ten votes per share, representing approximately 98% of our voting power. As a result, Titan will have the ability to control the outcome of all matters requiring stockholder approval, including the election and removal of our board of directors, approval of any merger, consolidation or sale of all or substantially all of our assets. Titan also will have the ability to control our management and affairs. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, this control could reduce the price that investors are willing to pay in the future for shares of our Class A common stock.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED IF TITAN'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

    Conflicts of interest have arisen and may in the future arise between Titan and us in a number of areas relating to our past and ongoing relationships. Titan is a diversified technology company whose offerings include information technology products and services that it markets to defense, intelligence and other government agencies. Potential factors that may create a conflict of interest between Titan and us include the following:

    - the terms of the intercompany agreements that we have entered into with Titan in connection with this offering, which include a corporate services agreement, a tax allocation agreement, a contribution agreement and a credit facility;

    - sales or distributions by Titan of all or any portion of its ownership interest in us;

    - Titan's ability to control our management and affairs; and

    - several of our directors and executive officers also are directors or executive officers of Titan.

    Titan is under no obligation to resolve any conflicts that might develop between it and us in a manner that is favorable to us and we cannot guarantee that such conflicts will not result in harmful consequences to our business or prospects.

SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS ALSO ARE DIRECTORS OR EXECUTIVE OFFICERS OF TITAN, WHICH COULD CAUSE TITAN'S INTERESTS TO RECEIVE PRIORITY OVER OUR INTERESTS.

    One of our directors, Gene W. Ray, and our executive officers, Larry A. Oberkfell, Eric M. DeMarco and Nicholas J. Costanza, also are directors or executive officers of Titan. Because our financial results will be included in Titan's consolidated financial statements and our financial results are consolidated with Titan's in computing Titan's compliance with its financial covenants under its senior credit facility, these directors and executive officers may consider not only the short-term and long-term impact of financial and operating decisions on us, but also the impact of these decisions on Titan's consolidated financial results and its stockholders. In some instances, the impact of these decisions could be disadvantageous to us while advantageous to Titan. We cannot guarantee that all conflicts will be resolved in a manner that is favorable to us or that such conflicts will not result in harmful consequences to our business or prospects. In addition, certain members of our board of directors currently have and may have in the future an equity interest in Titan that represents a significant portion of their personal financial portfolio. This equity interest could affect their decisions in resolving conflicts between us and Titan.

WE MAY BE UNABLE TO RAISE EQUITY CAPITAL OR ISSUE COMMON STOCK IN CONNECTION WITH ACQUISITIONS IN THE FUTURE BECAUSE OF OUR RELATIONSHIP WITH TITAN.

    We may be constrained in our ability to raise equity capital in the future or to issue Class A common stock or other equity securities in connection with future acquisitions because of Titan's desire to maintain at least an 80% ownership interest in us in order to consolidate our financial results in its tax returns.

OUR BUSINESS MAY SUFFER BECAUSE WE HAVE ENTERED INTO AFFILIATE AGREEMENTS WITH TITAN THAT ARE NOT BASED ON ARM'S LENGTH NEGOTIATIONS.

    We have entered into various intercompany agreements with Titan including a corporate services agreement, tax allocation agreement, contribution agreement and credit facility. Because we are currently a majority-owned subsidiary of Titan, none of these agreements resulted from arm's length negotiations. These agreements may include terms and conditions that are less favorable to us than we could have obtained from independent third parties. Substantially all of our assets and liabilities were contributed to us by Titan on August 4, 2000. This contribution was not made on arm's length terms and recourse to Titan is limited since representations regarding title to transferred assets and related matters are not contained in the contribution agreement. In connection with such contributions we licensed our patents and technology to another subsidiary of Titan to be used solely for medical product sterilization. This license is royalty free to Titan. In addition, we were allocated approximately $39 million of indebtedness by Titan at the time of the contribution. This indebtedness is in an amount equal to the net cash flow required by Titan to develop its electron beam business since inception, including its medical equipment sterilization business and its electron beam business for governmental use. In addition, because we file a consolidated tax return with Titan, we would be obligated to pay taxes for the entire group of Titan companies if those companies defaulted in the payment of their taxes.

WE WILL BE RESTRICTED BY COVENANTS CONTAINED IN TITAN'S CREDIT FACILITY, AND SINCE TITAN WILL PLEDGE ITS EQUITY INTEREST IN US AS COLLATERAL FOR ITS CREDIT FACILITY, A DEFAULT BY TITAN COULD RESULT IN AN INADVERTENT CHANGE IN CONTROL.

    Titan's credit facility contains covenants that restrict its ability to take certain corporate actions and require a certain level of financial performance. Since we are a majority-owned subsidiary of Titan, we also may be similarly restricted by the covenants contained in Titan's credit facility. For instance, under Titan's credit facility it is required to cause us not to pledge any assets without providing for an equal pledge to secure Titan's creditors. In addition, we are a guarantor of Titan's obligations under the credit facility and we would be liable for any amounts not repaid by Titan. As collateral for the credit facility, Titan has pledged its equity interest in us. Therefore, if Titan defaults on its credit facility, Titan's creditors could obtain ownership of Titan's equity interest in us, which would effectuate a change in our control. Also, the credit facility restricts us from consummating this offering. Therefore, we must obtain the consent of the lenders under the credit facility to be able to consummate this offering. We believe that we will be able to obtain such consent.

                         RISKS RELATED TO THIS OFFERING

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND COULD FALL BELOW EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, RESULTING IN A DECREASE IN OUR STOCK PRICE.

    Our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price. We believe that period-to-period comparisons of our operating results are generally not meaningful and are not a good indication of our future performance. Numerous factors will contribute to the unpredictability of our operating results, including:

    - the length of our sales cycle;

    - the size of individual customer orders;

    - the delay or deferral of customer implementations;

    - the fiscal or quarterly budget cycles of our customers;

    - the high level of our fixed costs such as research and development and general and administrative expenses; and

    - general or industry-specific economic conditions.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock, which will be determined through negotiations between the representatives of the underwriters, and us, may not be indicative of future market prices.

An active trading market in our Class A common stock may not develop or be sustained following this offering. As a result, if you decide to purchase our shares, you may not be able to resell your shares at or above the initial public offering price. Stock markets may experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The stock prices of emerging growth companies and early-stage companies in particular have experienced extreme price fluctuations, often unrelated to the operating performance of these companies.

    The market price of our Class A common stock is likely to be very volatile due to a number of factors, including:

    - the degree to which we successfully implement our business strategy and commercialize our SureBeam system;

    - actual or anticipated variations in quarterly or annual operating and financial results;

    - changes in securities analysts' earnings projections or securities analysts' recommendations;

    - governmental regulatory initiatives;

    - patent or proprietary rights developments;

    - announcements of technological innovations or new products by us or our competitors; and

    - changes in business conditions affecting our competitors and us.

    In addition, the stock market recently has experienced significant volatility that often has been unrelated or disproportionate to the operating performance of particular companies, such as ours. These broad market and industry fluctuations also may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. Furthermore, our stock price may fluctuate based on developments concerning proprietary rights or those of our competitors.

    We intend to file an application to list our Class A common stock for trading on the Nasdaq National Market System. We do not know the extent to which investor interest in our company will lead to the development of a trading market for our Class A common stock or how our Class A common stock will trade in the future.

OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE NET PROCEEDS FROM THIS OFFERING.

    Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that our management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested to yield a favorable return.

ANTITAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND PROVISIONS OF DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL THAT YOU MAY FAVOR.

    In addition to Titan's ability to control the outcome of our stockholder meetings and actions, our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our Class A common stock. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

    - authorize our board of directors, without stockholder approval, to issue up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

    - limit who has the authority to call a special meeting of our stockholders;

    - prohibit stockholder action by written consent, requiring stockholder actions to be taken at stockholder meetings;

    - establish advance notice requirements for nominations for election to the board of directors and for proposals to be acted upon at stockholder meetings; and

    - establish staggered terms of office for the members of our board of directors.

    Any of the provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.

    The initial public offering price is substantially higher than the book value per share of our outstanding Class A common stock. As a result, investors purchasing Class A common stock in this offering will incur immediate and substantial dilution in net tangible book value per share of the common stock from the initial public offering price in the amount of $14.16 per share, based on the assumed initial public offering price of $15.50 per share. In addition, we have issued options and warrants to purchase Class A common stock at prices significantly below the assumed initial public offering price. To the extent these outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering.

FUTURE SALES OF OUR COMMON STOCK OR THE AVAILABILITY OF SUCH STOCK FOR SALE MAY DEPRESS OUR STOCK PRICE.

    Sales of a large number of shares of our common stock, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. Based on shares outstanding as of August 10, 2000, upon completion of this offering we will have outstanding 55,752,792 shares of common stock, assuming no exercise of options or warrants after August 10, 2000, and the conversion of all shares of outstanding preferred stock into common stock. Holders of 49,052,792 shares are subject to agreements with the underwriters that restrict their ability to transfer their stock for 180 days after the date of this prospectus. Merrill Lynch, on behalf of the underwriters, may in its sole discretion and at any time waive the restrictions on transfer in these agreements during this period. After these agreements expire, approximately 6,932,919 shares will be eligible for sale in the public market assuming no exercise of stock options or warrants after August 10, 2000.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

    The forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                USE OF PROCEEDS

    We expect to receive approximately $95 million in net proceeds from the sale by us of the shares of Class A common stock in this offering (approximately $109 million if the underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $15.50 per share (the midpoint of the expected price range), and after deducting the underwriting discount and commissions and the estimated offering expenses. We currently intend to use up to approximately $50 million of the net proceeds of this offering to build new SureBeam systems and service centers, $10 million to expand and enhance our manufacturing and research and development facilities and $10 million to expand our sales and marketing activities. We also may use a portion of the net proceeds to pursue strategic alliances, acquire businesses or technologies and make strategic investments that we believe will complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or make any investments. We intend to use the remaining portion of the net proceeds for working capital and general corporate purposes. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our actual capitalization as of June 30, 2000:

    - on an actual basis;

    - on a pro forma basis to give effect to the contribution by Titan to us of the electronic food pasteurization business;

    - on the same pro forma basis, as adjusted to give effect to:

       - the sale of 6.7 million shares of Class A common stock in this offering, at an assumed initial public offering price of $15.50 per share (the midpoint of the expected price range) and after deducting the underwriting discount and commissions and estimated offering expenses; and

       - the issuance of 2,236,023 shares of our Class A common stock upon the exercise of outstanding warrants that expire upon the closing of this offering.

                                                                         JUNE 30, 2000
                                                                          (UNAUDITED)
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA    AS ADJUSTED
                                                              --------   ----------   -----------
                                                                        (IN THOUSANDS)
Cash........................................................  $    --     $     --     $ 95,981
Long-term obligations, less current portion.................    2,613       40,091       40,091
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 5,000,000
    shares, none issued.....................................       --           --           --
  Class A common stock, $.001 par value; 100,000,000 shares
    authorized and 232,919 shares issued and outstanding,
    actual; 100,000,000 shares authorized and 2,468,942
    shares issued and outstanding, pro forma; 100,000,000
    shares authorized and 9,168,942 shares issued and
    outstanding, pro forma as adjusted......................       --           --            9
  Class B common stock, $.001 par value; 50,000,000 shares
    authorized and 46,583,850 shares issued and outstanding,
    actual; 50,000,000 shares authorized and 46,583,850
    shares issued and outstanding, pro forma; 50,000,000
    shares authorized and 46,583,850 shares issued and
    outstanding, pro forma as adjusted......................       47           47           47
  Additional paid-in capital................................    1,083        1,083       97,055
  Deferred compensation.....................................     (186)        (186)        (186)
  Parent company investment.................................   38,604           --           --
  Accumulated deficit.......................................   (4,749)     (17,116)     (17,116)
                                                              -------     --------     --------
    Total stockholders' equity (deficit)....................   34,799      (16,172)      79,809
                                                              -------     --------     --------
      Total capitalization..................................  $37,412     $(23,919)    $119,900
                                                              =======     ========     ========

    The number of shares of common stock outstanding after the offering is based upon the number of shares of Class A common stock and Class B common stock outstanding as of August 10, 2000 and:

    - includes 2,236,023 shares of common stock issued upon the exercise of warrants concurrently with the closing of this offering;

    - excludes 2,170,800 shares of Class A common stock reserved for issuance under our 2000 Equity Incentive Plan, of which options to purchase 349,374 shares at an average exercise price of $0.1438 have been granted and are outstanding as of August 10, 2000;

    - excludes 7,760,852 shares of Class A common stock reserved for issuance under our 2000 Nonstatutory Stock Option Plan, of which options to purchase 7,760,852 shares at an average exercise price of $0.1438 have been granted and are outstanding as of August 10, 2000; and

    - excludes 250,000 shares of Class A common stock reserved for issuance under our 2000 Employee Stock Purchase Plan.

    The number of shares of common stock outstanding after the offering on a fully diluted basis giving effect to the exercise of all outstanding stock options will be 63,863,018.

    Please read the above information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes beginning on page F-1 of this prospectus.

                                    DILUTION

    If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the adjusted pro forma net tangible book value per share after this offering. Our pro forma net tangible book value (deficit) as of June 30, 2000 was approximately ($21.0) million, or ($0.45) per share, based on the number of common shares outstanding as of June 30, 2000. Pro forma net tangible book value (deficit) per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2000.

    After giving effect to the issuance of 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon closing of this offering, and giving effect to the sale of 6.7 million shares of common stock in this offering at an assumed initial public offering price of $15.50 per share (less the estimated underwriting discount and commissions and estimated expenses we expect to pay in connection with this offering), our pro forma as adjusted net tangible book value at June 30, 2000 would have been $75.0 million, or $1.34 per share. This represents an immediate increase in the adjusted pro forma net tangible book value of $1.79 per share to existing stockholders and an immediate and substantial dilution of $14.16 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $15.50
  Pro forma net tangible book value (deficit) per share as
    of June 30, 2000........................................   $(0.45)
  Increase per share attributable to new investors..........     1.79
                                                               ------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................                1.34
  Dilution per share to new investors.......................              $14.16
                                                                          ======

    If the underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share after this offering would be $1.58 per share, the increase in net tangible book value per share to existing stockholders would be $2.03 per share and the dilution in net tangible book value to new investors would be $13.92 per share.

    The following table shows as of June 30, 2000, on the pro forma basis described above, the differences between existing shareholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discount and commissions and our estimated offering expenses.

                                                 SHARES             TOTAL CONSIDERATION
                                          ---------------------   -----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                          ----------   --------   ------------   --------   -------------
Existing stockholders...................  49,052,792     88.0%    $  1,141,000      1.1%       $0.023
New investors...........................   6,700,000     12.0      103,850,000     98.9        $15.50
                                          ----------    -----     ------------    -----
    Total...............................  55,752,792    100.0%    $104,991,000    100.0%
                                          ==========    =====     ============    =====

    These tables assume the exercise of warrants to purchase 2,236,023 shares of Class A common stock, no exercise of stock options outstanding at June 30, 2000 and include 232,919 shares subject to repurchase by us under certain circumstances at an exercise price of $0.1438.

    At June 30, 2000, there were 349,374 shares of Class A common stock issuable upon exercise of outstanding stock options under our 2000 Equity Incentive Plan at an exercise price of $0.1438 per share, 7,760,852 shares of Class A common stock issuable upon exercise of outstanding stock options under our 2000 Nonstatutory Stock Option Plan at a weighted average exercise price of $0.1438 per share and 2,236,023 shares of common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $0.471 per share. In addition to the shares reserved for issuance under outstanding options, we have reserved an aggregate of 2,170,800 shares of common stock for issuance under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan. To the extent these options and warrants are exercised, and to the extent we issue new options and warrants or other rights under our stock plans or issue additional shares of common stock in the future, new investors will experience further dilution. The shares reserved under and issuable upon exercise of outstanding options under our 2000 Equity Incentive Plan and our 2000 Nonstatutory Stock Option Plan are stated as if such outstanding options and reserves were existing as of June 30, 2000.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following selected financial information should be read in conjunction with the SureBeam financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma balance sheet information as of June 30, 2000 and the pro forma statement of operations information for the year ended December 31, 1999 and for the six months ended June 30, 2000 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. The historical financial information is based on the historical operating results of SureBeam's predecessor business, which was operated principally as a division of Titan and which included a medical equipment sterilization and electronic food pasteurization business, as well as a linear accelerator business. The historical results of operations and financial condition of these businesses are presented as a combination of entities under common control in a manner similar to a pooling of interests for all periods presented. Our historical statement of operations information for the years ended December 31, 1997, 1998 and 1999 and our balance sheet information as of December 31, 1998 and 1999 are derived from our audited financial statements, which are included elsewhere in this prospectus. Our historical statement of operations information for the six months ended June 30, 1999 and 2000 and the balance sheet information as of June 30, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Our historical statement of operations information for the years ended December 31, 1995 and 1996 and the balance sheet information as of December 31, 1995, 1996 and 1997 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods presented. The pro forma financial information gives effect to the elimination of the operations related to the medical equipment sterilization and linear accelerator businesses in order to create SureBeam, the electronic food pasteurization business. The pro forma as adjusted financial information also gives effect to the issuance of 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon the closing of this offering, and gives effect to the sale of shares of Class A common stock in this offering, at an assumed initial public offering price of $15.50 per share (the midpoint of the expected price range) and after deducting the underwriting discount and commissions and estimated offering expenses.

    Prior to the commencement of our electronic food pasteurization business in January 1999, we derived substantially all of our revenues from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electronic beam accelerator systems to various governmental agencies.

                                               YEARS ENDED DECEMBER 31,
                       ------------------------------------------------------------------------
                                                                                     PRO FORMA
                          1995          1996         1997       1998       1999       1999(1)
                       -----------   -----------   --------   --------   --------   -----------
                       (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS
  INFORMATION:
Revenues.............    $ 7,635       $ 7,930     $ 8,255    $11,184    $14,339      $ 3,791
Cost of revenues.....      7,492         7,522       8,010      8,909      8,576        2,618
                         -------       -------     -------    -------    -------      -------
  Gross profit.......        143           408         245      2,275      5,763        1,173

Operating expenses:
  Selling, general
    and
    administrative...      1,930         1,211       1,591      2,067      4,138        1,133
                         -------       -------     -------    -------    -------      -------
Income (loss) from
  operations.........     (1,787)         (803)     (1,346)       208      1,625           40
Interest expense,
  net................        924         1,169       1,302      1,154      1,299        1,299
                         -------       -------     -------    -------    -------      -------
Income (loss) before
  tax................     (2,711)       (1,972)     (2,648)      (946)       326       (1,259)
Income tax provision
  (benefit)..........       (813)         (592)       (794)      (284)       121         (378)
                         -------       -------     -------    -------    -------      -------
Net income (loss)....    $(1,898)      $(1,380)    $(1,854)   $  (662)   $   205      $  (881)
                         =======       =======     =======    =======    =======      =======
Basic earnings (loss)
  per share:
  Net income
    (loss)...........    $ (0.04)      $ (0.03)    $ (0.04)   $ (0.01)   $  0.00      $ (0.02)
                         =======       =======     =======    =======    =======      =======
Diluted earnings
  (loss) per share:
  Net income
    (loss)...........    $ (0.04)      $ (0.03)    $ (0.04)   $ (0.01)   $  0.00      $ (0.02)
                         =======       =======     =======    =======    =======      =======
Weighted average
  common shares used
  in computing basic
  earnings (loss) per
  share(2)...........     46,584        46,584      46,584     46,584     46,630       46,630
                         =======       =======     =======    =======    =======      =======
Weighted average
  common shares and
  common share
  equivalents used in
  computing diluted
  earnings (loss) per
  share (2)..........     46,584        46,584      46,584     46,584     53,082       46,630
                         =======       =======     =======    =======    =======      =======

                              SIX MONTHS ENDED JUNE 30,
                       ---------------------------------------
                                                    PRO FORMA
                          1999          2000         2000(1)
                       -----------   -----------   -----------
                       (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS
  INFORMATION:
Revenues.............    $ 6,710       $13,091       $ 9,261
Cost of revenues.....      4,188         7,973         4,984
                         -------       -------       -------
  Gross profit.......      2,522         5,118         4,277
Operating expenses:
  Selling, general
    and
    administrative...      2,106         4,349         3,140
                         -------       -------       -------
Income (loss) from
  operations.........        416           769         1,137
Interest expense,
  net................        699         1,379         1,609
                         -------       -------       -------
Income (loss) before
  tax................       (283)         (610)         (472)
Income tax provision
  (benefit)..........        (85)         (183)         (142)
                         -------       -------       -------
Net income (loss)....    $  (198)      $  (427)      $  (330)
                         =======       =======       =======
Basic earnings (loss)
  per share:
  Net income
    (loss)...........    $  0.00       $ (0.01)      $ (0.01)
                         =======       =======       =======
Diluted earnings
  (loss) per share:
  Net income
    (loss)...........    $  0.00       $ (0.01)      $ (0.01)
                         =======       =======       =======
Weighted average
  common shares used
  in computing basic
  earnings (loss) per
  share(2)...........     46,584        46,817        46,817
                         =======       =======       =======
Weighted average
  common shares and
  common share
  equivalents used in
  computing diluted
  earnings (loss) per
  share (2)..........     46,584        46,817        46,817
                         =======       =======       =======

                                                                                                          PRO        PRO FORMA
                                                DECEMBER 31,                                           FORMA(1)      JUNE 30,
                        -------------------------------------------------------------    JUNE 30,      JUNE 30,        2000
                           1995          1996          1997         1998       1999        2000          2000       AS ADJUSTED
                        -----------   -----------   -----------   --------   --------   -----------   -----------   -----------
                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                         (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                               (IN THOUSANDS)
BALANCE SHEET
  INFORMATION:
Cash.................     $    --       $    --       $    --     $    --    $    --      $    --       $    --      $ 95,981
Working capital......       2,710         3,317         4,114       3,739      6,566        6,362         4,615       100,596
Total assets.........      13,984        14,851        15,115      14,192     23,724       42,053        27,929       123,910
Subordinated
  promissory note....          --            --            --          --         --           --        38,604        38,604
Parent company
  investment.........      12,933        15,518        16,505      16,272     22,326       38,604            --            --
Total stockholders'
  equity (deficit)...      13,984        14,851        15,115      11,792     18,087       34,799       (16,172)       79,809

------------------------------

(1) The pro forma statement of operations information gives effect to the contribution by Titan to SureBeam of Titan's electronic food pasteurization business as if such contribution had occurred as of January 1, 1999. The pro forma balance sheet information gives effect to the contribution by Titan to SureBeam of Titan's electronic food pasteurization business as if such contribution had occurred as of June 30, 2000.

(2) For the number of shares used in the per share calculations, see the pro forma SureBeam financial statements and Note 2 to the historical SureBeam financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    WHEN YOU READ THIS SECTION OF THIS PROSPECTUS, IT IS IMPORTANT THAT YOU ALSO READ THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS SECTION OF THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. WE USE WORDS SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "PLAN," "INTEND," "ANTICIPATE," "BELIEVE," "ESTIMATE," "PREDICT," "POTENTIAL," OR "CONTINUE," THE NEGATIVE OF SUCH TERMS OR OTHER TERMINOLOGY TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE FACTORS DESCRIBED BELOW AND IN "RISK FACTORS."

INTRODUCTION

    SureBeam Corporation was formed in August 2000 in connection with the contribution by Titan of the assets, liabilities and operations related to its electronic food pasteurization business. Titan's electronic food pasteurization business had previously been operated as part of a division of Titan, together with Titan's medical equipment sterilization business and its linear electron beam accelerator business. The historical financial information included in this prospectus relates to the three businesses of Titan that comprised this division and not just the electronic food pasteurization business. References to SureBeam, the Company or us in this discussion and analysis section and in the historical financial statements refer to this division of Titan prior to the date of the contribution of the electronic food pasteurization business to us by Titan.

    Titan developed its proprietary electron beam process from technology developed under contracts with the federal government during the 1980s. Titan has accounted for its electron beam technology business as a separate business segment since 1993. Prior to 1999, substantially all of the revenues of this segment were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling linear electron beam accelerator systems for use by the federal government.

    The historical financial information contained herein does not reflect the results of operations and financial condition of the electronic food pasteurization business on a stand-alone basis. The pro forma results of operations for 1999 and the six months ended June 30, 2000 give effect to the contribution by Titan to SureBeam of the electronic food pasteurization business as if such contribution had occurred on January 1, 1999. The pro forma balance sheet information as of June 30, 2000 gives effect to the contribution by Titan to SureBeam of the electronic food pasteurization business as if such contribution had occurred on June 30, 2000. The pro forma financial information contained herein is the only financial information that addresses the electronic food pasteurization business on a stand-alone basis. This discussion and analysis section is based upon the historical results of operations of Titan's entire linear electron beam accelerator business, including the medical equipment sterilization business and the linear electron beam accelerator business for government use; thus it is not comparable with the pro forma information. Accordingly, you should not rely on the following discussion or upon the historical financial information contained herein as being indicative of our historical or future results or financial condition. The historical results of operations and financial condition of SureBeam are presented as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented.

    We have historically derived our revenues from the manufacturing of medical equipment sterilization and electronic food pasteurization systems, providing medical equipment sterilization services and the manufacturing of linear electron beam accelerators for use by government agencies. Revenue derived from medical equipment sterilization systems represented 42%, 56% and 15%, medical equipment sterilization services represented 30%, 33% and 36%, and linear electron beam accelerators represented 28%, 11% and 23% of total revenues in 1997, 1998, and 1999, respectively. For the year ended December 31, 1999, we had electronic food pasteurization system sales of $3.8 million or 26% of total revenue. This primarily resulted from a project for one customer. For the six-months ended June 30, 2000, we had electronic food pasteurization system sales and food processing revenue of $9.3 million or 71% of total revenue. Of the $9.3 million in food-related revenue, 97% was derived from sales of systems and 3% from food processing services. Food processing service revenue was primarily derived in connection with our customer test marketing programs. We expect to derive a larger amount of our revenues from providing electronic food pasteurization services in future periods. Revenues derived from providing medical equipment sterilization and electronic food pasteurization services are recorded at the time services are performed. Revenues derived from sales of medical equipment sterilization and electronic food pasteurization systems under fixed-price contracts are accounted for using the percentage-of-completion method. These systems currently take approximately six to nine months to construct. A limited amount of other revenues, principally those arising from fixed price contracts with the federal government in connection with our providing linear electron beam accelerator systems have been recognized using the percentage-of-completion or completed contract method based on the duration of the contract and the nature of the products or services delivered.

    Our cost of revenues consists primarily of material, labor and overhead related to the production of medical equipment sterilization and electronic food pasteurization systems and the manufacturing of linear electron beam accelerators. Also included in cost of revenues are all direct and indirect costs associated with providing medical equipment sterilization and electronic food pasteurization services.

    Our selling, general and administrative expenses consist primarily of non-project personnel costs, occupancy costs, staff recruiting costs, travel expenses, depreciation expenses, and sales, marketing and promotional costs. Administrative expenses also include an expense allocation from Titan for its performance on our behalf of routine corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. We have entered into a corporate services agreement with Titan under which Titan will provide these services until December 31, 2001, subject to annual renewal at our option. For the six months ended June 30, 2000, we spent $4.3 million in selling, general and administrative expenses primarily to expand our recruiting and sales and marketing efforts, further develop our brand and build our administrative infrastructure. On a pro forma basis for the six months ended June 30, 2000, after giving effect to the elimination of the medical equipment sterilization business and the linear accelerator business, our selling, general and administrative expenses would have been $3.1 million.

    Historically, our research and development expenses have been funded through our contracts with the federal government. While we believe that significant amounts have been expended in connection with the development of our electron beam technology, no separate expense item has been established since the development of this technology was accomplished largely in connection with our performance under funded government contracts. We expect our research and development expenses to increase as we further develop our electronic food pasteurization business on an independent basis and not on a basis effectively financed through government contracts.

    The cumulative amount of cash flow deficit attributable to SureBeam's operations and advanced by Titan is accounted for as an investment by Titan in the historical financial statements of SureBeam. In connection with Titan's contribution of the assets of the electronic food processing business to us, we assumed the cumulative advances of approximately $39 million on a pro forma basis as of June 30, 2000. These advances are now evidenced by a subordinated promissory note payable to Titan. The promissory note matures in August 2005. We will make quarterly interest payments at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, which amount can fluctuate daily based on a number of factors inherent in the calculation. Titan's effective weighted average interest rate under its senior credit facility as of June 30, 2000 was

10.45%. Prior to the time of the contribution, we recognized an imputed interest expense on the amount of the investment.

STRATEGIC ALLIANCES AND OTHER TRANSACTIONS

    In 1999, we entered into an agreement with Cloverleaf Cold Storage in Sioux City, Iowa whereby Cloverleaf would construct and lease to us an electron beam food pasteurization service center in which we would install food pasteurization systems and process food for our customers. In addition to the facility lease with Cloverleaf, we issued a warrant to Cloverleaf to purchase 465,838 shares of our Class A common stock for a nominal amount. We also granted an additional warrant to Cloverleaf to purchase 1,397,515 shares of our common stock at an exercise price of $0.7148 per share. Both warrants expire on the earliest of:
(a) May 23, 2003; (b) our initial public offering or (c) the date we are sold.

    In November 1999, we entered into an agreement with Hawaii Pride LLC and affiliated parties, whereby Hawaii Pride would acquire a SureBeam system and construct a facility in Hilo, Hawaii for the purpose of disinfesting fruit and other products. Prior to Hawaii Pride obtaining third party financing, we advanced $3.4 million to Hawaii Pride, which is included in the accompanying balance sheet as other long term assets. We can convert $1.0 million of the amount advanced into 19.9% of the common stock of Hawaii Pride. If we convert the remaining balance of the advance, we can increase our ownership of Hawaii Pride to 51%. In June 2000, Hawaii Pride obtained a 15-year loan of approximately $6.8 million from the USDA. If Hawaii Pride defaults on its loan obligations, or fails to comply with USDA requirements, we have the right to acquire 100% of the equity of Hawaii Pride for a nominal amount. Titan has agreed that upon our acquisition of any equity interest in Hawaii Pride, it will guarantee a percentage amount of the USDA loan equal to the percentage of our equity interest in Hawaii Pride.

    In December 1999, we entered into an agreement with Japan's Mitsubishi Corporation to sell a SureBeam electronic food pasteurization system to an entity to be formed by Mitsubishi. In connection with this agreement, we received a warrant to acquire a 19.9% equity interest in such entity for $1.0 million.

    In December 1999, we agreed to sell a SureBeam system to a new entity, Zero Mountain SureBeam, to be formed by Zero Mountain Cold Storage and us which will construct and operate an electronic food pasteurization service center in Arkansas. Upon completion of the SureBeam system, we will acquire a 19.9% equity interest in the new entity for $1.0 million.

    In early 2000 we acquired from Electron Ventures Limited a linear accelerator system and all ancillary equipment for $2.5 million. We also assumed certain liabilities, including a long-term capital lease on the accelerator with an aggregate value of $1.3 million as of the acquisition date.

    In May 2000, we acquired certain intangible assets of Applied Power Associates, Inc. for $5.0 million in cash and a warrant to acquire
372,670 shares of SureBeam common stock at a price per share of $0.1438. The warrant expires on the earliest of: (a) May 1, 2003; (b) our initial public offering or (c) the date we are sold. The purchase price of approximately $5.2 million is being amortized on a straight line basis over two years.

    In connection with our agreement with Texas A&M University and the Texas Agricultural Experiment Station, which we collectively refer to as the University System, we agreed to provide three electronic food pasteurization systems pursuant to a no-cost 10-year lease with title passing to the University System at the end of the 10-year term. Under the agreement, we may retain the University System to conduct certain research and development activities. We have accounted for this transaction in accordance with APB No. 29, "Accounting For Nonmonetary Transactions." We are recording nonmonetary sales on a percentage-of-completion basis at the fair market value of the electronic food pasteurization systems. A long term asset has been recorded in a similar amount and will be recognized as an expense over a term not to exceed the term of the lease.

    In May 2000, we received purchase orders from Tech Ion Industrial Brasil S.A. for eleven electronic food processing systems. Also in May 2000, we, through our wholly owned subsidiary, Titan SureBeam Brazil Ltd., and Tech Ion jointly established SureBeam Brasil Ltda. SureBeam Brasil will provide, among other things, food pasteurization services through multiple planned service centers to various food companies in Brazil. We acquired a 19.9% equity interest in SureBeam Brasil without charge at the time of our signing of the agreement to establish SureBeam Brasil. We have the right, exercisable at any time within 20 years of the formation of the strategic alliance to acquire up to 50% of the total equity interest in SureBeam Brasil for no charge. The agreement futher provides that we or another Titan affiliate will provide a $5.0 million working capital line of credit to Tech Ion, and advances will bear interest at 10% per annum and are secured by the stock and assets of Tech Ion. At June 30, 2000 there was $200,000 outstanding under this line of credit.

HISTORICAL RESULTS OF OPERATIONS

    Comparison of Years Ended December 31, 1997, 1998 and 1999 and the Six Months Ended June 30, 1999 and 2000.

                                                                   YEAR ENDED                      SIX MONTHS ENDED
                                                                  DECEMBER 31,                         JUNE 30,
                                                      ------------------------------------      ----------------------
                                                        1997          1998          1999          1999          2000
                                                      --------      --------      --------      --------      --------
Statements of Operations:
  Revenues......................................       100.0%        100.0%        100.0%        100.0%        100.0%
  Cost of revenues..............................        97.0          79.7          59.8          62.4          60.9
                                                       -----         -----         -----         -----         -----
    Gross profit................................         3.0          20.3          40.2          37.6          39.1
  Selling, general and administrative
    expenses....................................        19.3          18.5          28.9          31.4          33.2
                                                       -----         -----         -----         -----         -----
  Income (loss) from operations.................       (16.3)          1.9          11.3           6.2           5.9
  Income (loss) before income taxes.............       (32.1)         (8.5)          2.3          (4.2)         (4.7)
  Provision (benefit) for income taxes..........        (9.6)         (2.5)          0.8          (1.3)         (1.4)
                                                       -----         -----         -----         -----         -----
  Net income (loss).............................       (22.5)%        (5.9)%         1.4%         (3.0)%        (3.3)%

    Revenues increased from $8.3 million in 1997 to $11.2 million in 1998 and from $11.2 million in 1998 to $14.3 million in 1999. The increase in 1999 is primarily related to revenues recognized from sales of our electronic food pasteurization systems, using the percentage-of-completion method of accounting, principally attributable to the sale of an electronic food pasteurization system with x-ray capabilities to Hawaii Pride, and to a lesser extent, due to the completion of two medical equipment sterilization in-line systems. The revenue increase in 1998 resulted from the work performed on two medical equipment sterilization systems noted previously, which were ordered by customers in late 1997, and which were substantially completed during 1998. Increased processing of medical products at our two medical equipment sterilization facilities also contributed to this revenue growth in 1998. Revenues in 1997 were also favorably impacted by increased processing of medical products as well as the sale of two medical equipment sterilization systems. Revenues increased from $6.7 million for the six months ended June 30, 1999 to $13.1 million for the six months ended June 30, 2000. The increase is primarily related to revenues recognized from sales of our electronic food pasteurization systems in 2000, using the percentage-of-completion method.

    Operating results improved from an operating loss of $1.3 million in 1997 to operating income of $208,000 in 1998 and from $208,000 operating income in 1998 to $1.6 million in 1999. Included in the 1999 operating results is $800,000 of reorganization costs consisting primarily of employee termination and relocation costs. Excluding the impact of these costs, operating income increased from an operating loss of $1.3 million in 1997 to operating income of $208,000 in 1998 and to operating income of $2.4 million in 1999. Increased operating profits in 1998 and 1999 were a result of the increased revenue volumes noted previously. Management does not expect this trend to continue due to anticipated increased marketing and other costs. Operating results for the six months ended June 30, 1999 and June 30, 2000 remained relatively unchanged as a percentage of revenue.

SELLING, GENERAL AND ADMINISTRATIVE

    Our selling, general and administrative expenses were $1.6 million, $2.1 million, and $4.1 million in 1997, 1998 and 1999, respectively. Selling, general and administrative expenses, as a percentage of revenues, were 19.3%, 18.5%, and, 28.9% in 1997, 1998 and 1999. The increases from 1997 to 1998 primarily relate to increased personnel and related costs associated with the hiring of managerial personnel. The increase from 1998 to 1999 primarily represents increased sales and marketing costs and increased personnel costs. Selling, general and administrative expenses increased from $2.1 million for the six months ended June 30, 1999 to $4.3 million for the six months ended June 30, 2000. The increase is primarily related to increased sales and marketing costs and increased personnel costs.

STOCK-BASED COMPENSATION

    During 1999, we granted 3,237,578 options to purchase shares of our Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to us calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying options which is four years. Accordingly, we recorded deferred compensation of approximately $17,000 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. There will be an additional amount recorded as deferred compensation of approximately
$119 million at the time the initial public offering closes, assuming an initial public offering price of $15.50 per share, which will be recognized as a non-cash charge to earnings of approximately $47.8 million at the time of the completion of this offering and the balance over the remaining four year vesting period of the options.

INTEREST EXPENSE, NET

    Our net imputed interest expense was $1.3 million, $1.2 million, and $1.3 million in 1997, 1998 and 1999, respectively. Interest expense remained fairly constant in each of these years, primarily as a direct result of Titan's net investment in us. Also contributing to this steady interest expense is the capitalization of interest expense associated with the construction of the Sioux City, Iowa electronic food pasteurization facility. Interest expense increased from $700,000 for the six months ended June 30, 1999 to $1.4 million for the six months ended June 30, 2000 as a result of the increase of Titan's net investment in us. This investment was primarily for the establishment of the electronic food pasteurization business.

INCOME TAXES

    Income taxes reflect effective rates of 37% in 1997, 1998, and 1999 and for the six months ended June 30, 1999 and June 30, 2000. The difference between the actual provision and the effective rate (based on the United States statutory tax rate) was due primarily to the utilization of net operating losses for state income tax purposes.

NET INCOME (LOSS)

    Our reported net loss decreased from $1.9 million in 1997 to $700,000 in 1998 and from a net loss of $700,000 in 1998 to net income of $200,000 in 1999. Our reported net loss increased from $200,000 for the six months ended June 30, 1999 to $400,000 for the six months ended June 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

    We have used cash principally to construct facilities and systems and fund working capital requirements. Our cash requirements have been met primarily through investments in us by Titan and cash flows from operations. In connection with the contribution by Titan to SureBeam in August 2000, we assumed the cumulative advances of approximately $39 million, as evidenced by the subordinated, unsecured promissory note payable to Titan. Under this note, Titan has committed to lend us a maximum of $75.0 million. Amounts unborrowed under the note cannot be canceled by Titan. The promissory note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. Titan's effective weighted average interest rate under its senior credit facility as of June 30, 2000 was 10.45%. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender. We cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note.

    Our operating activities used cash of $2.0 million for the year ended December 31, 1999, primarily due to an increase in our accounts receivable. Our operating activities used cash of $5.3 million for the six months ended
June 30, 2000, primarily due to personnel costs and other expenditures associated with the establishment of the electronic food pasteurization business.

    Our investing activities used cash of $4.1 million for the year ended December 31, 1999, primarily to fund the construction of the Sioux City, Iowa food pasteurization facility. Our investing activities used cash of $11.0 million for the six months ended June 30, 2000, primarily due to the capital expenditures related to the Sioux City facility, purchase of intangible assets and payment for purchase of a linear accelerator for the medical sterilization business.

    Our financing activities provided cash of $6.1 million for the year ended December 31, 1999 and $16.3 million for the six months ended June 30, 2000. These amounts are comprised of amounts invested in us by Titan to fund our operating and investing activities discussed above.

    At June 30, 2000, we had working capital of $6.4 million and debt outstanding of $38.6 million.

    We currently anticipate capital expenditures will be approximately
$90 million for the next 12 months. We expect to spend $30 million on the construction of three electronic food pasteurization service centers, $10 million on an additional manufacturing facility and $50 million on the construction of in-line electronic food pasteurization systems. We anticipate using a portion of proceeds from this offering to pay these amounts.

    We expect to experience significant growth in our operating expenses for the foreseeable future. Accordingly, we currently anticipate that our operating expenses, primarily selling, general and administrative expenditures will constitute a greater portion of future cash resources. We currently expect our sales and marketing expenditures for the next twelve months to be approximately $9 million, a portion of which we expect to use for a brand and product awareness campaign.

    In periods after the next twelve months, we expect that we will continue to evaluate our need for funds based on our assessment of access to public or private capital markets and the timing of our need for funds. Other than any cash flow from operations, we have not identified any specific sources of liquidity or capital resources that we will use during periods that are after the next twelve months. We may seek to raise additional funds through private or public debt or equity financings. Titan may be opposed to or prohibited from permitting us to raise additional capital when we believe it is desired or required. There is no guarantee that additional capital will be available or, if available, may not be on terms favorable to us. Any future financing may be dilutive in ownership, preferences, rights or privileges to our stockholders.

    Under the terms of our tax allocation agreement with Titan, if Titan offsets taxable gains with our losses, Titan will have to compensate us in cash for the benefit it receives for its use of our losses.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We currently are exposed to market risks related to changes in interest rates. Some of the proceeds of this offering may be invested in short-term, interest-bearing, investment grade securities. The value of these securities will be subject to interest rate risk and could fall in value if interest rates rise. Additionally, our future borrowings will have a variable component that will fluctuate as interest rates change. If market interest rates were to increase immediately and uniformly by 10%, there would not be a material impact on our financial condition or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB is effective for all registrants during the fourth quarter of fiscal 2000. We believe our accounting policies comply with the provisions of SAB 101.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the effective date of SFAS 133 was amended to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133." We anticipate that the adoption of SFAS 133 will not have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

    We are the leading provider of patented and proprietary electronic pasteurization systems and services for the food industry. Our electronic food pasteurization process significantly improves food safety, prolongs shelf life and provides disinfestation, without compromising food quality. Our patented SureBeam process is based on proven electron beam technology that operates in an efficient and environmentally responsible manner. The SureBeam system is powered by ordinary electricity and destroys harmful food-borne bacteria such as E-coli, salmonella and listeria and eliminates or renders harmless fruit flies and other pests. We can provide our electronic pasteurization services at our service centers, such as our Sioux City facility, that are capable of processing foods received from a variety of food processing customers, or we can install our systems as part of a customer's production line.

    Heightened awareness of food safety issues has prompted food growers, packers, processors and retailers to find new, safe and efficient ways to eliminate bacteria and insects from their products and to reduce food spoilage. Unlike older irradiation technologies, the SureBeam process does not use nuclear radioactive materials as a means for pasteurization. As a result, we believe we have a unique opportunity to establish electronic pasteurization as a new food industry standard and SureBeam as the leading brand for food safety solutions.

    We have executed agreements with many of the major meat and poultry providers and processors in the United States, including Cargill, Emmpak, Huisken Meats, IBP and Tyson Foods. These companies produced approximately 75% of the 26.5 billion pounds of beef and approximately 43% of the 75.4 billion pounds of all meat (including beef, pork and poultry) produced in the United States in 1999. In addition, we have signed agreements with Anchor Foods, Del Monte and Kraft for applying the SureBeam technology to processed foods. Our customer agreements generally provide that we will be the exclusive provider of food pasteurization services.

    Currently, we are electronically pasteurizing ground beef for commercial sale by Huisken Meats. Since Huisken Meats introduced SureBeam electronically pasteurized ground beef in Minnesota on May 16, 2000, distribution of their SureBeam-processed products has expanded from approximately 80 stores to approximately 1,000 stores. In addition, Schwans is distributing SureBeam-processed ground beef nationwide through its catalog sales and home delivery network. Our other customers are currently testing products processed by the SureBeam system. We believe that a growing number of food processors will integrate the SureBeam process into their food production operations.

    We built and now operate the first commercial electronic food pasteurization facility in the United States at Cloverleaf Cold Storage in Sioux City, Iowa. Pursuant to a strategic alliance with Hawaii Pride LLC, we also operate a facility in Hilo, Hawaii to disinfest produce. Additionally, we have entered into strategic alliances to open electronic pasteurization facilities with Tech Ion Industrial Brasil S.A. in Brazil in the fourth quarter of 2000, Mitsubishi Corporation in Japan in the second quarter of 2001 and Zero Mountain Cold Storage in Arkansas in the second quarter of 2001.

INDUSTRY BACKGROUND

    FOOD SAFETY

    There is growing concern about the safety of the world's food supply. The Centers for Disease Control reported that food-borne bacteria cause more than 5,100 deaths, 325,000 hospitalizations, and 76 million cases of illness annually in the United States alone. In 1997, the USDA ordered Hudson Foods Inc. to close its Columbus, Nebraska meat processing plant and recall 25 million pounds of ground beef after it was linked to an outbreak of E-coli contamination. In 1999, the USDA recalled nearly 40 million pounds of food in over 60 reported product recalls. Additionally, zero tolerance liability laws on E-coli and listeria and increasing litigation related to other food-borne illnesses are exerting additional pressure on food processors to meet increasing food safety standards. As a result, food processors spend substantial amounts of capital to minimize the risk of food contamination. For example, in April 1999 Sara Lee announced that it had established a $1 million food safety research fund at the Center for Food and Nutrition Policy at Georgetown University and had begun a multi-year $100 million-plus internal food safety program.

    The FDA has stated that the only effective methods of safeguarding against E-coli and other food-borne bacteria are cooking foods to 160 DEG. F or irradiating food. Relying solely on cooking as a safeguard against food-borne illnesses is not satisfactory since bacteria can be spread when contaminated food is handled prior to cooking and remain if food is undercooked. Irradiation offers food producers and processors a method to safeguard against food-borne bacteria before their products reach consumers. Although the FDA approved the irradiation of certain types of food in the early 1960s, food processors and consumers reacted unfavorably towards the concept of irradiation because older food irradiation methods involve exposing food to radioactive isotopes. Furthermore, we believe that older food irradiation methods can negatively affect the taste and texture of certain types of food.

    FOOD INFESTATION AND SPOILAGE

    In addition to food safety, our SureBeam system can be used to eliminate infestation of food by fruit flies and other pests and to reduce food spoilage and prolong shelf life. For instance, our Hawaii facility disinfests produce, while our initial international facility in Brazil is intended to increase the shelf life of products.

    Hawaii and certain countries such as Brazil and Australia that produce fruits and vegetables with known insect infestations are prohibited from shipping those fruits and vegetables into the United States and certain other countries unless they comply with disinfestation regulations. These regulations are becoming more difficult to meet as traditional methods of disinfestation are being banned or reevaluated due to environmental concerns and negative effects on food taste, texture and nutritional value.

    Traditional methods of disinfesting food products such as fruits and vegetables include the use of vapor heat, fumigation and irradiation. Using heat to disinfest fruit can compromise taste, texture and nutritional value. The use of fumigation, such as methyl bromide, is being challenged due to its negative environmental impact. The use of radioactive isotopes to disinfest food products elicits the same negative reaction from food processors and consumers that is associated with using radioactive isotopes to eliminate food-borne bacteria.

    Food spoilage is a major concern for food growers, processors and retailers since it limits shelf life and the distance food products may be shipped, thereby limiting market access. Food spoilage in developing countries is estimated to be 30% in fresh fruits and vegetables. In addition, transportation distances in an increasingly global food industry contribute to the food spoilage problem.

    MARKET OPPORTUNITY

    We have identified five primary global markets, highlighted below, for our SureBeam process. Over time, we also plan to target the pork, cut beef, egg and other processed food markets. Each of these markets is substantial and represents a significant opportunity for SureBeam because we intend to derive a significant portion of our revenues by charging on a per pound basis for food processed by our electronic pasteurization systems, whether at our service centers or our customers' production facilities.

                   MARKET SIZE (POUNDS PRODUCED, IN MILLIONS)

                                                 U.S.     INTERNATIONAL     TOTAL
                                               --------   -------------   ---------
Ground Beef..................................    9,000         10,000        19,000
Poultry......................................   35,000        100,000       135,000
Processed Meats..............................   25,000            N/A        25,000
Seafood......................................   12,000        250,000       262,000
Fruits & Vegetables..........................   65,000      1,300,000     1,365,000
                                               -------      ---------     ---------
Total........................................  146,000      1,660,000     1,806,000

------------------------

Source: Food and Agriculture Organization of the United Nations

THE SUREBEAM SOLUTION

    Our electronic food pasteurization system offers a new method of irradiation that utilizes ordinary electricity to accelerate electrons. We believe that consumers have demonstrated acceptance of food safety methods, as in the case of pasteurized milk, when the method is environmentally safe and maintains the product's characteristics. Certain consumers and health and industry officials are beginning to view irradiation positively. For example, many prominent health and medical organizations support the use of irradiation technology, including the American Dietetic Association, the American Medical Association, the Centers for Disease Control, the FDA, The Mayo Clinic, the USDA and the World Health Organization. In addition, the World Health Organization is expected to approve the irradiation of all foods. The World Health Organization's standards may serve as uniform standards for some other countries.

    Utilizing our patented technology, we have developed an electronic pasteurization system that we believe uniquely addresses food safety, disinfestation and spoilage concerns and provides many benefits including:

    - DESTROYING DANGEROUS BACTERIA. Use of our electronic pasteurization system can effectively kill dangerous bacteria such as E-coli, listeria monocytogenes, salmonella and campylobacter in all food products, including meats, poultry, vegetables, eggs and seafood. We provide food processors with a unique solution that improves their ability to comply with food safety laws and may reduce costly product recalls or damaging liability lawsuits.

    - KILLING FRUIT FLIES AND OTHER PESTS. The SureBeam system can kill fruit flies and other pests or prevent them from reproducing, thereby rendering them harmless. This benefit enables food producers and processors to gain access to new markets that have previously been denied or limited due to fruit fly and pest quarantines.

    - REDUCING FOOD SPOILAGE AND PROLONGING SHELF LIFE. The SureBeam system can increase the shelf life of foods such as meats, poultry, fruits and vegetables, by decreasing microbial levels that cause food spoilage. In certain cases, irradiation has demonstrated an ability to extend shelf life by two to three times (e.g. raspberries, strawberries and certain meat products). As a result, food processors have the ability to ship product less frequently and over further distances while food retailers and food service companies have the ability to stock and store product longer, thereby generating supply chain efficiencies.

    - UTILIZING ORDINARY ELECTRICITY. Unlike older irradiation methods that use nuclear radioactive materials as their energy source, the SureBeam system uses ordinary electricity and has received greater acceptance from food processors and consumers because of its environmentally responsible features.

    - MAINTAINING FOOD TASTE, TEXTURE AND NUTRITIONAL VALUE. Because of the rapid rate at which the food is processed by the SureBeam system and the small increase in food product temperature during processing, the oxidation effects on food products are minimized. As a result, when properly applied, the SureBeam process has minimal effect on food taste, texture or nutritional value.

    - INTEGRATING EASILY INTO PRODUCTION LINES. SureBeam is the only food pasteurization system available that can be fully integrated into customers' production lines, avoiding additional transportation costs. The system's relatively small footprint and quick set-up time for different products make it easy to integrate into an existing production line. Attributes that enable our SureBeam system to be incorporated into production lines include:

       - SCALABLE SYSTEM. The SureBeam system is scalable and can be designed to meet a wide range of production volume requirements.

       - FAST PROCESSING TIME. The SureBeam system pasteurizes food products in a matter of seconds, maintaining the speed of a production line.

       - PRECISE DOSING. Electron beam processing delivers a measurable and consistent dose to products based upon pre-set parameters. All processing parameters are under constant measurement to maintain dosage within a predetermined range.

       - FLEXIBLE DOSING. The SureBeam system can switch from one targeted dose to another in a matter of seconds. In addition, our system can utilize either electron beam or x-ray technology depending on the density and thickness of the product, with x-ray technology allowing us to process thicker products over a somewhat longer processing period. Changeovers are easy and designed to accommodate various products.

       - ENVIRONMENTALLY RESPONSIBLE. The SureBeam system uses ordinary electricity as its power source. There are no nuclear radioactive materials used in the SureBeam process, and as a result, the licensing and operation of facilities using the SureBeam system do not require any review by the Nuclear Regulatory Commission.

OUR STRATEGY

    Our goal is to leverage our proprietary technology to be the premier global provider of electronic pasteurization systems and services to the food industry. To meet this goal, we plan to:

    - EXPAND STRATEGIC RELATIONSHIPS. We have already entered into strategic relationships with leading food processors and other strategic partners in the United States and abroad. We intend to continue to develop strategic relationships both domestically and internationally. We believe food industry leaders will provide us with a growing stream of per pound processing fees as consumer acceptance continues to expand for electronically pasteurized food.

    - INSTALL AND OPERATE IN-LINE TURNKEY ELECTRONIC PASTEURIZATION SYSTEMS. We intend to offer turnkey electronic pasteurization systems that are directly integrated into customer production lines. We will generally retain ownership of the systems and customers will pay a per pound processing fee.

    - BUILD, OWN AND OPERATE ADDITIONAL ELECTRONIC FOOD PASTEURIZATION SERVICE CENTERS. We intend to continue to build service centers that provide electronic pasteurization services in strategic locations near major producers and processors of meat, poultry, fruits or vegetables. For example, our facility in Sioux City, Iowa is located in proximity to several leading meat producers, including IBP and Cargill. We expect that building facilities in strategic locations will accelerate the development of a market for food pasteurization services. These facilities also serve as test centers for food processors evaluating our process and as commercial pasteurization centers for processors where turnkey systems may not be cost effective. We plan to build electronic food pasteurization facilities in Los Angeles, Chicago and Philadelphia within the next 18 months.

    - BUILD THE SUREBEAM BRAND. Our goal is to establish SureBeam as the leading electronic pasteurization brand with both food processors and consumers in the retail and foodservice markets. We believe establishing a leading brand with consumers will prompt food processors to purchase our products and services so that their products can carry our SureBeam seal, thereby creating pull through demand for our process in the distribution chain. We expect to allocate significant additional resources to establish our brand in the retail and foodservice businesses. We will utilize a wide range of communication media to build awareness of the SureBeam brand. Our SureBeam logo currently appears on some of Huisken Meats' products processed with our SureBeam system.

    - ESTABLISH A NEW INDUSTRY STANDARD FOR FOOD SAFETY. We intend to promote the widespread use of electronic pasteurization by food processors to establish a new industry standard for food safety and quality. We believe the need for such a standard is driven by food processors' desires to meet retail and foodservice demand for safe food products.

    - PROMOTE CONSUMER AWARENESS OF ELECTRON BEAM TECHNOLOGY. We plan to utilize a variety of media to educate consumers on the SureBeam system's ability to increase food safety and other produce benefits and to highlight major endorsements by health and industry officials. In addition, we will leverage our contracts and alliances with major food producers and processors as validation of the SureBeam system.

    - PURSUE GLOBAL OPPORTUNITIES THROUGH STRATEGIC ALLIANCES. We will continue to enter into strategic alliances with local partners in certain international markets and to sign exclusive agreements when possible. We plan to build service centers to encourage testing of the SureBeam process and to open opportunities for future relationships. At the same time, we will continue to focus our marketing efforts in such markets on key food growers, packers, processors and retailers. We believe that this strategy, when combined with our existing expertise and proprietary technology, will provide a barrier to others attempting to enter these markets. We are currently using this approach in Japan and Brazil and will continue to target other key food and export markets, such as Australia, Asia and South America.

    - PROTECT OUR TECHNOLOGY. We own our SureBeam technology through patents, patent applications, know-how and trade secrets. We have not granted any rights to our SureBeam technology, other than those granted to Texas A&M University and the Texas Agricultural Experiment Station solely for research and development purposes, those retained by the U.S. government for military applications and those granted to Titan solely for medical equipment sterilization. We will continue to protect our technology aggressively by enforcing our current patents and filing additional patent applications in the United States and other countries.

    - DEVELOP NEW OPPORTUNITIES FOR SUREBEAM. We will continue to develop new applications of our technology, including the pasteurization and disinfestation of additional products such as flowers, grains, spices, coffee beans and pet food.

THE SUREBEAM SYSTEM

    Our SureBeam system is based principally on electron beam accelerator technology initially developed in the 1980s. For the past 18 years, Titan has worked to create and refine an electronic processing system capable of meeting the functionality, reliability and 24 hour-per-day cycles required in medical equipment sterilization and electronic food pasteurization applications. We have successfully demonstrated the reliability of our SureBeam system with over 120,000 operating hours logged on our systems for both medical equipment sterilization and food pasteurization applications.

    The patented SureBeam process is the only turnkey electronic food pasteurization solution currently on the market. It combines proven linear accelerator technology with a unique and patented material handling system and a real-time control-monitoring platform providing the highest degree of process integrity. The energy generated from the acceleration of electrons is sufficient for processing pre-packaged or post-packaged and fresh or frozen products in seconds. The rapid speed of the SureBeam system makes it well suited for integration into customer production lines.

    The SureBeam system is comprised of a linear accelerator that produces a beam of electrons. A series of resonant microwave cavities are then used to accelerate the electrons to nearly the speed of light. A magnetic deflection system is then used to scan the beam across the product. The electrons disrupt the DNA chain of the organisms hit and either destroy them or prevent their reproduction, thereby rendering them harmless. Our process utilizes ordinary electricity to generate electrons to administer a direct electron or x-ray treatment that is suitable for a wide range of products of various sizes, shapes and densities. X-rays are produced when electrons exit the accelerator and make contact with a metal target. The x-rays are directed at the product being processed and have the same ability as electron beams to kill bacteria or pests, or inhibit their reproduction. X-rays are generally used to penetrate larger and denser products than electron beams. Electron beams can generally penetrate food products of up to a thickness of approximately four inches, while x-rays can penetrate thicker products. The processing time using x-rays is generally somewhat longer than the processing time required when using electron beams.

    The SureBeam system can be configured to include electron beam or x-ray capabilities or both, can provide doses in one or more directions, and can handle food products in individual packages or cases. Our proprietary SureTrack information and control system guides both the operator and material loaders through the overall process checking for the completion of each task and verifying the integrity of the process. The dose, or the amount of energy deposited, is controlled by our proprietary software, the SureTrack system. The dose varies depending on the thickness and density of the product and on whether the objective is to pasteurize, disinfest or extend shelf life. Our control systems include components to detect failures and unscheduled downtime. Our SureBeam process provides dose verification and validation, and continuously archives all the processing information required to substantiate the successful completion of the SureBeam process. Unlike systems that utilize nuclear isotopes, our systems can be turned off at any time.

    [GRAPHIC DEPICTING TURNKEY SYSTEM COMPRISED OF AN ACCELERATOR, A MATERIAL HANDLING SYSTEM AND A REAL-TIME CONTROL-MONITORING PLATFORM.]

OUR PRODUCTS AND SERVICES

    We offer products and services for the electronic pasteurization of food through in-line turnkey systems and centrally located service centers allowing food growers, packers and processors to choose the most convenient and cost effective way to utilize our SureBeam system for electronically pasteurizing their products. We offer these products and services directly and through strategic alliances. While no in line production systems have as yet been sold or installed, two service centers are currently in operation.

    IN-LINE TURNKEY SYSTEMS. We offer turnkey systems that can be integrated directly into a customer's production facility. We will generally retain ownership of the systems and charge our customers a per-pound processing fee. In limited circumstances, we may sell turnkey systems directly to our customers, recognize revenue for the sale and receive no on-going revenue stream.

    SERVICE CENTERS. In 1999, we entered into an agreement with Cloverleaf Cold Storage to build and operate the nation's first electronic food pasteurization service center in Sioux City, Iowa. This facility currently has the capacity to process up to approximately 40,000 pounds of meat per hour. Such facility is operating at a small percent of its maximum processing capacity since it is still in a start-up phase. The facility has the capability of pasteurizing large cases of products, as well as products that are not uniform in shape or size. Our service center generates revenue by charging a per pound processing fee. We plan on building additional service centers in Los Angeles, Philadelphia and Chicago over the next 18 months.

    [GRAPHIC DEPICTING CONFIGURATION OF A SERVICE CENTER.]

CUSTOMERS

    We currently have agreements with seven customers to provide food pasteurization services at our Sioux City facility. Our customer agreements vary in some respects from customer to customer. The following discussion is intended only to describe some of the more common terms. The agreements to provide food pasteurization services are generally for an initial term of one year with automatic annual renewals. Although our customers can generally terminate the agreement to provide food pasteurization services upon 30 days notice, such agreements typically provide that we will be the exclusive provider of food pasteurization services for a multi-year period, even if the customer terminates the agreement before the end of the multi-year period. However, we generally must release a customer from the exclusive provider arrangement if the customer can find a comparable service at a lower price or if we cannot fully meet the customer's demand.

    The agreements provide for a test period followed by a commercial production period. We charge a per pound processing fee, which generally decreases as monthly production volume increases. A customer may elect to convert to the commercial production period at any time during the test period, at which time the per pound processing fee decreases and the customer is required to commit to processing a minimum number of pounds of food for each 12-month period. The customer agrees to pay us for such minimum amount, even if the food is not processed. Currently, only Huisken Meats is operating in the commercial production period. Those customers operating in the test period are not required to convert to the commercial production schedule.

STRATEGIC ALLIANCES

    We have maintained a strategy of establishing strategic alliances with third parties to sell our SureBeam systems and provide food pasteurization and disinfestation services. Our strategic alliances are generally structured to facilitate the sale of our systems to a special purpose entity formed by the strategic alliance in which we retain a warrant to acquire a minority interest, usually 19.9%. To date, such warrants have generally been exercisable for $1 million. We have also retained an option to acquire additional equity in certain cases, typically up to 50% for the payment of a nominal amount. We intend to generate revenue from the sale of our systems to these special purpose entities and recognize earnings through our ownership.

    In November 1999, we entered into an agreement with Hawaii Pride LLC and affiliate parties by which Hawaii Pride would acquire our SureBeam system for the purpose of disinfesting fruit and other products. We recently completed the facility provided for under this agreement in Hilo, Hawaii, for the disinfestation of fruits and vegetables. Pursuant to our agreement, we advanced funds to Hawaii Pride. We have the right to convert the advance for up to 51% of the total equity of Hawaii Pride. In addition, if Hawaii Pride defaults on its loan obligations, or fails to comply with USDA requirements, we have the right to acquire 100% of the equity of Hawaii Pride for a nominal amount.

    In December 1999, we entered into an agreement with Zero Mountain Cold Storage for the sale of SureBeam systems to Zero Mountain SureBeam, a new entity formed by Zero Mountain and us. The facility for these systems is scheduled to become operational in the second quarter of 2001 in Arkansas. Once the SureBeam system is completed we will acquire a 19.9% equity interest in the new entity.

    In June 2000, we entered into an agreement with Texas A&M University and the Texas Agricultural Experiment Station whereby we and Texas A&M and the Texas Agricultural Experiment Station agreed to jointly operate and share access to three SureBeam systems placed in Texas A&M's facilities. Texas A&M will provide us with sufficient space at its facilities to accommodate the placement and operation of a test center for a period of 10 years, at which time title to the SureBeam systems will pass to Texas A&M.

    Internationally, we have established strategic alliances with partners who have expertise in their local food market and recognize an opportunity to utilize the SureBeam system. In December 1999, we entered into a strategic alliance with Mitsubishi Corporation. Under this agreement, Mitsubishi Corporation will create a separate subsidiary, Mitsubishi Scan, Inc., to purchase a SureBeam system from us to be installed at a site in Japan as a demonstration or test site and not a production facility. We have a warrant to purchase a 19.9% equity interest in Mitsubishi Scan. A service center pursuant to this alliance is expected to be operational in the second quarter of 2001. Our agreement with Mitsubishi provides that it will be our exclusive partner in Japan.

    In May 2000, we received purchase orders from Tech Ion Industrial Brasil S.A. for eleven electronic food processing systems. Through our wholly owned subsidiary, Titan SureBeam Brazil Ltd., we and Tech Ion jointly established SureBeam Brasil Ltda., which will provide, among other things, food pasteurization services through multiple planned service centers to various food companies in Brazil. The first of these service centers is expected to be operational in the fourth quarter of 2000. We have a 19.9% equity interest and Tech Ion has an 80.1% equity interest in SureBeam Brasil. We have the right, exercisable at any time within 20 years of the formation of the strategic alliance, to acquire up to 50% of the equity interest in SureBeam Brasil. We have agreed to provide a $5 million working capital line of credit to Tech Ion. Our agreement with Tech Ion provides that it will be our exclusive partner in Brazil.

SALES AND MARKETING

    We focus our sales and marketing initiatives on establishing SureBeam as the leading consumer brand in providing solutions to food safety issues, such as the incidence of bacteria and pests in food, as well as food spoilage. We promote our brand in order to build revenues, gain worldwide market share, and promote consumer and industry awareness and acceptance. We target the growing public demand for safer food by helping food processors meet heightened standards of quality and safety through our technology. Our sales and marketing personnel, who possess technical expertise regarding the SureBeam system, market and sell our systems and services to food processors, as well as educate food industry constituents, food processors and consumers on the uses and benefits of our technology. In order to enhance our commercialization efforts, we expect to continue to expand our sales and marketing capabilities.

    We conduct a number of sales and marketing programs to support the promotion and sale of the SureBeam system and to reinforce brand awareness. Our consumer programs are designed to educate the public that the SureBeam process is safe and environmentally responsible, and to explain that the taste, texture and nutritional value of food products remain essentially unaffected by this process. In addition, we promote the placement of our SureBeam seal on packages of food products processed with our patented SureBeam system. Our goal is for consumers to easily identify SureBeam processed products and associate our seal with food safety, thereby increasing brand awareness and further developing brand loyalty. We will seek to create consumer demand that will serve to encourage food processors to co-brand with us and to use our electronic pasteurization system. We currently intend to use a portion of the proceeds of this offering to conduct a brand building program primarily through the use of mass media aimed at the consumer.

    Our trade programs are designed to educate food processors about the advantages of using our technology and to encourage processors to market their SureBeam processed products using our brand. We also work cooperatively with our strategic alliance partners to reinforce the SureBeam brand and extend our sales effort in international markets.

MANUFACTURING

    Our manufacturing operation involves assembly and testing of SureBeam systems. We obtain many of our components under long term supply contracts. While we currently procure the accelerating section of the linear accelerator from one supplier, we will seek to secure multiple sources for substantially all of our components. We believe that we have the manufacturing capacity and component supply to meet our currently anticipated near-term commercial requirements. Our manufacturing operation allows us to build systems to the size requested by our customers. We intend to use a portion of the proceeds from this offering to expand our manufacturing capacity. Currently, our sole manufacturing facility is located in Dublin, California.

RESEARCH AND DEVELOPMENT

    Our current research and development activities are focused on increasing the capability and efficiency of our existing technology, minimizing the space occupied by our SureBeam systems, and developing new food product applications. Historically, our research and development activities were funded in connection with Titan's performance under its government contracts.

    We have assembled a team of experts in our industry to enhance and drive our research and development efforts. Our research and development experts have many years of experience in the area of enhancing food safety and extending shelf life using irradiation in addition to their broad experience with linear accelerators and charged particle beams. In June 2000, we entered into an agreement with Texas A&M University and the Texas Agricultural Experiment Station for the purpose of researching and developing product applications for our technology. In addition, we often benefit from the research and development efforts of our component suppliers.

PATENTS AND PROPRIETARY RIGHTS

    We own 21 U.S. and foreign patents and patent applications, consisting of eight U.S. and foreign issued patents and 13 patent applications pending in the United States and abroad. These patents have been issued or are pending in those markets that are key targets for our expansion such as Brazil, Korea and Japan. Protection of our proprietary rights is vital to our business. In addition to our policy of seeking patents on our inventions, we rely on trade secrets and know-how that is not patented, and continuing technological innovation to develop and maintain our competitive position. In addition, we maintain a policy of entering into confidential information and invention assignment agreements with our employees, consultants and other third parties. We believe that we have a strong patent position on the application of electron beam technology in a conveyor-based irradiation process.

    The U.S. and foreign issued patents relating to the SureBeam technology have claims relating to methods of transporting products through the electron beam process, means of increasing the efficiency and reliability of the process, and ways of shielding the process that miniaturizes the size of the system. Our pending patent applications include claims relating to improvements in the operation, efficiency, and reliability of the SureBeam technology, shielding, multiple pass x-ray system and in-line processing systems.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patents for our SureBeam systems. The action challenges the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. We have sought to have the case moved to the federal court in San Diego and intend to vigorously defend our patent position. However, a finding in favor of Ion Beam Applications in this action could materially adversely affect our competitive position and our business, operating results and financial condition.

    Third parties also could independently develop competing technology or design around our technology. If we are unable to successfully detect infringement and enforce our rights in our technology, we may lose competitive position in the market. We cannot assure you that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology.

    To date we have not been notified that our products infringe the proprietary rights of any third parties, but third parties may, in the future, claim that our current or future products infringe upon their proprietary rights. In addition, third parties have and may continue to challenge the validity or enforceability of our proprietary rights. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us, or at all. As a result, any such claim could harm our business and prospects.

    SureBeam is a registered trademark in the United States. Applications to register this trademark are pending in other key foreign jurisdictions.

GOVERNMENT REGULATION

    Domestically, our technology is subject to significant regulation as a food additive under the Federal Food, Drug and Cosmetic Act, which is administered by the FDA and the USDA. Use of the SureBeam system, including product labeling, is also subject to regulation by the U.S. Food Safety and Inspection Service and the Animal Plant Health Inspection Service and by health and environmental safety departments within various states.

    Food irradiation first gained regulatory approval in the United States in 1963 for use in the control of insects in wheat and wheat flour, followed by approval in 1964 for the prevention of sprouting in potatoes. In February 1984, the FDA granted approval for irradiation to inhibit the maturation of fresh fruits and vegetables, to disinfest food of insects, and to disinfect spices of microorganisms. In 1990, the FDA approved the irradiation of poultry. In December 1997, the FDA approved the irradiation of meat. In December 1999, the USDA issued regulations setting forth the guidelines for irradiation of beef and other fresh meats, leading to the approval of commercial sales in February 2000. Our SureBeam technology complies with these regulations.

    Approvals for the use of irradiation to treat processed foods and seafood are pending, but are on the FDA's "fast track" application process. The failure of the FDA to approve irradiation of processed foods and seafood would prevent the application of our technology to these significant markets in the United States. Furthermore, the FDA could remove or restrict its approval of the use of irradiation for other food products such as meat, poultry, fruits and vegetables, which would severely limit our ability to provide services and systems. Such action could have a material adverse effect on our business and financial performance.

    Several state legislatures have in the past prohibited the sale or distribution of irradiated food. A bill to impose a five year moritorium on the sale or distribution of irradiated foods, regardless of whether the irradiation was applied using electron beam or nuclear radioactive isotopes, is currently pending in the New Jersey state legislature. No assurance can be given that this bill will not be enacted into law or that similar bills in other states might not be adopted.

    Internationally, each country sets its own irradiation regulations. Government regulatory bodies in 38 countries have approved the use of irradiation on only specified foods. We are required to obtain regulatory approval from certain foreign regulatory authorities before we can offer our services in those jurisdictions. Certain of these jurisdictions may apply different criteria than the FDA in connection with their approval processes. If we are unable to obtain approval to sell our products and services in these markets, our business prospects could be adversely affected. We believe that we currently comply with all applicable regulations in countries where we intend to provide services.

    In the United States and other countries that follow World Health Organization guidelines, all electronically pasteurized food, whether processed with electron beam or x-rays, must be labeled with the symbol for irradiation, known as the Radura symbol, and the phrase "Treated with Radiation" or "Treated by Irradiation." In the United States, this label does not have to be any larger than the ingredients' font size. If the pasteurized product is to be used as an ingredient in a further processed product, the Radura symbol is not required and the only label required is in the ingredients section (e.g. potatoes, irradiated ground beef, natural flavors). Bulk or wholesale items processed with irradiation require labeling only on the case of pasteurized items and not the individual contents. For items not in packages but processed in their entirety (e.g. fruit, vegetables) the label may either be placed on each individual item, on the bulk container, or on a counter sign as long as it is next to the product and plainly in view. U.S. federal regulations do not require retail food service providers, such as fast food restaurants, to disclose that their food products have been irradiated. Since irradiation is regulated as a food additive, our customers also are subject to certain packaging and labeling requirements. Additionally, certain states have similar labeling requirements.

    Our processing facilities also are subject to various other federal, state and municipal regulations with regards to health, safety and environmental issues. Such facilities are subject to supervision or periodic inspection by other regulators. All SureBeam locations in the United States that process meat are required to have a USDA inspector on the premises when processing.

COMPETITION

    We compete against several companies seeking to address the food safety market. Our electronic food pasteurization technology competes with gamma ray irradiation, as well as alternatives to irradiation such as thermal sterilization, gas fumigation, chemical washes and high-pressure sterilization techniques. We believe that none of our competitors currently are using electron beam technology to irradiate food for commercial sale. Our competitors include Ion Beam Applications, s.a., STERIS Corporation, MDS/Nordion Food Technologies Corporation.

    Ion Beam Applications s.a. is a provider of gamma ray technology systems for medical product sterilization, food irradiation and other industrial applications. STERIS Corporation offers services including gamma ray technology and gas fumigation, which are primarily for medical product sterilization. STERIS and Ion Beam Applications have each announced that they intend to pursue food irradiation opportunities using electronic pasteurization. MDS/Nordion, both independently and through its majority ownership of Food Technologies Service, currently offers only gamma ray technology irradiation. These organizations may have significantly more capital, research and development, regulatory, manufacturing, marketing, human and other resources than we do.

FACILITIES

    Our principal offices are located in San Diego, California, and consist of approximately 6,800 square feet of office space that we occupy pursuant to a corporate services agreement with Titan through December 31, 2001 and that is automatically renewable for one year terms. We lease approximately 19,400 square feet from Cloverleaf Cold Storage to operate our processing facility located in Sioux City, Iowa. We lease the Sioux City facility pursuant to a sub-lease that expires on February 1, 2005, but which provides us with an option to extend the life of the lease for an additional five-year period. We lease 10,272 square feet of space for our manufacturing facility located in Dublin, California. Our lease for the manufacturing space is on a monthly basis with an option to extend the lease term to five years. We lease additional space for sales offices in Omaha, Nebraska.

EMPLOYEES

    As of June 30, 2000, we employed 64 full-time employees. None of our employees are represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider our relations with our employees to be good.

LEGAL PROCEEDINGS

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patents for our SureBeam systems. The action challenges the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, seeks a declaration that Ion Bean Applications and its customers have not infringed any of the claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. We have sought to have the case moved to the federal court in San Diego and intend to vigorously defend our patent position. However, a finding in favor of Ion Beam Applications in this action could materially adversely affect our competitive position and our business, operating results and financial condition.

    On August 7, 2000, our former chief executive officer and president filed an action in a California state court alleging, among other claims, breach of his employment and stock option agreements in connection with the repurchase price of his options upon termination of his services to us. The former officer is seeking declaratory relief and damages. We intend to vigorously defend against this action.

    We are subject to litigation from time to time in the ordinary course of our business, and may in the future become subject to litigation that may have a material adverse effect on our business and financial performance.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The following table sets forth information regarding our current executive officers, directors and key employees as of August 10, 2000:

NAME                                          AGE      POSITION
----                                        --------   --------
Larry A. Oberkfell........................     47      President, Chief Executive Officer and
                                                       Director
Susan Golding.............................     54      Director
Gene W. Ray, Ph.D.........................     62      Chairman of the Board of Directors
Thomas Allen..............................     52      Vice President, Systems Integration
Kevin K. Claudio..........................     43      Vice President and Chief Financial Officer
Nicholas J. Costanza......................     45      Senior Vice President, General Counsel and
                                                         Secretary
Eric M. DeMarco...........................     38      Executive Vice President
Gary Loda.................................     55      Vice President, Manufacturing
Bruce Miller, Ph.D........................     52      Vice President, Technology Development
Dennis Olson, Ph.D........................     53      Vice President, Research and Development
                                                       for Food Applications
Donald Segal..............................     41      Vice President, Sales and Marketing

    LARRY A. OBERKFELL has served as our President and Chief Executive Officer since November 1999. From December 1995 to November 1999, he held various positions at Anchor Foods Products, Inc., a manufacturer of frozen food appetizers, most recently as Chief Executive Officer. From October 1992 to December 1995, he held various positions at Orval Kent Food Company, a refrigerated salad company, most recently as Chief Executive Officer.
Mr. Oberkfell received a B.S. degree from the University of Missouri and an M.B.A. degree from St. Louis University.

    SUSAN GOLDING has served as one of our directors since August 2000. She has been Mayor of San Diego since 1992. Prior to serving as Mayor, Ms. Golding chaired the San Diego County Board of Supervisors, served as Deputy Secretary of Business, Transportation and Housing for the State of California and was a member of the San Diego City Council. Ms. Golding received a B.A. degree from Carleton College, an M.A. degree from Columbia University and taught as a Ph.D. fellow at Emory University.

    GENE W. RAY, PH.D., has served as one of our directors and our Chairman since January 1998. He was a co-founder of Titan Systems, Inc., the parent of which merged into The Titan Corporation in 1985. He served as a director, President and Chief Executive Officer of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of The Titan Corporation since the merger and became Chairman of the Board in 1999. He currently serves on the board of directors of The Titan Corporation, a diversified technology company that provides information technology, communications and electron beam food pasteurization and medical product sterilization systems and services. Dr. Ray received a B.S. degree from Murray State and M.S. and Ph.D. degrees from the University of Tennessee.

    THOMAS ALLEN has served as our Vice President, Systems Integration since January 1994. From September 1991 to December 1993 he provided technical consultant services to The Titan Corporation for the design and start-up of the SureBeam medical sterilization process. Since 1991, Mr. Allen has been responsible for the design and implementation of a dozen electron beam or x-ray systems for both food pasteurization and medical sterilization applications, and has been issued 3 patents, with 5 more pending in this field. He received a B.S. degree from Cornell University, and is a Senior Member of SME and IIE, and is certified as a Professional in Systems Integration.

    KEVIN K. CLAUDIO has served as Vice President and Chief Financial Officer since January 2000. Mr. Claudio served as the Director of Business Operations of The Titan Corporation from August 1999 to December 1999. From April 1996 to
July 1999, he was the Controller of Palomar Systems, a division of Electro Scientific Industries, a high-tech capital equipment manufacturer. From 1986 to 1996, he held various positions at General Dynamics Corporation, most recently as Controller of the Convair Division. Mr. Claudio received a B.S. degree from Fairmont State College and is a Certified Public Accountant in the State of California.

    NICHOLAS J. COSTANZA has served as our Senior Vice President, General Counsel and Secretary, since August 1999. Mr. Costanza has also served as Senior Vice President, General Counsel and Secretary of The Titan Corporation since August 1999. From mid-1998 to the end of 1998 he was Executive Vice President, General Counsel and Secretary of Enfinity Corporation, a manufacturing company. From 1980 to early 1998, he held various positions at Exide Electronics
Group, Inc., a manufacturing company, most recently as Vice President, Chief Administrative Officer, General Counsel and Secretary. Mr. Costanza received a B.A. degree from Rutgers University and a J.D. degree from Villanova University.

    ERIC M. DEMARCO has served as our Executive Vice President since
September 1997. He served as our Chief Financial Officer from September 1997 to December 1999. He served as Senior Vice President and Chief Financial Officer of The Titan Corporation from January 1997 to August 1998 and has been Executive Vice President and Chief Financial Officer of The Titan Corporation since
August 1998. From June 1986 to January 1997, he held various positions at Arthur Andersen LLP, most recently as a Senior Manager. Mr. DeMarco received a B.S. degree from the University of New Hampshire.

    GARY LODA has served as our Vice President, Manufacturing since
October 1997. Mr. Loda was retired from 1990 to 1997. Prior to his retirement, Mr. Loda served as President of the Beta Division of The Titan Corporation from 1983 to 1990. From 1980 to 1983, Mr. Loda founded and served as President of Beta Development Corporation, a manufacturer of high-energy lasers and electron accelerators. Beta Development Corporation merged with Titan Systems, the predecessor to The Titan Corporation, in 1983. Mr. Loda received B.S. and M.S. degrees from the University of Wisconsin.

    BRUCE MILLER, PH.D., has served as our Vice President, Technology Development since August 2000. From 1998 to 2000, he was Project Director for the Atlas Pulsed Power Project, and Director of Spallation Neutron Source Linac Division, for the Los Alamos National Laboratory. Dr. Miller served as General Manager of the Albuquerque Innovative Technology office of Titan Research and Technology from 1987 to 1998, where he was responsible for research programs in high-current linear induction accelerators, high power microwave generation, charged particle beam transport, nuclear weapon effects, and x-ray laser development. Dr. Miller received B.S., M.S. and Ph.D. degrees from Ohio State University.

    DENNIS OLSON, PH.D., has served as our Vice President, Research and Development for Food Applications since July 2000. Prior to joining us, from 1980 to 2000, Dr. Olson was a professor of Animal Science and Food Science and Human Nutrition at Iowa State University. He also served as Director of the Utilization Center for Agricultural Products from 1990 to 2000 and the Director of the NASA Food Technology Commercial Space Center at Iowa State University from 1999 to 2000. For the last fifteen years, his work has been directed at enhancing meat safety and extending shelf-life using irradiation. Dr. Olson received B.S. and Ph.D. degrees from Iowa State University.

    DONALD SEGAL has served as our Vice President, Sales and Marketing since January 2000. Prior to joining us, Mr. Segal served as Vice President, Worldwide Sales and Marketing for PurePulse Technologies from 1998 to 1999. From 1981 to 1998, he held various positions at STERIS Corporation, a company specializing in medical and industrial sterilization, most recently as Vice President, Sales, Scientific Division. Mr. Segal received a B.S. degree from Clarion University.

    SPENCER C. STEVENS has served as our Vice President Key Accounts since
May 2000. From 1985 to 2000, he served as Chairman and President of Applied Power Associates, Inc., an engineering, architectural and food irradiation consulting firm headquartered in Omaha, Nebraska. He serves on the National Cattlemen's Beef Association Beef Industry Food Safety Council and Irradiation Research Advisory Group. He received a B.S. degree from Iowa State University and an M.S. degree from the University of Nebraska.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors currently has no committees. We intend to have the majority of our board of directors independent from SureBeam and Titan. We have one director who is independent from SureBeam and Titan. We will seek to appoint at least two additional independent directors within 90 days following the completion of the offering. Concurrent with or shortly after these appointments, the board expects to create audit and compensation committees, the members of which will be independent directors.

ELECTION OF DIRECTORS

    Upon the completion of the offering, under the terms of our certificate of incorporation, our board of directors will be divided into three classes:

    - Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001;

    - Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002; and

    - Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003.

DIRECTOR COMPENSATION

    Our directors currently do not receive any cash compensation for their service on the board of directors or any committee thereof, but directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings. All directors that are not employees of SureBeam or Titan are eligible to participate in our 2000 Equity Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, we did not have a compensation committee. The board of directors made all decisions concerning executive compensation during 1999. None of our executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation earned in 1999 for services rendered to us in all capacities by our President and Chief Executive Officer, our Chief Financial Officer, and our two other most highly compensated officers, whose compensation, as such term is defined by the SEC, exceeded $100,000 in 1999. We refer to these officers as our named executive officers in other parts of this prospectus.

    In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table. This table also does not include our executive officers who were also executive officers of Titan during 1999 and whose compensation was paid by Titan for services rendered in all capacities to Titan and SureBeam.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION AWARDS
                                                                              --------------------------------------
                                                                              NUMBER OF    NUMBER OF
                                                ANNUAL COMPENSATION           SECURITIES   SECURITIES
                                        -----------------------------------   UNDERLYING   UNDERLYING
                                                              OTHER ANNUAL     SUREBEAM      TITAN       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY     BONUS     COMPENSATION    OPTIONS(1)    OPTIONS     COMPENSATION
---------------------------  --------   --------   --------   -------------   ----------   ----------   ------------
Larry A. Oberkfell(2),....     1999     $ 40,985   $30,000      $56,080(3)    1,863,354      40,000              --
  President and
  Chief Executive Officer
Thomas Allen,.............     1999      148,608    55,000             --        93,167      10,000              --
  Vice President,
  System Integration
Kevin K. Claudio(4),......     1999       53,656    40,000             --            --      30,000              --
  Vice President and
  Chief Financial Officer
Gary Loda,................     1999      162,925    57,000             --        46,583      10,000              --
  Vice President,
  Manufacturing

------------------------

(1) The SureBeam option numbers have been adjusted to reflect options granted by our operating subsidiary to the named executive officers in 1999. We substituted these options in connection with the contribution of the electronic food pasteurization business from Titan to us.

(2) Mr. Oberkfell commenced employment with us in November 1999.

(3) Other annual compensation includes moving expenses and car allowance.

(4) The compensation listed reflects compensation Mr. Claudio received from Titan from August 1999 to December 1999 in connection with services he provided to Titan's medical equipment sterilization and electronic food pasteurization business.

                   SUREBEAM OPTION GRANTS IN YEAR ENDED 1999

    The following table sets forth summary information regarding the option grants made to our named executive officers during the year ended December 31, 1999:

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                        PERCENT OF                                 ANNUAL RATES OF
                           NUMBER OF      TOTAL                                      STOCK PRICE
                           SECURITIES    OPTIONS                                  APPRECIATION FOR
                           UNDERLYING   GRANTED TO   EXERCISE                        OPTION TERM
                            OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -------------------------
NAME                        GRANTED      IN 1999       SHARE        DATE          5%            10%
----                       ----------   ----------   ---------   ----------   -----------   -----------
Larry A. Oberkfell.......  1,863,354      57.55%      $0.1438    11/15/2009   $46,809,689   $74,536,396
Thomas Allen.............     93,167       2.88%      $0.1438    08/11/2009   $ 2,340,467   $ 3,726,792
Kevin K. Claudio.........         --         --            --            --            --            --
Gary Loda................     46,583       1.44%      $0.1438    08/11/2009   $ 1,170,221   $ 1,863,376

    25% of the options listed in the table above vest on each anniversary of the grant date. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.

    The option numbers and exercise prices have been adjusted to reflect options granted by our operating subsidiary to the named executive officers. We substituted these options in connection with the contribution of the electronic food pasteurization business from Titan to us. The percent of total options granted is based on a total of 3,237,578 options granted in 1999, as adjusted.

    The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of common stock on the date of the grant as determined by the board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the common stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the SEC. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

 AGGREGATED SUREBEAM OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table sets forth, with respect to the named executive officers, information regarding the number and value of securities underlying unexercised options for our Class A common stock held by them as of December 31, 1999, as well as the number and value of our Class A shares acquired by the named executive officers pursuant to stock options exercised during 1999:

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         NUMBER OF                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          SHARES                     OPTIONS AT YEAR END                AT YEAR END
                        ACQUIRED ON    VALUE     ----------------------------   ---------------------------
NAME                     EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------   ------------   -------------   -----------   -------------
Larry A. Oberkfell....          --         --           --        1,863,354             --     $28,614,037
Thomas Allen..........          --         --      116,459          442,546     $1,788,368     $ 6,795,825
Kevin K. Claudio......          --         --           --               --             --              --
Gary Loda.............          --         --      116,459          442,546     $1,788,368     $ 6,795,825

    The values of unexercised in-the-money options at year-end in the table above were determined based on an assumed initial public offering price of $15.50 per share minus the per share exercise price multiplied by the number of shares.

    All stock options that we have granted are immediately exercisable for shares of restricted common stock, subject to our right of repurchase on vested or unvested shares at book value. These options are shown as unexercisable in the table above. At year-end, Mr. Oberkfell held 1,863,354 options remaining subject to a vesting schedule; Mr. Allen held 442,546 options remaining subject to a vesting schedule and Mr. Loda held 442,546 options remaining subject to a vesting schedule. 25% of the options listed in the table above vest on each anniversary of the grant date. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.

  AGGREGATED TITAN OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR END OPTION
                                     VALUES

    The following table sets forth, with respect to the named executive officers, information regarding the number and value of securities underlying unexercised options for Titan's common stock held by them as of December 31, 1999, as well as the number and value of Titan shares acquired by the named executive officers pursuant to stock options exercised during 1999.

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              NUMBER OF SHARES               OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                                ACQUIRED ON        VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE       REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          ----------------   ---------   -----------   -------------   -----------   -------------
Larry A. Oberkfell..........            --             --          --          40,000             --      $1,054,980
Thomas Allen................            --             --          --          15,000             --      $  589,844
Kevin K. Claudio............            --             --          --          30,000             --      $1,126,875
Gary Loda...................            --             --       7,500          17,500       $302,344      $  677,969

    Dollar values in the table above are calculated by taking the fair market value of Titan's common stock as of December 31, 1999, subtracting the per share exercise price of the option and multiplying the result by the number of shares. Options were granted at an exercise price equal to the fair market value of Titan's common stock, as determined by Titan's board of directors on the date of grant. 25% of the options listed in the table above vest on each anniversary of the grant date. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.

EMPLOYMENT AGREEMENTS

    Pursuant to our contribution agreement with Titan, we assumed a letter agreement dated October 7, 1999 which was further amended on October 18, 1999, with Larry Oberkfell, our President and Chief Executive Officer, regarding the terms of his employment. This agreement provides for an annual base salary of $350,000 and provides that Mr. Oberkfell is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. Under the terms of the letter agreement, Mr. Oberkfell received a signing bonus of $30,000. The letter agreement provides for an annual bonus of up to 75% of Mr. Oberkfell's salary and a car allowance. In accordance with the terms of the letter agreement, we granted Mr. Oberkfell options to purchase 1,863,354 shares of our Class A common stock at an exercise price of $0.1438 per share and options to purchase 40,000 shares of Titan common stock at an exercise price of $20.938 per share. These options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the date the options were granted and an additional 25% vesting on each subsequent anniversary of that date. In addition, the letter agreement provides that we will loan Mr. Oberkfell $375,000 to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer. We will forgive this loan over a five year period unless Mr. Oberkfell voluntarily terminates his employment with us or if we terminate him for cause. If we terminate Mr. Oberkfell's employment within the first two years for reasons other than if he is grossly negligent in the performance of his material work duties, Mr. Oberkfell shall receive a payment equal to one year of base salary at the then current rate. If we terminate Mr. Oberkfell's employment after the first two years other than if he is grossly negligent in the performance of his material work duties, Mr. Oberkfell shall receive a payment equal to six months of base salary at the then current rate.

    Pursuant to our contribution agreement with Titan, we assumed a letter agreement dated July 14, 1999, with Kevin Claudio, our Vice President and Chief Financial Officer, regarding the terms of his employment. This agreement provides for an annual base salary of $129,000 and provides that Mr. Claudio is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. The letter agreement provides for an annual bonus of up to 25% of Mr. Claudio's salary and a car allowance of $300 per month. In accordance with the terms of the letter agreement, Mr. Claudio received options to purchase 30,000 shares of Titan common stock at an exercise price of $9.75 per share. These options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the date the options were granted and an additional 25% vesting on each subsequent anniversary of that date. If we terminate Mr. Claudio's employment within the first year other than for cause, Mr. Claudio shall receive severance of twelve months of base salary. If we terminate Mr. Claudio's employment after the first year other than for cause, Mr. Claudio shall receive severance of six months of base salary.

2000 EQUITY INCENTIVE PLAN

    In August 2000, we adopted and our stockholders approved our 2000 Equity Incentive Plan. Outstanding options will continue to be governed by the original terms of those grants. We have reserved an aggregate of 2,170,800 shares of common stock for issuance upon the exercise of stock awards granted to employees, directors and consultants under the 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan will terminate in August 2010, unless sooner terminated by the board.

    The 2000 Equity Incentive Plan permits the granting of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, including officers and employee directors, and options that do not so qualify to employees, directors and consultants, including non-employee directors. In addition, the 2000 Equity Incentive Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock.

    Options granted under the Directors' Plan vest monthly over a three-year period. The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable.

    The 2000 Equity Incentive Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 2000 Equity Incentive Plan, the board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to some restrictions, to specify other terms of stock awards.

    The maximum term of options granted under the 2000 Equity Incentive Plan is 10 years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000, or the options or portion thereof which exceed such limit, according to the order in which they are granted, will be treated as nonstatutory stock options. Options granted under the 2000 Equity Incentive Plan generally are non-transferable and expire three months after the termination of an optionee's service to us. In general, if an optionee is permanently disabled or dies during his or her service to us, such person's options may be exercised up to 12 months following such disability and following such death.

    The exercise price of options granted under the 2000 Equity Incentive Plan is determined by the board of directors in accordance with the guidelines set forth in the 2000 Equity Incentive Plan. The exercise price of an option cannot be less than 100% of the fair market value of the common stock on the date of the grant. Options granted under the 2000 Equity Incentive Plan vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

    Any stock bonuses or restricted stock purchase awards granted under the 2000 Equity Incentive Plan will be in such form and will contain such terms and conditions as the board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 2000 Equity Incentive Plan are generally non-transferable.

    Under the 2000 Equity Incentive Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but shares subject to exercised stock appreciation rights will not again become available for grant. The board of directors has the authority to reprice outstanding options and SARs and to offer optionees and holders of SARs the opportunity to replace outstanding options and SARs with new options or SARs for the same or a different number of shares.

    Options granted under the 2000 Equity Incentive Plan vest in full upon a specified change in control of our company, unless assumed or replaced with similar options by the entity gaining control of our company.

    As of the date hereof, options to purchase 349,374 shares of common stock have been granted under the 2000 Equity Incentive Plan.

NONSTATUTORY STOCK OPTION PLAN

    Our Nonstatutory Stock Option Plan will terminate on February 19, 2008. An aggregate of 7,760,852 shares of Class A common stock currently are authorized for issuance under the Nonstatutory Stock Option Plan. As of August 10, 2000, options to purchase a total of 7,760,852 shares of our Class A common stock were held by all participants under the Nonstatutory Stock Option Plan, and no shares of our Class A common stock remained available for grant.

    Our Nonstatutory Stock Option Plan provides for grants of nonstatutory stock options to our officers and directors and the officers and directors of Titan. Our Nonstatutory Stock Option Plan provides that we have a right to repurchase shares received on the exercise of an option at the book value of those shares if the purchaser terminates service prior to the completion of our initial public offering and the listing of our stock on either The New York Stock Exchange or The Nasdaq Stock Market.

    In August 2000, several optionees agreed to exchange options we assumed pursuant to our reorganization with Titan for options under our Nonstatutory Stock Option Plan. Other than the provision described above, all substantive provisions of the options, such as the exercise price, the vesting period and the vesting commencement date, remained the same.

    STOCK OPTIONS. Stock options are granted pursuant to stock option agreements. After the completion of this offering, the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the Nonstatutory Stock Option Plan vest at the rate specified in the option agreement.

    The term of stock options granted under the Nonstatutory Stock Option Plan may not run beyond February 19, 2008. Unless the terms of an optionee's stock option agreement provide for earlier termination, in the event an optionee's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee or his beneficiary may exercise any vested options up to twelve months after the date such service relationship ends. If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may exercise any vested options up to 90 days from cessation of service, unless the terms of the stock option agreement provide for earlier termination.

    Acceptable consideration for the purchase of common stock issued under the Nonstatutory Stock Option Plan is determined by our board of directors and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by our board of directors.

    Generally, an optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

    TAX LIMITATIONS ON STOCK OPTION GRANTS. Until our Class A common stock is publicly traded, we cannot grant nonstatutory stock options to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of SureBeam or any affiliate unless the following conditions are satisfied:

    - the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

    - the term of any incentive stock option award must not exceed five years from the date of grant.

    SECTION 162(m). Section 162(m) of the Code generally denies a corporate tax deduction to publicly held corporations for some compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 and is not paid based on performance.

    CHANGES IN CONTROL. Under specified changes in control, all outstanding options under the Nonstatutory Stock Option Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity does not assume, continue or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised.

    PLAN ADMINISTRATION. Our board of directors administers the Nonstatutory Stock Option Plan. Our board of directors may delegate authority to administer the Nonstatutory Stock Option Plan to a committee. Subject to the terms of the plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting. Subject to the plan limitations, our board of directors or its authorized committee also determines the exercise price of options granted.

    Our board of directors or its designated committee may, in its sole discretion, include additional provisions in any option or award granted or made under the Nonstatutory Stock Option Plan that are not inconsistent with the Nonstatutory Stock Option Plan or applicable law. Our board of directors or its designated committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the Nonstatutory Stock Option Plan may be exercised. In the event of a decline in the value of our common stock, our board of directors or its designated committee has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

EMPLOYEE STOCK PURCHASE PLAN

    In August 2000, we adopted our Employee Stock Purchase Plan covering an aggregate of 250,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering.

    Unless otherwise determined by the board, employees are eligible to participate in the Purchase Plan only if they are employed by us or our subsidiary designated by the board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld under the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

    In the event of a merger, reorganization, consolidation or liquidation involving our company, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

TAX QUALIFIED PLANS

    We are a participating employer in The Titan Corporation Consolidated Retirement Plan. The Consolidated Plan is composed of two portions: (1) the 401(k) portion of the Consolidated Plan and (2) the Employee Stock Ownership Plan portion of the Consolidated Plan as set forth below:

    - 401(k) PLAN. The 401(k) portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(k) of the Code. All employees who are at least 21 years old are eligible to participate and may enter the 401(k) plan as of any January 1, April 1, July 1 or October 1. Each participant may contribute up to 15% of his or her pre-tax gross compensation to the savings plan, subject to statutorily prescribed annual limits, which limit was $10,000 in calendar year 1999. We match employee contributions dollar-for-dollar, up to a maximum of 5% of each participant's compensation. Each participant's contributions, the matching contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn from the plan. Employee contributions and our matching contributions are held in trust and invested by the savings plan trustee as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

    - EMPLOYEE STOCK OWNERSHIP PLAN. The Employee Stock Ownership Plan portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsection 401(a) and an employee stock ownership plan under 4975(e)(7) of the Code. This portion of the plan is designed to invest primarily in employer securities. All employees who are at least
      21 years old and employed on December 31 of any plan year in which we make a discretionary contribution are eligible to receive a portion of such contribution. Our contributions are discretionary. Our contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Contributions are held in trust as required by law. Certain individual participants who are at least 55 years old and have participated in the Employee Stock Ownership Plan portion of the Consolidated Plan for at least 10 years may direct the trustee to invest up to 50% of their accounts in authorized investment alternatives.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

    Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. We are also empowered under our bylaws to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and executive officers.

    In addition, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GENERAL

    As long as Titan beneficially owns a majority of our voting power, Titan will have the ability to elect all of the members of the board of directors and ultimately control our management. Titan may control or influence all decisions relating to our acquisitions, dispositions, credit facilities and borrowing levels, the sale of our equity or debt securities, and the declaration and payment of any dividends on our common stock. In addition, Titan will be able to determine the outcome of any matter submitted to a vote of our stockholders for approval and to cause or prevent us from engaging in a transaction that involves a change in control. Dr. Gene Ray, the chairman of our board of directors, was during our fiscal year ended December 31, 1999 and is currently the chairman of the board of directors, president and chief executive officer of Titan. Furthermore, Messrs. Costanza and DeMarco, each of whom is one of our executive officers, also are executive officers of Titan.

    Titan could decide to sell or otherwise dispose of all or a portion of our common stock that it holds, whether those shares be Class B or Class A common stock.

    Titan has advised us that its current intent is to continue to hold all of its outstanding shares of Class B common stock. Titan has also generally agreed, in connection with this offering, not to sell or otherwise dispose of any shares of our common stock or any security convertible into or exchangeable or exercisable for our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Merrill Lynch. After such 180-day period, Titan may sell or otherwise dispose of its Class B common stock.

    Titan must beneficially own at least 80% of the total voting power of our capital stock and 80% of any class of nonvoting capital stock to be able to effect a tax-free distribution of its SureBeam stock to its stockholders in the future. We currently do not have any class of nonvoting capital stock. Neither Titan nor SureBeam currently contemplates that Titan will distribute its majority interest to the Titan stockholders. We expect that Titan will continue to own at least 80% of the total voting power of our capital stock after completion of this offering. Titan may limit our future sale of equity securities to preserve its ownership percentage and control of us.

    Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We also intend to enter into indemnification agreements with our officers and directors. These agreements may require us to pay or reimburse directors or officers for claims brought against them and to advance expenses incurred by them in defending claims. We also will maintain directors' and officers' insurance if available on reasonable terms.

CONTRIBUTION AGREEMENT

    In August 2000, we entered into a contribution agreement with Titan, a holder of more than five percent of our outstanding common stock, and with Dr. Gene W. Ray, one of our directors. Under the contribution agreement, Titan contributed to us the assets and liabilities associated with Titan's electronic food pasteurization business in exchange for 46,583,850 shares of our Class B common stock and Dr. Ray contributed all of the shares he owned in our operating company, SB Operating Co., in exchange for 232,919 shares of our Class A common stock.

INTERCOMPANY CONTRACTUAL ARRANGEMENTS

    Our relationship with Titan also is governed by a corporate services agreement and a tax allocation agreement. We have not negotiated these agreements at arm's length. As a result, the prices we pay to Titan for these services may be higher than the costs we would incur from purchasing these services from third parties or hiring additional staff to perform these services.

    The following are summaries of these agreements, which have been filed as exhibits to the registration statement relating to this prospectus.

CORPORATE SERVICES AGREEMENT

    Titan provides to us routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Titan also provides us corporate planning, government relations and corporate quality assurance services. We share certain Titan systems, including its accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to its subsidiaries based upon government cost accounting requirements. We pay Titan for human resources services based upon our percentage of the total number of Titan group employees. We pay for other corporate services based upon the average of three percentages:
(1) the percentage of our payroll to the total payroll of the Titan group,
(2) the percentage of our operating revenues to the total operating revenues of the Titan group and (3) the percentage of our average net book value which is the sum of our tangible capital assets plus inventories to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of our relative use of these services.

    We have subleased approximately 6,800 square feet in San Diego, California from Titan. Under the corporate services agreement, Titan provides us rent, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services and centralized mail and postage and other services. We pay Titan an annual fee determined by our percentage of Titan's annual costs for this facility. Our percentage is based upon the percentage of the total square feet in the facility that we occupy.

    The initial term of the corporate services agreement expires on December 31, 2001. This agreement renews automatically unless we elect not to renew by giving Titan notice. If the agreement is terminated, we cannot guarantee that we will be able to replace these services in a timely manner or at comparable cost.

TAX ALLOCATION AGREEMENT

    As long as Titan maintains beneficial ownership of at least 80% of the total voting power of our capital stock and 80% of the total value of our outstanding common stock, we will be included in Titan's consolidated federal income tax returns. Following completion of this offering, we expect to file separate federal income tax returns.

    We and Titan have entered into a tax allocation agreement. Under the tax allocation agreement, we have agreed to pay to the applicable tax authorities an amount generally equal to the tax liability that we would have incurred if we had prepared and filed a separate return. Titan has broad discretion in determining the amount of separate taxable income and tax liability that we would realize on such a separate return. In computing this separate tax liability, our tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that we would have had if we had always owned the businesses transferred to us by Titan.

    As a member of the Titan group for purposes of filing consolidated federal income tax returns, we will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes. Titan will indemnify us against any taxes for which Titan is liable and any costs and expenses arising out of Titan's failure to pay its share of taxes.

ALLOCATED COSTS

    Tax administrative, corporate services and facilities costs were $951,000 for the year ended December 31, 1999. Because the corporate services agreement and tax allocation agreement were not in place for any of the years then ended, these costs were allocated to us by Titan. Had the corporate services agreement and tax allocation agreement been in place for the December 31, 1999 fiscal year, the costs allocated to us by Titan for those years would have been determined pursuant to the provisions of those agreements. Our tax administrative, corporate services and facilities costs were $578,000 for the six months ended June 30, 2000. Each of the corporate services agreement and tax allocation agreement became effective on August 4, 2000, so our tax administrative, corporate services and facilities costs for the six months ended June 30, 2000 were allocated to us by Titan until such date, and thereafter were determined pursuant to the provisions of those agreements.

EMPLOYEE BENEFIT PLANS

    Our employees are eligible to participate in the Titan benefit plans. Those plans include a 401(k) plan, an employee stock ownership plan, a non-qualified executive deferred compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for our employees are charged by Titan to us.

SUBORDINATED PROMISSORY NOTE

    As of August 4, 2000, we owed approximately $39 million to Titan under a subordinated, unsecured promissory note. Under this note, Titan has committed to lend us a maximum of $75.0 million. Amounts unborrowed under the note cannot be canceled by Titan. The amount outstanding under the note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, subject to applicable limits on interest rates established by law. Titan's effective weighted average interest rate is calculated at any given period of time by multiplying the daily balance of Titan's total bank debt outstanding times the applicable interest rate for that day, which yields an interest expense for that day. The sum of the daily interest expense amounts is divided by the sum of the daily balances of the total bank debt outstanding to yield a daily effective weighted average interest rate that is then multiplied by 365 to yield an annual effective weighted average interest rate. Titan's effective weighted average interest rate under its senior credit facility as of June 30, 2000 was 10.45%. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender and the facility permits the use of proceeds to repay existing indebtedness. We cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note.

OTHER RELATED PARTY TRANSACTIONS

    Pursuant to our reorganization with Titan, we assumed a loan agreement with Larry Oberkfell, our President and Chief Executive Officer. The loan agreement was for a principal of $375,000 and bears interest at 8% per year. We will forgive this loan over a five year period unless Mr. Oberkfell voluntarily terminates his employment with us or if we terminate him for cause.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of common stock as of August 10, 2000 by:

    - each person who is known by us to own beneficially more than five percent of our common stock;

    - each of our directors and named executive officers; and

    - all directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants held by that person or group currently exercisable or exercisable within 60 days of August 10, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 49,052,792 shares of common stock outstanding as of August 10, 2000, together with applicable options and warrants for each stockholder. Unless otherwise indicated, the address of each person listed below is in the care of SureBeam Corporation, 3033 Science Park Road, San Diego, California 92121.

                                                   SHARES BENEFICIALLY OWNED   SHARES BENEFICIALLY OWNED
                                                     PRIOR TO THE OFFERING        AFTER THE OFFERING
                                                   -------------------------   -------------------------
BENEFICIAL OWNER                                      NUMBER      PERCENTAGE      NUMBER      PERCENTAGE
----------------                                   ------------   ----------   ------------   ----------
The Titan Corporation(1).........................   46,583,850       95.0%      46,583,850       83.6%
Thomas Allen(2)..................................      232,919          *          232,919          *
Kevin K. Claudio.................................           --         --               --         --
Susan Golding....................................           --         --               --         --
Gary Loda(2).....................................      232,919          *          232,919          *
Larry A. Oberkfell...............................           --         --               --         --
Gene W. Ray, Ph.D................................      232,919          *          232,919          *
Donald Segal.....................................           --         --               --         --
All executive officers and directors as a
  group(2).......................................      698,757        1.4%         698,757        1.2%

------------------------

*   Represents beneficial ownership of less than one percent

(1) Represents shares of Class A common stock issuable upon conversion of 46,583,850 shares of Class B common stock currently held by Titan. Titan has pledged its shares of our Class B common stock as security for its obligations under its credit facility. If an unremedied default occurs under that credit facility, the lenders under this credit facility could cause all the shares of our Class B common stock held by Titan to be registered in the name of its agent, which would result in a change of control of us. Upon completion of this offering, the number of shares owned by Titan will represent approximately 98% of our voting power.

(2) Includes shares which certain of our executive officers and directors have the right to acquire within 60 days of August 10, 2000 pursuant to outstanding options, as follows:

    - Thomas Allen, 232,919 shares;

    - Gary Loda, 232,919 shares; and

    - all executive officers and directors as a group, 465,838 shares.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 100,000,000 shares of Class A common stock, $0.001 par value per share and 50,000,000 shares of Class B common stock, $0.001 par value per share. These figures for our authorized Class A and Class B common stock reflect the increases in our authorized common stock described in the "Capitalization" section of this prospectus. As of the date hereof, 2,468,942 shares of our Class A common stock, and 46,583,850 shares of our Class B common stock are issued and outstanding. All of our Class B common stock is held by Titan. Of the 100,000,000 shares of Class A common stock authorized, 6,700,000 are being offered in this offering, 46,583,850 shares will be reserved for issuance upon conversion of Class B common stock into Class A common stock and 10,181,652 shares have been reserved for issuance pursuant to certain employee benefits plans. An additional 1,005,000 shares of Class A common stock will be offered in this offering if the underwriters' over-allotment is exercised in full.

COMMON STOCK

    VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the combined voting power of all Class A common stock and Class B common stock voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase the authorized shares of any class or authorize the creation, authorization or issuance of any securities convertible into, or warrants or options to acquire, shares of any class or classes of stock shall be approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, voting together as a single class.

    Effective as of the first time at which Titan shall cease to be the beneficial owner of an aggregate of at least a majority of the voting power of the voting stock of SureBeam then outstanding, amendments to certain provisions of the certificate of incorporation will require the approval of 80% of the combined voting power of all Class A common stock and Class B common stock, voting together as a single class.

    DIVIDENDS. Holders of Class A common stock and Class B common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock and shares of Class B common stock may be paid only to holders of Class B common stock and (2) shares shall be paid proportionally with respect to each outstanding share of Class A common stock and Class B common stock.

    CONVERSION. Each share of Class B common stock is convertible at the holder's option into one share of Class A common stock. Additionally, each share of Class B common stock shall automatically convert into one share of Class A common stock if at any time prior to a tax-free spin-off the number of outstanding shares of Class B common stock owned by Titan, any of its subsidiaries, any single unrelated person who receives shares of Class B common stock representing more than 50% of our outstanding common stock from Titan or any of its subsidiaries in a single transaction, or any subsidiary of that unrelated person represents less than 50% of the total voting power of SureBeam. We refer to any such unrelated person herein as a "Class B transferee."

    Except as provided below, any shares of Class B common stock transferred to a person other than Titan or any of its subsidiaries or any Class B transferee shall automatically convert to shares of Class A common stock upon such disposition. Shares of Class B common stock representing more than 50% of the outstanding common stock of SureBeam transferred by Titan or any of its subsidiaries in a single transaction to a Class B transferee or any subsidiary of the Class B transferee shall not automatically convert to shares of Class A common stock upon such disposition. Any shares of Class B common stock retained by Titan or its subsidiaries following any such transfer of shares of Class B common stock to the Class B transferee shall automatically convert into shares of Class A common stock upon such transfer.

    If SureBeam later determines that it is in its best interest to have Titan spin-off its Class B common stock to the stockholders of Titan and Titan elects to effect the spin-off, then the Class B common stock shall no longer be convertible into shares of Class A common stock at the option of the holder thereof. The shares of Class B common stock shall automatically convert into shares of Class A common stock on the fifth anniversary of the tax-free spin-off, unless prior to such transaction, Titan, or the Class B transferee, as the case may be, delivers to SureBeam an opinion of counsel reasonably satisfactory to SureBeam to the effect that (1) such conversion could adversely affect the ability of Titan, or the Class B transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a tax-free spin-off or (2) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spin-offs and that such conversion could adversely affect the status of the transaction as a tax-free spin-off, in which case no such conversion shall take place.

    OTHER RIGHTS. On liquidation, dissolution or winding up of SureBeam, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. Upon consummation of the offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

    Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of SureBeam. We have no present plans to issue any additional shares of preferred stock.

REGISTRATION RIGHTS

    In May 2000, we issued warrants to each of Cloverleaf Cold Storage Co., or Cloverleaf, and Applied Power Associates, Inc., or APA, to purchase shares of our capital stock. Cloverleaf and APA will exercise these warrants concurrent with the closing of this offering for a total of 2,236,023 shares of our Class A common stock. Each of Cloverleaf and APA has certain registration rights under these warrants. If we propose to register any of our securities under the Securities Act, they have the right to require us to use our best efforts to include all or a portion of their shares of Class A common stock in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. In connection with this offering, each investor has waived their right to our obligations under the above mentioned registration rights to cause their shares of our Class A common stock to be included in this offering and to comply with the specific notice requirements of the registration rights with respect to this offering. These registration rights do not apply to registrations in connection with our employee benefit plans, a dividend or interest reinvestment plan, or mergers, consolidations and acquisitions of assets. The warrants provide that these registration rights will terminate three years after the applicable date of the warrant.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of the corporation's outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation and bylaws, provide that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our amended certificate and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Co.

QUOTATION ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET

    We have applied for quotation of our Class A common stock on The Nasdaq National Market under the trading symbol "SURE."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect prevailing market prices and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have 55,752,792 shares of common stock outstanding, assuming no exercise of options after August 10, 2000 based on shares outstanding as of August 10, 2000. Of these shares, the 6,700,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely transferable without restriction or registration under the Securities Act, except for shares purchased by any of our existing "affiliates," which generally include officers, directors or 10% shareholders, as that term is defined in Rule 144 under the Securities Act. The remaining 49,052,792 shares of common stock outstanding upon completion of this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered, or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, each of which is summarized below.

    Including our directors and executive officers, holders of a total of 49,052,792 shares of common stock, have entered into lock-up agreements generally providing that they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated., directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, subject to certain exceptions, for a period of 180 days after the date of this prospectus. We have entered into a similar agreement with Merrill Lynch. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be eligible for sale until these agreements expire or are waived by Merrill Lynch. Taking into account the lock-up agreements, and assuming Merrill Lynch does not release the parties from these agreements, the following shares will be eligible for sale in the public market at the following times:

    - beginning on the effective date of this offering, 6,700,000 shares will be immediately available for sale in the public market;

    - beginning 180 days after the date of this prospectus, the expiration date of the lock-up agreements, approximately 232,919 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701; and

    - an additional 48,819,873 shares will become eligible for sale pursuant to Rule 144 beginning approximately one year after the date of this prospectus. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to the volume restrictions described below.

    RULE 144.  In general, under Rule 144 as currently in effect, beginning
90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of our then outstanding shares of common stock, approximately 557,527 shares immediately after this offering, or (2) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

    RULE 701. Beginning 90 days after the effective date of this prospectus, subject to contractual restrictions, any of our employees, consultants or advisors who purchased shares from us prior to the closing of this offering pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that persons other than affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation, or notice provisions of Rule 144.

    STOCK PLAN. As of August 10, options to purchase 7,760,852 shares of common stock pursuant to our Nonstatutory Stock Option Plan were outstanding, of which 1,453,408 shares were exercisable. There are no option shares remaining available for grant under our Nonstatutory Stock Option Plan. In addition we have reserved 2,170,800 shares of common stock for future issuance under our 2000 stock incentive plan and 250,000 shares of common stock for future issuance under our 2000 employee stock purchase plan. As of August 10, 2000, options to purchase 349,374 were outstanding, of which no shares were exercisable. No shares have been issued to date under these plans.

    After the closing of this offering, we intend to file registration statements under the Securities Act to register shares to be issued pursuant to our stock plans. Such registration statements are expected to become effective immediately upon filing, and shares covered by such registration statements will then become eligible for sale in the public market. As a result, shares issued pursuant to our 1998 Stock Option Plan, our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan, after the effectiveness of such registration statements, also will be freely transferable in the public market, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and expiration of lock-up agreements.

    LOCK-UP AGREEMENTS. All of our executive officers and directors and all of our stockholders have signed lock-up agreements. Under these agreements, they have agreed, among other things, not to transfer or dispose of any shares of our common stock, or securities convertible into shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Merrill Lynch. This consent may be given at any time without public notice.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, First Union Securities, Inc. and A.G. Edwards & Sons, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from us, the number of shares listed opposite their names below.

UNDERWRITER                                                   NUMBER OF SHARES
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Credit Suisse First Boston Corporation......................
First Union Securities, Inc.................................
A. G. Edwards & Sons, Inc...................................
                                                               -------------
          Total.............................................       6,700,000
                                                               =============

    Subject to the terms and conditions in the purchase agreement, the underwriters have agreed to purchase all the shares of our common stock being sold pursuant to the purchase agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We and Titan have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price
less a concession not in excess of $      per share. The underwriters may allow,
and the dealers may reallow, a discount not in excess of $      per share to
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                                            ---------   --------------   -----------
Public offering price.....................................   $              $               $
Underwriting discount.....................................   $              $               $
Proceeds, before expenses, to SureBeam....................   $              $               $

    The expenses of this offering, not including the underwriting discount, are estimated at $1,652,231 and are payable by us.

OVER-ALLOTMENT OPTION

    We have granted an option to the underwriters to purchase up to 1,005,000 additional shares of our common stock at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

    We, our executive officers and directors, and holders of 100% of our stock have agreed, with exceptions, not to sell or transfer any shares of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

    - offer, pledge, sell or contract to sell any shares of our common stock;

    - sell any option or contract to purchase any shares of our common stock;

    - purchase any option or contract to sell any shares of our common stock;

    - grant any option, right or warrant for the sale of any shares of our common stock;

    - lend or otherwise dispose of or transfer any shares of our common stock;

    - request or demand that we file a registration statement related to any shares of our common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lock-up provision applies to shares of our common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our common stock. Subject to certain exceptions, it also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and Merrill Lynch. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

    - our financial information;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

    - the present state of our development; and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares of our common stock may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    Application has been made for quotation of the shares on the Nasdaq National Market under the symbol "SURE."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the shares of our common stock is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of our common stock than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares of our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of shares of common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

    The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriter's short position or to stabilize the purchase of such shares, they may reclaim the amount of the selling commission from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

    Titan Corporation has a $425 million credit facility with a syndicate of lenders represented by Credit Suisse First Boston, New York Branch, an affiliate of Credit Suisse First Boston Corporation, as lead arranger and administrative agent for the lenders, and First Union Securities, Inc., as co-arranger and syndication agent. Both Credit Suisse First Boston Corporation and First Union Securities are underwriters in the offering.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed on for SureBeam by Cooley Godward LLP, San Diego, California. Certain legal matters will be passed on for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

    The audited financial statements of SureBeam Corporation as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to SureBeam and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                              SUREBEAM CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
  Pro Forma Financial Statements (Unaudited):
    Unaudited Pro Forma Financial Information...............   F-2
    Pro Forma Combined Statements of Operations
     (Unaudited)............................................   F-3
    Pro Forma Combined Balance Sheet (Unaudited)............   F-5
    Notes to Pro Forma Combined Financial Statements
     (Unaudited)............................................   F-6

  Financial Statements:
    Report of Independent Public Accountants................   F-8
    Balance Sheets..........................................   F-9
    Statements of Operations................................   F-10
    Statements of Stockholders' Equity......................   F-11
    Statements of Cash Flows................................   F-12
    Notes to Financial Statements...........................   F-13

                              SUREBEAM CORPORATION
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma financial information set forth below presents our financial position and results of operations as of June 30, 2000 and for the year ended December 31, 1999 and for the six months ended June 30, 2000 as if the contribution by Titan to us of the electronic food pasteurization business in August 2000 had occurred as of January 1, 1999 for results of operations purposes and as of June 30, 2000 for balance sheet purposes. The unaudited pro forma financial statements for all periods presented reflect only the results of operations and financial position of our electronic food pasteurization business and our historical financial statements have been adjusted to eliminate the operations of the medical equipment sterilization business and the linear electron beam accelerator business which have been retained by Titan.

    The unaudited pro forma financial statments have been prepared on the basis of preliminary assumptions and estimates. The unaudited pro forma financial statements may not be indicative of the financial position or results of operations that would have been achieved if the contribution of the electronic food pasteurization business had been affected on the date indicated, or which may be achieved in the future. The unaudited pro forma financial statements and notes thereto should be read in conjunction with "Selected Historical and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of SureBeam Corporation included elsewhere in this prospectus.

                              SUREBEAM CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                               SUREBEAM     (NOTE 3)     SUREBEAM
                                                              ----------   -----------   ---------
Revenues....................................................    $14,339      $(10,548)(a)  $ 3,791
Cost of revenues............................................      8,576        (5,958)(a)    2,618
                                                                -------      --------     -------
  Gross profit..............................................      5,763        (4,590)      1,173
                                                                -------      --------     -------
Selling, general and administrative expenses................      4,138        (3,005)(b)    1,133
                                                                -------      --------     -------
Income (loss) from operations...............................      1,625        (1,585)         40
Interest expense-net........................................      1,299            -- (c)    1,299
                                                                -------      --------     -------
Income (loss) before income taxes...........................        326        (1,585)     (1,259)
Income tax provision (benefit)..............................        121          (499)(d)     (378)
                                                                -------      --------     -------
Net income (loss)...........................................    $   205      $ (1,086)    $  (881)
                                                                =======      ========     =======
Basic earnings (loss) per share:
  Net income (loss).........................................    $  0.00      $  (0.03)    $ (0.02)
                                                                =======      ========     =======
Weighted average shares--basic..............................     46,630            --      46,630
                                                                =======      ========     =======
Diluted earnings (loss) per share:
  Net income (loss).........................................    $  0.00      $  (0.03)    $ (0.02)
                                                                =======      ========     =======
Weighted average shares--diluted............................     53,082        (6,452)     46,630
                                                                =======      ========     =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2000

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                               SUREBEAM     (NOTE 3)        SUREBEAM
                                                              ----------   -----------      ---------
Revenues....................................................    $13,091      $(3,830)(a)     $9,261
Cost of revenues............................................      7,973       (2,989)(a)      4,984
                                                                -------      -------         ------
  Gross profit..............................................      5,118         (841)         4,277
                                                                -------      -------         ------
Selling, general and administrative expenses................      4,349       (1,209)(b)      3,140
                                                                -------      -------         ------
Income (loss) from operations...............................        769         (368)         1,137
Interest expense-net........................................      1,379          230 (c)      1,609
                                                                -------      -------         ------
Income (loss) before income taxes...........................       (610)        (138)          (472)
Income tax provision (benefit)..............................       (183)         (41)(d)       (142)
                                                                -------      -------         ------
Net income (loss)...........................................    $  (427)     $   (97)        $ (330)
                                                                =======      =======         ======
Basic earnings (loss) per share:
  Net income (loss).........................................    $ (0.01)     $    --         $(0.01)
                                                                =======      =======         ======
Weighted average shares--basic..............................     46,817           --         46,817
                                                                =======      =======         ======
Diluted earnings (loss) per share:
  Net income (loss).........................................    $ (0.01)     $    --         $(0.01)
                                                                =======      =======         ======
Weighted average shares--diluted............................     46,817           --         46,817
                                                                =======      =======         ======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 2000

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                  (UNAUDITED)

                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                               SUREBEAM     (NOTE 3)        SUREBEAM
                                                              ----------   -----------      ---------
ASSETS
Current Assets:
  Cash......................................................    $    --      $     --       $     --
  Accounts receivable--net..................................      6,280        (1,724)(e)      4,556
  Inventory.................................................      3,158          (584)(e)      2,574
  Prepaid expenses and other................................      1,565           (70)(e)      1,495
                                                                -------      --------       --------
    Total current assets....................................     11,003        (2,378)         8,625
Property and equipment--net.................................     17,929       (10,519)(e)      7,410
Intangible assets--net......................................      6,005        (1,160)(f)      4,845
Other assets................................................      7,116           (67)(e)      7,049
                                                                -------      --------       --------
    Total assets............................................    $42,053      $(14,124)      $ 27,929
                                                                =======      ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................    $ 3,344      $   (337)(e)   $  3,007
  Accrued compensation and benefits.........................        711          (162)(g)        549
  Other current liabilities.................................        454            --            454
  Current portion of capital lease obligations..............        132          (132)(h)         --
                                                                -------      --------       --------
    Total current liabilities...............................      4,641          (631)         4,010
                                                                -------      --------       --------
Capital lease obligations...................................      1,126        (1,126)(h)         --
                                                                -------      --------       --------
Subordinated promissory note................................         --        38,604 (i)     38,604
                                                                -------      --------       --------
Deferred tax liability......................................      1,487            --          1,487
                                                                -------      --------       --------

Commitments and contingencies
Stockholders' Equity:
Preferred Stock, $.001 par value,
  5,000,000 shares authorized, none issued
  and outstanding                                                    --            --             --
Class A common stock, $.001 par value, 100,000,000 shares
  authorized, 232,919 issued and outstanding................         --            --             --
Class B common stock, $.001 par value, 100,000,000 shares
  authorized, 46,583,850 issued and outstanding.............         47            --             47
Additional paid-in-capital..................................      1,083            --          1,083
Deferred compensation.......................................       (186)           --           (186)
Parent company investment...................................     38,604       (38,604)(i)         --
Retained deficit............................................     (4,749)      (12,367)(j)    (17,116)
                                                                -------      --------       --------
    Total stockholders' equity (deficit)....................     34,799       (50,971)       (16,172)
                                                                -------      --------       --------
    Total liabilities and stockholders' equity (deficit)....    $42,053      $(14,124)      $ 27,929
                                                                =======      ========       ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PROFORMA
                             FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

    SureBeam Corporation ("SureBeam" or the "Company") was formed in August 2000 in connection with the contribution by The Titan Corporation ("Titan") of the assets, liabilities and operations related to its electronic food pasteurization business. In 1997, a predecessor business to SureBeam had been established by Titan as a wholly-owned subsidiary. Titan developed its proprietary electron beam process from technology developed under contracts with the federal government during the 1980s. Titan has accounted for its electron beam technology business as a separate business segment since 1993. Prior to 1999, substantially all of the revenues of this segment were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electron beam accelerator systems for use by the federal government.

    The historical results of operations and financial condition of this segment of Titan's operations are presented herein as the historical results of operations and financial condition of SureBeam and are presented as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented. These historical results do not reflect the results of operations and financial condition of the electronic food pasteurization business on a stand-alone basis.

2. BASIS OF PRESENTATION

    The accompanying unaudited pro forma financial statements for all periods presented reflect only the results of operations and financial position of our electronic food pasteurization business and our historical financial statements have been adjusted to eliminate the operations of our medical equipment sterilization business and our linear accelerator business. The pro forma combined statement of operations assumes the contribution by Titan to SureBeam of the electronic food pasteurization business as described in Note 3 below was consummated on January 1, 1999 and the pro forma balance sheet information assumes that the contribution was consummated on June 30, 2000. The pro forma combined statements of operations are not necessarily indicative of results that would have occurred had the contribution been consummated as of the dates specified or the results that may be achieved in the future.

    Certain information normally included in financial statement prepared in accordance with accounting principles generally accepted in the United States has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma combined statements of operations should be read in conjunction with the historical consolidated financial statements of SureBeam and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

    The information in the unaudited pro forma combined statement of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 have been derived from (i) the audited statement of operations of SureBeam for the year ended December 31, 1999 and the (ii) unaudited statement of operations for the six months ended June 30, 2000. The information in the unaudited pro forma combined balance sheet as of June 30, 2000 has been derived from the unaudited balance sheet of SureBeam as of June 30, 2000.

                              SUREBEAM CORPORATION

                                  (UNAUDITED)

3. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

STATEMENTS OF OPERATIONS

    The following pro forma adjustments have been made to the historical combined statements of operations:

    (a) Revenues and associated cost of revenues related to the medical equipment sterilization business and the linear accelerator business were eliminated.

    (b) Selling, general and administrative expenses related to the medical equipment sterilization business and the linear accelerator business, which consist primarily of sales and marketing activities, were eliminated. These costs include advertising costs such as participating in trade shows and related activities associated with the promotion of the businesses being eliminated. Also eliminated is a portion of general and administrative expenses allocated by Titan for services provided under a services agreement that relates to the businesses being eliminated.

    (c) In connection with the contribution of Titan's electronic food pasteurization business to SureBeam, SureBeam was allocated indebtedness by Titan in an amount equal to the accumulated net cash funded by Titan in respect of all of SureBeam's operations, including the medical equipment sterilization business and the linear accelerator business, since inception through June 30, 2000. Interest has been imputed on this amount at 10.45%, Titan's weighted average borrowing rate during the period.

    (d) An income tax benefit at 30% relating to losses generated by the medical equipment sterilization business and the linear accelerator business was provided.

BALANCE SHEET

    The following pro forma adjustments have been made to the historical combined balance sheet:

    (e) The assets and liabilities related to the medical equipment sterilization business and the linear accelerator business which are not being contributed to SureBeam by Titan were eliminated.

    (f) The intangibles associated with the acquisition of the assets of Electron Ventures were eliminated, as these assets were used solely for medical equipment sterilization purposes.

    (g) The accruals for salaries and benefits related to those individuals that are employed in Titan's medical equipment sterilization business, the costs of which will not be allocated to SureBeam, were eliminated.

    (h) The capital lease obligation related to facilities utilized in the medical equipment sterilization business was eliminated.

    (i) In connection with the contribution of Titan's electronic food pasteurization business to SureBeam, SureBeam was allocated indebtedness by Titan in an amount equal to the accumulated net cash funded by Titan in respect of all of SureBeam's operations, including the medical equipment sterilization business and the linear accelerator business, since inception through June 30, 2000.

    (j) Represents the net impact of adjustments (a) through (i) above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SureBeam Corporation:

    We have audited the accompanying balance sheets of SureBeam Corporation (a Delaware Corporation and a majority-owned subsidiary of The Titan Corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SureBeam Corporation as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
August 10, 2000

                              SUREBEAM CORPORATION

                                 BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current Assets:
  Cash......................................................  $    --    $    --      $    --
  Accounts receivable--net..................................    3,335      7,240        6,280
  Inventory.................................................    1,455      2,853        3,158
  Prepaid expenses and other................................       73        623        1,565
                                                              -------    -------      -------
    Total current assets....................................    4,863     10,716       11,003
Property and equipment--net.................................    9,298     12,540       17,929
Intangible assets--net......................................       --         80        6,005
Other assets................................................       31        388        7,116
                                                              -------    -------      -------
    Total assets............................................  $14,192    $23,724      $42,053
                                                              =======    =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $   401    $ 2,969      $ 3,344
  Accrued compensation and benefits.........................      451        532          711
  Other current liabilities.................................      272        649          454
  Current portion of capital lease obligations..............       --         --          132
                                                              -------    -------      -------
    Total current liabilities...............................    1,124      4,150        4,641
                                                              -------    -------      -------
Capital lease obligations...................................       --         --        1,126
                                                              -------    -------      -------
Deferred tax liability......................................    1,276      1,487        1,487
                                                              -------    -------      -------

Commitments and contingencies
Stockholders' Equity:
Preferred Stock, $.001 par value,
  5,000,000 shares authorized, none issued
  and outstanding                                                  --         --           --
Class A common stock, $.001 par value, 100,000,000 shares
  authorized, 0, 232,919 and 232,919 issued and
  outstanding...............................................       --         --           --
Class B common stock, $.001 par value, 50,000,000 shares
  authorized, 46,583,850, 46,583,850 and 46,583,850 issued
  and outstanding...........................................       47         47           47
Additional paid-in-capital..................................       --         51        1,083
Deferred compensation.......................................       --        (15)        (186)
Parent company investment...................................   16,272     22,326       38,604
Retained deficit............................................   (4,527)    (4,322)      (4,749)
                                                              -------    -------      -------
    Total stockholders' equity..............................   11,792     18,087       34,799
                                                              -------    -------      -------
    Total liabilities and stockholders' equity..............  $14,192    $23,724      $42,053
                                                              =======    =======      =======

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

                              SUREBEAM CORPORATION

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED            SIX MONTHS ENDED
                                                        DECEMBER 31,               JUNE 30,
                                                 ---------------------------   -----------------
                                                  1997      1998      1999      1999      2000
                                                 -------   -------   -------   -------   -------
                                                                                  (UNAUDITED)
Revenues.......................................  $ 8,255   $11,184   $14,339   $ 6,710   $13,091
Cost of revenues...............................    8,010     8,909     8,576     4,188     7,973
                                                 -------   -------   -------   -------   -------
  Gross profit.................................      245     2,275     5,763     2,522     5,118
Selling, general and administrative expenses...    1,591     2,067     4,138     2,106     4,349
                                                 -------   -------   -------   -------   -------
Income (loss) from operations..................   (1,346)      208     1,625       416       769
Interest expense-net...........................    1,302     1,154     1,299       699     1,379
                                                 -------   -------   -------   -------   -------
Income (loss) before income taxes..............   (2,648)     (946)      326      (283)     (610)
Income tax provision (benefit).................     (794)     (284)      121       (85)     (183)
                                                 -------   -------   -------   -------   -------
Net income (loss)..............................  $(1,854)  $  (662)  $   205   $  (198)  $  (427)
                                                 =======   =======   =======   =======   =======
Basic earnings (loss) per share:
  Net income (loss)............................  $ (0.04)  $ (0.01)  $  0.00   $ (0.00)  $ (0.01)
                                                 =======   =======   =======   =======   =======
Weighted average shares--basic.................   46,584    46,584    46,630    46,584    46,817
                                                 =======   =======   =======   =======   =======
Diluted earnings (loss) per share:
  Net income (loss)............................  $ (0.04)  $ (0.01)  $  0.00   $ (0.00)  $ (0.01)
                                                 =======   =======   =======   =======   =======
Weighted average shares--diluted...............   46,584    46,584    53,082    46,584    46,817
                                                 =======   =======   =======   =======   =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                             COMMON STOCK        ADDITIONAL                     PARENT     RETAINED
                                        ----------------------    PAID-IN-      DEFERRED       COMPANY     EARNINGS
                                         CLASS A      CLASS B     CAPITAL     COMPENSATION    INVESTMENT   (DEFICIT)    TOTAL
                                        ----------   ---------   ----------   -------------   ----------   ---------   --------
Balances at January 1, 1997...........  $     --        $47        $   --         $  --        $14,881      $(2,011)   $12,917
  Net loss............................        --         --            --            --             --       (1,854)    (1,854)
  Titan investment, net...............        --         --            --            --          1,624           --      1,624
                                        ----------      ---        ------         -----        -------      -------    -------
Balances at December 31, 1997.........        --         47            --            --         16,505       (3,865)    12,687
  Net loss............................        --         --            --            --             --         (662)      (662)
  Distribution to Titan, net..........        --         --            --            --           (233)          --       (233)
                                        ----------      ---        ------         -----        -------      -------    -------
Balances at December 31, 1998.........        --         47            --            --         16,272       (4,527)    11,792
  Net income..........................        --         --            --            --             --          205        205
  Titan investment, net...............        --         --            --            --          6,054           --      6,054
  Proceeds from issuance of common
    stock in conjucton with exercise
    of stock options..................        --         --            34            --             --           --         34
  Deferred compensation related to the
    issuance of stock options.........        --         --            17           (17)            --           --         --
  Amortization of deferred
    compensation......................        --         --            --             2             --           --          2
                                        ----------      ---        ------         -----        -------      -------    -------
Balances at December 31, 1999.........        --         47            51           (15)        22,326       (4,322)    18,087
  Net loss (unaudited)................        --         --            --            --             --         (427)      (427)
  Titan investment, net (unaudited)...        --         --            --            --         16,278           --     16,278
  Issuance of warrants (unaudited)....        --         --           846            --             --           --        846
  Deferred compensation related to the
    issuance of stock options
    (unaudited).......................        --         --           186          (186)            --           --         --
  Amortization of deferred
    compensation (unaudited)..........        --         --            --            15             --           --         15
Conversion of parent company
  investment into subordinated
  promissory note.....................        --         --            --            --             --           --         --
                                        ----------      ---        ------         -----        -------      -------    -------
Balances at June 30, 2000
  (unaudited).........................  $     --        $47        $1,083         $(186)       $38,604      $(4,749)   $34,799
                                        ==========      ===        ======         =====        =======      =======    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             YEAR ENDED              SIX MONTHS ENDED
                                                            DECEMBER 31,                 JUNE 30,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................  $(1,854)    $(662)    $   205    $  (198)   $   (427)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization..................      657       877         842        388       1,086
  Deferred income taxes..........................      583        56         211         --          --
  Deferred compensation charge...................       --        --           2         --          15
Change in operating assets and liabilities:
  Accounts receivable............................     (548)      (22)     (3,905)    (1,743)        960
  Inventory......................................     (153)     (200)     (1,398)      (154)       (305)
  Prepaid expenses and other.....................       (6)      (19)       (550)      (185)       (312)
  Other assets...................................       80       149        (437)       (66)     (6,648)
  Accounts payable...............................     (114)      208       2,568       (105)        375
  Income tax payable.............................       --        --          --         --          --
  Accrued compensation and benefits..............      (28)       94          81        (60)        179
  Other accrued liabilities......................       52       (36)        377         98        (195)
                                                   -------     -----     -------    -------    --------
    Net cash provided by (used in) operating
      activities.................................   (1,331)      445      (2,004)    (2,025)     (5,272)
                                                   -------     -----     -------    -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.............................     (293)     (212)     (4,084)       (72)     (3,506)
Cash paid for purchase of linear accelerator.....       --        --          --         --      (2,500)
Cash paid for purchase of intangible assets......       --        --          --         --      (5,000)
                                                   -------     -----     -------    -------    --------
    Net cash used in investing activities........     (293)     (212)     (4,084)       (72)    (11,006)
                                                   -------     -----     -------    -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options......       --        --          34         --          --
Titan investment (distribution), net.............    1,624      (233)      6,054      2,097      16,278
                                                   -------     -----     -------    -------    --------
Net cash provided by (used in) financing
  activities.....................................    1,624      (233)      6,088      2,097      16,278
                                                   -------     -----     -------    -------    --------
Net change in cash...............................       --        --          --         --          --
  Cash at beginning of year......................       --        --          --         --          --
                                                   -------     -----     -------    -------    --------
  Cash at end of year............................  $    --     $  --     $    --    $    --    $     --
                                                   =======     =====     =======    =======    ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

    SureBeam Corporation ("SureBeam" or the "Company") was formed in August 2000 in connection with the contribution by The Titan Corporation ("Titan") of the assets, liabilities and operations related to its electronic food pasteurization business. In 1997, a predecessor business to SureBeam had been established by Titan as a wholly-owned subsidiary (See Note 10). Titan developed its proprietary electron beam process from technology developed under contracts with the federal government during the 1980s. Titan has accounted for its electron beam technology business as a separate business segment since 1993. Prior to 1999, substantially all of the revenues of this segment were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electron beam accelerator systems for use by the federal government.

    The historical results of operations and financial condition of this segment of Titan's operations are presented herein as the historical results of operations and financial condition of SureBeam and are presented as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented. These historical results do not reflect the results of operations and financial condition of the electronic food pasteurization business on a stand-alone basis, which business was contributed by Titan to SureBeam in August 2000. Accordingly, the historical results are not indicative of the results that would have occurred had the contribution been consummated prior to the beginning of each of the periods presented.

    The Company faces a number of risks, including but not limited to:

    - The market for electronic food pasteurization systems and services is at an early stage of development and the Company is subject to the risks of new enterprises and the commercialization of a technology that requires consumer acceptance.

    - The Company has little history of generating revenues from sales of its electronic food pasteurization systems and services and may not achieve or sustain profitability.

    - The Company's further development of its electronic food pasteurization systems and services will require significant capital resources to fund operations, including expansion of its manufacturing capacity and sales and marketing activities and the building of SureBeam systems and service centers. As a result, the Company expects to incur losses for the foreseeable future.

    See "Risk Factors" in the accompanying prospectus for a more complete discussion of risks faced by the Company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INTERIM RESULTS (UNAUDITED). The accompanying balance sheet as of June 30, 2000 and the related statements of operations and of cash flows for the six months ended June 30, 1999 and 2000, and the statement of stockholders' equity for the six months ended June 30, 2000 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of results of the interim periods. The data disclosed in these notes to the financial statements at such dates and for such periods are also unaudited.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION. Revenues derived from providing medical equipment sterilization and electronic food pasteurization services are recorded at the time services are performed. Revenues derived from sales of medical equipment sterilization and electronic food pasteurization systems under fixed-price contracts are accounted for using the percentage-of-completion method. Certain other revenues, principally those arising from the linear accelerator business are recognized using the percentage of completion or completed contract method based on the duration of the contract and the nature of the products or services delivered. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable. In determining the applicability of the percentage of completion method to accounting for fixed price contracts, the Company considers the risks associated with estimating its costs to complete a contract. If these estimates are deemed unreliable or contain a significant degree of risk the Company will seek to modify the contract to time and materials or use the completed contract method.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at acquisition cost. Depreciation is provided using the straight-line method, with estimated useful lives of two to fifteen years for leasehold improvements (or the life of the lease if shorter) and three to seven years for machinery and equipment and furniture and fixtures. Depreciation on the medical equipment sterilization and electronic food pasteurization systems is based on the units of production method, determined upon hours utilized, which approximates fifteen years.

    CAPITALIZED INTEREST. Interest is capitalized on certain assets under construction, including a facility in Sioux City, Iowa (See Note 8). During 1999, total interest costs were $1.5 million, of which $160,000 were capitalized. There were no other interest costs capitalized in any of the periods presented herein.

    IMPAIRMENT OF LONG-LIVED ASSETS. Periodically, the Company reviews for possible impairment its long-lived assets and certain identifiable intangibles to be held and used. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly. In evaluating whether an impairment exists, the Company compares the carrying value of the asset to the estimated undiscounted future cash flows. If an impairment is deemed to exist, the asset's carrying value is adjusted to the present value of its estimated future cash flows.

    STOCK-BASED COMPENSATION. The Company has elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock-based compensation plans under the provisions of APB No. 25.

    INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company and Titan have a tax allocation agreement under which the Company will be included in Titan's consolidated federal and certain state income tax returns. The Company believes that the agreement will be structured so that in the years in which the Company has taxable income, it will pay Titan amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. For so long as Titan maintains beneficial ownership of at least 80% of the total voting power and 80% of the total value of the outstanding Common Stock, the Company will be included in the consolidated federal and certain state income tax returns filed by Titan.

    PER SHARE INFORMATION. Basic and diluted earnings (loss) per share are presented in conformity with Statement of Financial Accounting Standards
No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. In accordance with SFAS 128, basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share include the effects of potentially dilutive securities using the as-converted and treasury stock methods.

    The following data summarize information relating to the per share computations for continuing operations:

                                                    FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                                   -----------------------------------------
                                                                  (UNAUDITED)
                                                     INCOME
                                                     (000S)      SHARES (000S)    PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)     AMOUNTS
                                                   -----------   -------------   -----------
Basic EPS:
  Net loss.......................................     $(427)         46,817         $(0.01)
Effect of dilutive securities:
  Stock options..................................        --              --             --
Diluted EPS:
                                                      -----          ------         ------
  Net income (loss) plus assumed conversions.....     $(427)         46,817         $(0.01)
                                                      =====          ======         ======

                                                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                   -----------------------------------------
                                                                  (UNAUDITED)
                                                     INCOME
                                                     (000S)      SHARES (000S)    PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)     AMOUNTS
                                                   -----------   -------------   -----------
Basic EPS:
  Net loss.......................................     $(198)         46,584         $(0.00)
Effect of dilutive securities:
  Stock options..................................        --              --             --
                                                      -----          ------         ------
Diluted EPS:
  Net income (loss) plus assumed conversions.....     $(198)         46,584         $(0.00)
                                                      =====          ======         ======

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                     FOR THE YEAR ENDING DECEMBER 31, 1999
                                                    ---------------------------------------
                                                      INCOME
                                                      (000S)      SHARES (000S)   PER SHARE
                                                    (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                                    -----------   -------------   ---------
Basic EPS:
  Net income......................................     $205          46,630         $0.00
Effect of dilutive securities:
  Stock options...................................       --           6,452            --
                                                       ----          ------         -----
Diluted EPS:
  Net income (loss) plus assumed conversions......     $205          53,082         $0.00
                                                       ====          ======         =====

                                                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                                   ----------------------------------------
                                                   LOSS (000S)   SHARES (000S)   PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                                   -----------   -------------   ----------
Basic EPS:
  Net loss.......................................     $(662)        46,584         $(0.01)
Effect of dilutive securities:
  Stock options..................................        --             --             --
                                                      -----         ------         ------
Diluted EPS:
  Net income (loss) plus assumed conversions.....     $(662)        46,584         $(0.01)
                                                      =====         ======         ======

                                                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                                   ----------------------------------------
                                                   LOSS (000S)   SHARES (000S)   PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                                   -----------   -------------   ----------
Basic EPS:
  Net loss.......................................    $(1,854)       46,584         $(0.04)
Effect of dilutive securities:
  Stock options..................................         --            --             --
                                                     -------        ------         ------
Diluted EPS:
  Net income (loss) plus assumed conversions.....    $(1,854)       46,584         $(0.04)
                                                     =======        ======         ======

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of the Company's financial instruments, including accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short-term nature. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk with respect to its accounts receivable.

    COMPREHENSIVE INCOME. The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events in the period other than transactions with owners. The Company has no components of comprehensive income.

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    START-UP COSTS. The Company expenses the costs of start-up activities as incurred in accordance with the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities."

    PARENT COMPANY INVESTMENT. The cash receipts and disbursements of the Company's operations have historically been combined with other Titan cash transactions and balances. The parent company investment in the accompanying financial statements reflects the accumulated net cash funded by Titan in respect of all of SureBeam's operations, including the medical equipment sterilization business and the linear accelerator business from the inception of such operations through the respective balance sheet dates.

    NEW ACCOUNTING STANDARDS. In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB is effective for all registrants during the fourth quarter of fiscal 2000. Management believes the Company's accounting policies comply with the provisions of SAB 101.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the effective date of SFAS 133 was amended to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133." The Company anticipates that the adoption of SFAS 133 will not have a material impact on the Company's financial position or results of operations.

NOTE 3. STRATEGIC ALLIANCES

    In connection with the Company's agreement with Texas A&M University and the Texas Agricultural Experiment Station (collectively, the "University System"), the Company agreed to provide three electronic food pasteurization systems pursuant to a no-cost 10-year lease with title passing to the University System at the end of the 10-year term. Under the agreement, the Company may retain the University System to conduct certain research and development activities. SureBeam has accounted for this transaction in accordance with APB No. 29, "Accounting For Nonmonetary Transactions." SureBeam is recording nonmonetary sales on a percentage of completion basis at the fair market value of the electronic food pasteurization systems. A long-term asset has been recorded in a similar amount and will be recognized as an expense as services are rendered over a term not to exceed the term of the lease.

    In May 2000, the Company received purchase orders from Tech Ion Industrial Brasil S.A. ("Tech Ion") for eleven electronic food processing systems. Also in May 2000, the Company, through its wholly owned subsidiary, Titan SureBeam Brazil Ltd., and Tech Ion jointly established SureBeam Brasil Ltda. SureBeam Brasil will provide, among other things, food pasteurization services through multiple

                              SUREBEAM CORPORATION

NOTE 3. STRATEGIC ALLIANCES (CONTINUED)
planned service centers to various food companies in Brazil. The Company acquired a 19.9% equity interest in SureBeam Brasil without charge at the time the Company signed the agreement to establish SureBeam Brasil. The Company has the right, exercisable at any time within 20 years of the formation of the strategic alliance to acquire up to 50% of the total equity interest in SureBeam Brasil for no charge. The agreement futher provides that the Company or another Titan affiliate will provide a $5.0 million working capital line of credit to Tech Ion, and advances will bear interest at 10% per annum and are secured by the stock and assets of Tech Ion. At June 30, 2000 there was $200,000 outstanding under this line of credit.

    In December 1999, the Company agreed to sell a SureBeam system to a new entity, Zero Mountain SureBeam, to be formed by Zero Mountain Cold Storage and us which will construct and operate an electronic food pasteurization service center in Arkansas. Upon completion of the SureBeam system, we will acquire a 19.9% equity interest in the new entity for $1 million.

    In December 1999, SureBeam entered into an agreement with Japan's Mitsubishi Corporation ("Mitsubishi") to sell a SureBeam electronic food pasteurization system to an entity to be formed by Mitsubishi. In connection with this agreement, SureBeam received a warrant to acquire a 19.9% equity interest in such entity for $1.0 million.

    In November 1999, SureBeam entered into an agreement with Hawaii Pride LLC and affiliated parties, whereby Hawaii Pride would acquire a SureBeam system and construct a facility in Hilo, Hawaii for the purpose of disinfesting fruit and other products. Prior to Hawaii Pride obtaining third party financing, the Company advanced $3.4 million to Hawaii Pride, which is included in the accompanying balance sheet as other long term assets. The Company can convert $1.0 million of the amount advanced into 19.9% of the common stock of Hawaii Pride. If SureBeam converts the remaining balance of the advance, it can increase its ownership of Hawaii Pride to 51%. In June 2000, Hawaii Pride obtained a 15-year loan of approximately $6.8 million from the USDA. If Hawaii Pride defaults on its loan obligations, or fails to comply with USDA requirements, SureBeam has the right to acquire 100% of the equity of Hawaii Pride for a nominal amount. Titan has agreed that upon SureBeam's acquisition of any equity interest in Hawaii Pride, it will guarantee a percentage amount of the USDA loan equal to the percentage of SureBeam's equity interest in Hawaii Pride.

NOTE 4. INTANGIBLE ASSETS

    On January 26, 2000, the Company entered into an agreement to acquire certain assets and assume certain liabilities of Electron Ventures Limited. Specifically, the Company acquired a linear accelerator system and all ancillary equipment for $2.5 million and assumed a long-term capital lease on the accelerator. The assets acquired and liabilities assumed were recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the net assets acquired of approximately $1.2 million is being amortized over five years.

    In May 2000, the Company entered into a non-compete agreement with Applied Power Associates, Inc. ("APA") and paid APA $5 million in cash and issued it a warrant to acquire 372,671 shares of SureBeam common stock at an exercise price per share of $0.14. The warrant expires on the earliest of: (a) May 1, 2003; (b) an initial public offering of the Company or (c) the date the Company is sold. The consideration of $5.2 million, which includes $216,000 related to the fair market value of the warrant, is

                              SUREBEAM CORPORATION

NOTE 4. INTANGIBLE ASSETS (CONTINUED)
being amortized on a straight-line basis over two years, the term of the non-compete agreement included as part of this transaction.

    The Company capitalizes certain costs related to patent applications. Accumulated costs are amortized over seven years using the straight-line method, commencing at the time the patents are issued.

    Accumulated amortization related to intangible assets was $491,000 and $2,000 as of June 30, 2000 and December 31, 1999.

    The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its intangibles. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

NOTE 5. OTHER FINANCIAL DATA

    Following are details concerning certain balance sheet accounts as of December 31, 1998 and 1999 and June 30, 2000:

                                                                DECEMBER 31,          JUNE 30,
                                                           -----------------------   -----------
                                                              1998         1999         2000
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Accounts Receivable:
  Billed.................................................  $1,141,000   $1,209,000   $1,212,000
  Unbilled...............................................   2,544,000    6,381,000    5,418,000
                                                           ----------   ----------   ----------
                                                           $3,685,000   $7,590,000   $6,630,000
Less allowance for doubtful accounts.....................    (350,000)    (350,000)    (350,000)
                                                           ----------   ----------   ----------
Accounts Receivable, net.................................  $3,335,000   $7,240,000   $6,280,000
                                                           ==========   ==========   ==========

    Unbilled receivables primarily represent work-in-process that will be billed in accordance with contract terms and delivery schedules. Also included in unbilled receivables are amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled receivables are expected to be collected within one year.

                                                               DECEMBER 31,          JUNE 30,
                                                         ------------------------   -----------
                                                            1998         1999          2000
                                                         ----------   -----------   -----------
                                                                                    (UNAUDITED)
Property and Equipment:
  Machinery and equipment..............................  $8,906,000   $13,359,000   $19,220,000
  Furniture, fixtures and leasehold improvements.......   3,926,000     3,557,000     3,602,000
                                                         ----------   -----------   -----------
                                                         12,832,000    16,916,000    22,822,000
Less accumulated depreciation and amortization.........  (3,534,000)   (4,376,000)   (4,893,000)
                                                         ----------   -----------   -----------
Property and Equipment, net............................  $9,298,000   $12,540,000   $17,929,000
                                                         ==========   ===========   ===========

                              SUREBEAM CORPORATION

NOTE 6. RELATED PARTY TRANSACTIONS

    CORPORATE SERVICES AGREEMENT. Titan provides or makes available to the Company certain routine corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services as well as allocated premises for occupancy. Titan also provides the Company with corporate planning, government relations and corporate quality assurance services. The Company shares certain Titan systems, including its accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to the Company based upon government cost accounting requirements. The Company pays Titan for human resources services based upon the Company's percentage of the total number of Titan group employees. Except for occupancy costs described below, the Company pays for other corporate services based upon the average of three percentages: (1) the percentage of the Company's payroll to the total payroll of the Titan group, (2) the percentage of the Company's operating revenues to the total operating revenues of the Titan group and (3) the percentage of the Company's average net book value which is the sum of the Company's tangible capital assets plus inventories to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of the Company's relative use of these services.

    The initial term of the Corporate Services Agreement extends through December 31, 2001. This agreement automatically renews annually unless the Company elects not to renew by giving Titan notice. Amounts aggregating $792,000, $913,000, $951,000, $573,000 and $759,000 are included as part of the
Company's selling, general and administrative expenses in the Company's results of operations in the accompanying consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 and for the unaudited six month periods ended June 30, 1999 and 2000, respectively. Management believes that these allocations are reasonable.

    FACILITIES AGREEMENT. Titan has allocated approximately 6,800 square feet of facility space in San Diego, California to the Company. Under the Corporate Services Agreement, Titan charges the Company for occupancy, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services, centralized mail and postage and other services. The Company pays Titan an annual fee determined by the Company's percentage of Titan's annual costs for this facility. This percentage is based upon the percentage of the total square feet in the facility that the Company occupies. Amounts aggregating $51,000, $72,000, $92,000, $43,000 and $92,000 are
included as part of the Company's selling, general and administrative expenses in the Company's results of operations in the accompanying consolidated financial statements for the years ended December 31, 1997, 1998, 1999 and for the unaudited six month periods ended June 30, 1999 and 2000, respectively.

    TAX ALLOCATION AGREEMENT. As long as Titan maintains beneficial ownership of at least 80% of the total voting power of the Company's capital stock and 80% of the total value of the Company's outstanding common stock, the Company will be included in Titan's consolidated federal income tax returns.

    SureBeam and Titan intend to enter into a Tax Allocation Agreement. Under the Tax Allocation Agreement, the Company will agree to pay to Titan an amount generally equal to the tax liability that the Company would have incurred if it had prepared and filed a separate return. Titan will have broad discretion in determining the amount of separate taxable income and tax liability that the Company would realize on such a separate return. In computing this separate tax liability, the Company's tax

                              SUREBEAM CORPORATION

NOTE 6. RELATED PARTY TRANSACTIONS (CONTINUED) attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that it would have had had it always owned the businesses transferred to the Company by Titan.

    As a member of the Titan group for purposes of filing consolidated federal income tax returns, the Company will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes.

    LICENSE AGREEMENT.  In connection with the contribution agreement (See
Note 1 and 12) SureBeam licenses its patents and technology to another subsidiary of Titan to be used solely for medical equipment sterilization. This license is royalty-free to Titan.

    EMPLOYEE BENEFIT PLANS. The Company's employees are eligible to participate in the Titan benefit plans. Those plans include a 401(k) plan, an employee stock ownership plan, a non-qualified executive deferred compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for the Company's employees are charged by Titan to the Company.

    SUBORDINATED PROMISSORY NOTE. In August 2000, in connection with the contribution by Titan to SureBeam of its electronic food pasteurization business, we assumed the cumulative advances of approximately $39 million on a pro forma basis as of June 30, 2000. These advances are now evidenced by the subordinated, unsecured promissory note payable to Titan. Under this note, Titan has committed to lend us a maximum of $75.0 million. Amounts unborrowed cannot be canceled by Titan. The promissory note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. At Titan's option, the Company may repay amounts outstanding under the promissory note with the net proceeds of any asset sales the Company makes that are not in the ordinary course of business or if the Company obtains a credit facility from a third party lender and the lender and the facility permits the use of proceeds to repay existing indebtedness. The Company cannot use any of the proceeds of its initial public offering to repay amounts outstanding under the promissory note or under any indebtedness the Company incurs to refinance the promissory note.

    The Company is a guarantor under Titan's $425.0 million Senior Secured Credit Facility and is subject to the loan covenants in the facility agreement. Titan has pledged its equity interest in SureBeam as collateral for borrowings against the credit facility.

    LOAN RECEIVABLE. In October 1999, the Company loaned its President and Chief Executive Officer $375,000. Pursuant to his employment agreement, the loan will bear interest at 8% and be forgiven over a five year period unless the employment is voluntarily terminated or terminated for cause. The loan balance is included in other assets on the accompanying balance sheets as of December 31, 1999 and June 30, 2000.

NOTE 7. SIGNIFICANT CUSTOMERS

    For the six months ended June 30, 1999 and 2000, revenue from three customers represented 42% and 64%, respectively, of the Company's revenues.

    For 1997, 1998, and 1999 revenue from one customer, two customers and two customers, respectively, represented 29%, 51% and 29% of the revenues in each year.

    No other single customer accounted for 10% or more of the revenues for these periods.

                              SUREBEAM CORPORATION

NOTE 8. COMMITMENTS AND CONTINGENCIES

    The Company periodically is a defendant in cases incidental to its business activities. Furthermore, providers of products and services to the U.S. government are generally subject to multiple levels of audit and investigation by various U.S. government agencies. Any liabilities arising from audits by the federal government are being retained by Titan as part of the reorganization (See Note 12). In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

    On January 6, 2000, Ion Beam Applications s.a. ("IBA"), a Belgian corporation, and certain of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against Titan relating to its patent for its SureBeam technology. The action attacks the validity of the Company's principal patent, seeks a declaration that IBA and its customers have not infringed any of the 62 claims in our patent, and alleges that the Company has engaged in unfair competition and that its conduct constitutes patent misuse. The Company intends to vigoroursly defend its patent position. However, a finding in favor of IBA in this action could materially adversely affect the Company's business.

    On August 7, 2000, the former Chief Executive Officer and President of SureBeam Corporation, filed an action for declaratory relief in a California state court relating to his stock option agreement with the Company. The action alleges, among other things, that the Company has breached his employment and stock option agreements in connection with the repurchase price of his options upon termination of his services to the Company. The Company intends to vigorously defend against this action.

    In 1999, SureBeam entered into an agreement with Cloverleaf Cold Storage in Sioux City, Iowa whereby Cloverleaf constructed and leased to SureBeam an electron beam food pasteurization service center in which SureBeam would install food pasteurization systems and process food for its customers. The facility lease commenced on February 1, 2000 and has an initial term of five years with an option to extend the lease term for an additional five years. Monthly rental payments are approximately $25,000 for the first year of the lease and are adjusted annually based upon fluctuations in the Consumer Price Index. In addition to the facility lease with Cloverleaf, SureBeam issued a warrant to Cloverleaf to purchase 465,839 shares of our Class A common stock for a nominal amount. SureBeam also granted an additional warrant to Cloverleaf to purchase 1,397,516 shares of SureBeam common stock at an exercise price of $6.71 per share. The fair value of the warrants of $628,000 has been recorded as prepaid rent in the accompanying financial statements and will be amortized over the initial five-year lease term. Both warrants expire on the earliest of: (a)
May 23, 2003; (b) an initial public offering of the Company or (c) the date the Company is sold.

    The Company leases space from unrelated third parties under noncancelable operating leases. Rent expense for these leases amounted to $452,000, $488,000 and $514,000 for the years ended

                              SUREBEAM CORPORATION

NOTE 8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
December 31, 1997, 1998, and 1999, respectively. The related future minimum lease payments as of December 31, 1999 are as follows:

YEAR ENDING
DECEMBER 31,
------------
2000........................................................  $  560,000
2001........................................................     591,000
2002........................................................     612,000
2003........................................................     463,000
2004........................................................     282,000
Thereafter..................................................          --
                                                              ----------
                                                              $2,508,000
                                                              ==========

    The Company has also guaranteed certain obligations of Titan (see Note 6).

NOTE 9. INCOME TAXES

    The components of the income tax provision (benefit) are as follows:

                                               1997         1998        1999
                                            -----------   ---------   ---------
Current:
  Federal.................................  $(1,315,000)  $(285,000)  $ (83,000)
  State...................................     (116,000)    (25,000)     (7,000)
                                            -----------   ---------   ---------
                                             (1,431,000)   (310,000)    (90,000)
Deferred..................................      637,000      26,000     211,000
                                            -----------   ---------   ---------
                                            $  (794,000)  $(284,000)  $ 121,000
                                            ===========   =========   =========

    Following is a reconciliation of the income tax provision expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:

                                                1997        1998        1999
                                              ---------   ---------   --------
Expected federal income tax provision
  (benefit).................................  $(734,000)  $(266,000)  $105,000
State income taxes, net of federal income
  tax benefits..............................    (65,000)    (25,000)     9,000
Other.......................................      5,000       7,000      7,000
                                              ---------   ---------   --------
Actual income tax provision (benefit).......  $(794,000)  $(284,000)  $121,000
                                              =========   =========   ========

                              SUREBEAM CORPORATION

NOTE 9. INCOME TAXES (CONTINUED)
    The net deferred tax asset (liability) as of December 31, 1998 and 1999, resulted from the following temporary differences:

                                                        1998          1999
                                                     -----------   -----------
Accrued payroll and employee benefits..............  $    63,000   $    73,000
Deferred compensation..............................        2,000         6,000
Reserves...........................................      242,000       233,000
Depreciation.......................................   (1,586,000)   (1,799,000)
Other..............................................        3,000            --
                                                     -----------   -----------
Deferred tax liability.............................  $(1,276,000)  $(1,487,000)
                                                     ===========   ===========

NOTE 10. STOCKHOLDERS' EQUITY

    The Company has two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. As of June 30, 2000 Titan owns 100% of the issued and outstanding Class B common stock. One officer of Titan owns 232,919 shares of Class A common stock resulting from the exercise of stock options in 1999.

    The Company's certificate of incorporation also allows for issuance of preferred stock upon approval by the board of directors. As of June 30, 2000, the board has not approved nor has the Company issued any preferred stock.

NOTE 11. STOCK-BASED AND OTHER COMPENSATION PLANS

    The Company provides stock-based compensation to officers, directors and key employees through stock option plans. Prior to the contribution to SureBeam from Titan in August 2000, the Company had one employee stock option plan, the 1998 Stock Option Plan (the "1998 Plan"). Total options authorized for grant under the 1998 Stock Option Plan were 11,180,124. Under the 1998 Plan, an option's maximum term is ten years, and the exercise price of each option must equal the fair market value of the Company's stock on the date of grant. All options vest in four equal annual increments beginning one year after the grant date.

                              SUREBEAM CORPORATION

NOTE 11. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED)
    A summary of the status of the Company's 1998 Plan as of December 31, 1997, 1998, 1999 and June 30, 2000 and changes during the periods ended on those dates is presented below:

                                       1997                         1998                         1999                 2000
                            --------------------------   --------------------------   ---------------------------   ---------
                             SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE    SHARES
OPTIONS                     ---------   --------------   ---------   --------------   ----------   --------------   ---------
                                                                                                                    (UNAUDITED)
Outstanding at beginning
  of period...............
                                  --        $0.00               --       $0.14         4,639,751       $0.14        6,451,863
Granted...................        --                     4,639,751       $0.14         3,237,578       $0.14        1,369,565
Exercised.................        --                            --                      (232,919)      $0.14               --
Terminated................        --                            --                    (1,192,547)      $0.14         (512,422)
                            ---------                    ---------                    ----------                    ---------
Outstanding at end of
  period..................        --                     4,639,751       $0.14         6,451,863       $0.14        7,309,006
                            =========                    =========                    ==========                    =========
Options exercisable at end
  of period...............        --                            --                       838,509       $0.14        1,092,391
                            =========                    =========                    ==========                    =========

                                 2000
                            --------------
                            EXERCISE PRICE
OPTIONS                     --------------
                           (UNAUDITED)
Outstanding at beginning
  of period...............
                                $0.14
Granted...................      $0.14
Exercised.................
Terminated................      $0.14
Outstanding at end of
  period..................      $0.14
Options exercisable at end
  of period...............      $0.14

    The following table summarizes information about stock options outstanding at June 30, 2000:

                 OPTIONS OUTSTANDING
           -------------------------------
           OUTSTANDING    WEIGHTED-AVERAGE
EXERCISE   AT JUNE 30,       REMAINING
 PRICE         2000       CONTRACTUAL LIFE
--------   ------------   ----------------
 $0.14      7,309,006            8.9

    Under the 1998 Plan, certain employees who qualify as sophisticated investors have agreed to resell any shares purchased under their options back to the Company at book value. This constitutes a variable plan under APB No. 25. Accordingly, deferred compensation has been recorded to the extent that book value exceeds the exercise price of the options at the date of grant. Deferred compensation is also recorded for changes in book value occurring subsequent to the initial grant date. Compensation expense related to these grants is recognized as these options vest. The Company has not recognized compensation expense related to these options, as the exercise price per share has exceeded the book value per share since the date of grant and for all periods presented. There are 6,055,901 and 6,959,627 options outstanding at December 31, 1999 and June 30, 2000, respectively, subject to this buyback provision.

    On August 11, 1999, the Company issued 116,460 options at $0.14 per share to employees under the 1998 Plan. On this date the deemed fair value of a share of common stock was $0.29 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $16,750 on August 11, 1999. On February 1, 2000, the Company issued 46,584 shares under the 1998 Plan. On this date the fair value of a share of common stock was $0.43 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $13,400 on February 1, 2000. On May 1, 2000 and June 1, 2000, the Company issued 93,168 and 93,168 options, respectively, at $0.14 per share to employees under the 1998 Plan. On these dates, the deemed fair value of a share of common stock was $0.71 and $1.43 per share, respectively. Accordingly, the Company has recognized deferred compensation related to these grants of $173,000. This deferred charge will be amortized to expense over the four year vesting period of these options, $2,000 of such expense was recognized in 1999. The fair value of these option grants were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999:

                              SUREBEAM CORPORATION

NOTE 11. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED) zero dividend yield; expected volatility of 0%; a risk-free interest rate of 5.5%; and an expected life of five years.

    As permitted, the Company has adopted the disclosure only provisions of SFAS 123. Accordingly, no compensation expense, except as specifically described above, has been recognized for the stock option plans. Had compensation expense been determined based on the fair value at the date of the grant for the years ended December 31, 1997, 1998 and 1999 consistent with the provisions of SFAS 123, the Company's net income (loss) and net income (loss) per share would have been reported as the pro forma amounts indicated below:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                             ----------------------------------
                                                1997         1998        1999
                                             -----------   ---------   --------
Net income (loss)--as reported.............  $(1,854,000)  $(662,000)  $205,000
Net income (loss)--pro forma...............   (1,854,000)   (714,000)   153,000
Basic earnings per share--as reported......  $     (0.04)  $   (0.01)  $   0.00
Basic earnings per share--pro forma........        (0.04)      (0.02)      0.00
Diluted earnings per share--as reported....  $     (0.04)  $   (0.01)  $   0.00
Diluted earnings per share--pro forma......        (0.04)      (0.02)      0.00

    During the six months ended June 30, 2000 the Company issued approximately 1,928,571 when the fair value of common stock was deemed to be $1.43 per share. The Company has recorded approximately $186,000 of additional deferred compensation related to these grants.

    In August 2000, the Company adopted and the stockholders approved the 2000 Equity Incentive Plan which will become effective upon completion of this offering. Outstanding options will continue to be governed by the original terms of those options granted under the 1998 Plan. The Company has reserved an aggregate 2,170,800 shares of common stock for issuance upon the exercise of stock awards granted to employees, directors, and consultants under the plan. The exercise price of an option cannot be less than 100% of the fair market value of the common stock on the date of grant. The maximum term of options granted is 10 years. The plan will terminate in August 2010, unless sooner terminated by the board.

    In August 2000, the Company also adopted an Employee Stock Purchase Plan covering an aggregate of 250,000 shares of common stock. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering. Employees who participate in an offering may have up to 15% of their earnings withheld under the Purchase Plan. The amount withheld will then be used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date.

    The Company has a Nonstatutory Stock Option Plan with 7,742,219 shares of Class A common stock authorized for issuance. The plan provides for grants of nonstatutory stock options to the Company's officers and directors and the officers and directors of Titan. The Company has the right to repurchase shares received on the exercise of an option at the book value of those shares if the purchaser terminates service prior to the completion of the initial public offering. After the completion

                              SUREBEAM CORPORATION

NOTE 11. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED) of the offering, the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. The term of the stock options may not exceed February 19, 2008, the plan termination date. As of June 30, 2000, options to purchase a total of 6,987,563 shares of the Class A common stock were held by participants and 754,656 shares remained available for grant.

    Certain officers and key employees participate in the Titan non-qualified executive deferred compensation plan. The Company also has performance bonus plans for certain of its employees. Related expense for these two plans amounted to approximately $8,000, $41,000 and $264,000 in years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 12. GEOGRAPHIC OPERATIONS

    The Company has historically operated in one business segment related to its electron beam technology, principally in the United States.

NOTE 13. SUBSEQUENT EVENTS

    In August 2000, Titan contributed to SureBeam the assets, liabilities and operations related to Titan's electronic food pasteurization business. Titan's electronic food pasteurization business had been operated as part of a division of Titan, together with Titan's medical equipment sterilization business and its linear electron beam accelerator business. Also at the time of the contribution, the Company licensed to Titan the patent rights for the SureBeam technology to be used solely for the medical equipment sterilization business, which was retained by Titan.

    In connection with the contribution agreement with Titan, the Company entered into a number of other agreements with Titan for such items as corporate services, facilities, filing of income tax returns and employee benefit plans (See Note 6). These agreements provide, among other things, continuation of services which have historically been provided by Titan to SureBeam while the Company builds its corporate infrastructure on a stand-alone basis. As consideration for these services, Titan will charge to the Company an allocation of the cost for these services to the extent that they pertain to SureBeam. Management believes that these allocations are reasonable.

    Also in connection with the contribution by Titan to SureBeam, the outstanding parent company investment included in the accompanying financial statements plus additional amounts funded by Titan through August 2000, were assumed by SureBeam as evidenced by the subordinated promissory note payable to Titan under which Titan has committed to lend us a maximum of $75.0 million (See
Note 6).

    Further, in connection with the contribution agreement in August 2000, the Company adopted three new equity incentive plans (See Note 11). Additionally, the options granted under the 1998 Stock Option Plan were substituted for options under the new plans and retained the terms of the original option grants.

   [Graphic depicting a computer screen with images of people eating food and stating "SureBeam Safe" with the caption "Food-borne illness is a national problem. Keep your family safe with SureBeam."]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                6,700,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                                 --------------
                              P R O S P E C T U S
                               ------------------

                              MERRILL LYNCH & CO.

                           CREDIT SUISSE FIRST BOSTON

                          FIRST UNION SECURITIES, INC.

                           A. G. EDWARDS & SONS, INC.

                               [MONTH/DATE/YEAR]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable, other than the underwriting discount and commissions, by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC Registration fee........................................  $   33,563
NASD filing fee.............................................      13,214
Nasdaq Stock Market Listing Application fee.................      87,000
Blue sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     500,000
Transfer agent and registrar fees...........................       3,000
Miscellaneous...............................................      10,454
                                                              ----------
    Total...................................................  $1,652,231
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the forgoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1997, the Registrant has sold and issued the following unregistered securities:

    1. In connection with the Registrant's reorganization with Titan in August 2000, the Registrant issued 46,583,850 shares of Class B common stock to Titan and 232,919 shares of its Class A common stock to Dr. Gene Ray. The Registrant issued such shares in reliance on the exemption provided in
Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    2. In August 2000, the Registrant assumed warrants held by Cloverleaf Cold Storage Co. to purchase up to 465,838 shares of its Class A common stock at an exercise price of $0.107 per share and warrants to purchase up to 1,397,515 shares of its Class A common stock at an exercise price of $0.715 per share in consideration of a strategic leasing agreement. In addition the Registrant assumed warrants held by Applied Power Associates, Inc. to purchase 372,670 shares of its Class A common stock at an exercise price of $0.1438 per share. The Registrant assumed such warrants in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.

    3. As of August 10, 2000, the Registrant has granted options to purchase an aggregate of 8,110,226 shares of its Class A common stock to directors, employees and consultants under its Nonstatutory Stock Option Plan and its 2000 Stock Option Plan. The exercise price of such options is $0.1438 per share.

    The offers, sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
         1.1+           Form of Underwriting Agreement.
         3.1            Certificate of Incorporation.
         3.2            Bylaws.
         3.3+           Form of Bylaws to become effective prior to the
                          effectiveness of this Registration Statement.
         4.1            Reference is made to Exhibits 3.1, 3.2 and 3.3.
         4.2+           Form of Common Stock Certificate.
         4.3+           Form of Warrant Agreement.
         5.1+           Opinion of Cooley Godward LLP.
        10.1+           Form of Indemnity Agreement entered into between the
                          Registrant and its directors and officers.
        10.2+           Registrant's 2000 Equity Incentive Plan.
        10.3+           Form of Incentive and Nonstatutory Stock Option Agreements
                          under the 2000 Equity Incentive Plan.
        10.4+           Registrant's Employee Stock Purchase Plan and related
                          offering document.
        10.5+           Registrant's Nonstatutory Stock Option Plan.
        10.6+           Form of Stock Option Agreement under Registrant's
                          Nonstatutory Stock Option Plan.
        10.7*+          Sub-Lease Agreement between Cloverleaf Cold Storage and The
                          Titan Corporation dated September 1, 1999.
        10.8            Industrial Real Estate Lease between B/G Management and The
                          Titan Corporation dated April 10, 2000.
        10.9*+          Joint Venture Arrangement and Agreement for Purchase of an
                          Electron Beam System by and Among Titan Scan Corp. and
                          Mitsubishi Corp. dated December 20, 1999.
        10.10*+         Agreement for Purchase of an X-Ray System by and among Titan
                          Scan Corp., The Titan Corporation, Hawaii Pride, John W.
                          Clark and Eric Weinert.
        10.11*+         Letter Agreement between Titan Scan and Zero Mountain Cold
                          Storage dated November 29, 1999.
        10.12*+         Letter Agreement between Titan Scan and IBP, Inc. dated
                          April 1, 1999.
        10.13*+         Letter Agreement between Titan Scan and Tyson Foods dated
                          September 15, 1999.
        10.14*+         Letter Agreement between Titan Scan and Emmpak Foods, Inc.
                          dated April 19, 1999.
        10.15*+         Letter Agreement between Titan Scan and Excel Corporation
                          dated March 29, 1999.
        10.16*+         Letter Agreement between Titan Scan and ConAgra Fresh Meat and Poultry dated April 26, 1999.
        10.17*+         Letter Agreement between Titan Scan and Huisken Meat Center
                          Inc. dated October 19, 1999.
        10.18*+         Agreement between Kraft Foods, Inc. and Titan Scan Corp.
                          dated February 10, 2000.
        10.19*+         Product Testing and Collaboration Agreement between Anchor
                          Food Products and SureBeam Corporation dated as of June
                          16, 2000.
        10.20*+         Product Testing and Collaboration Agreement between Del
                          Monte Corporation and SureBeam Corporation dated as of
                          July 15, 2000.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
        10.21*+         Contract for Purchase and Sale of Equipment and Services
                          dated December 28, 1999 between Zero Mountain Cold Storage and Titan Scan.
        10.22+          Agreement between Texas A&M University, Texas Agricultural
                          Experiment Station and SureBeam Corporation.
        10.23*+         Joint Venture and Strategic Partnering Agreement dated May
                          18, 2000 between Tech Ion Industrial Brasil S.A. and
                          SureBeam Corporation.
        10.24           Letter Agreement dated September 30, 1999, as amended on
                          October 18, 1999, between The Titan Corporation and Larry
                          Oberkfell.
        10.25           Letter Agreement dated July 14, 1999 between The Titan
                          Corporation and Kevin Claudio.
        10.26+          Joint Venture Arrangement and Agreement for purchase of an electron beam system by and among SureBeam Corporation and
                          Zero Mountain, Inc. dated August 8, 2000.
        10.27+          Tax Allocation Agreement dated as of August 4, 2000 between
                          The Titan Corporation and SureBeam Corporation.
        10.28+          Corporate Services Agreement dated August 4, 2000 between
                          The Titan Corporation and SureBeam Corporation.
        10.29+          Subordinated Promissory Note dated August 4, 2000 between SB
                          Operating Co. and The Titan Corporation.
        10.30+          Contribution Agreement dated as of August 4, 2000 among The
                          Titan Corporation, SureBeam Corporation and Gene Ray.
        10.31+          Contribution Agreement dated as of August 4, 2000 between
                          SureBeam Corporation and SB Operating Co.
        21.1            Subsidiaries of the Registrant.
        23.1            Consent of Arthur Andersen LLP, Independent Public
                          Accountants.
        23.2+           Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.
        24.1            Power of Attorney. Reference is made to page II-5.
        27.1            Financial Data Schedule.

------------------------

* Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+   To be filed by amendment.

(B) SCHEDULES.

    All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 10th day of August, 2000.

                                                       By:            /s/ LARRY A. OBERKFELL
                                                            -----------------------------------------
                                                                        Larry A. Oberkfell
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Larry A. Oberkfell and Kevin K. Claudio his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
               /s/ LARRY A. OBERKFELL                    Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE        August 10, 2000
                 Larry A. Oberkfell                      OFFICER)

                                                       Vice President and
                /s/ KEVIN K. CLAUDIO                     Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND    August 10, 2000
                  Kevin K. Claudio                       ACCOUNTING OFFICER)

                   /s/ GENE W. RAY
     -------------------------------------------       Chairman of the Board         August 10, 2000
                     Gene W. Ray

                  /s/ SUSAN GOLDING
     -------------------------------------------       Director                      August 10, 2000
                    Susan Golding

                                 EXHIBIT INDEX

           EXHIBIT
            NUMBER                                 DESCRIPTION OF DOCUMENT
------------------------------                     -----------------------
                         1.1+    Form of Underwriting Agreement.

                         3.1     Certificate of Incorporation.

                         3.2     Bylaws.

                         3.3+ Form of Bylaws to become effective prior to the effectiveness of this Registration Statement.

                         4.1     Reference is made to Exhibits 3.1, 3.2 and 3.3.

                         4.2+    Form of Common Stock Certificate.

                         4.3+    Form of Warrant Agreement.

                         5.1+    Opinion of Cooley Godward LLP.

                        10.1+    Form of Indemnity Agreement entered into between the
                                 Registrant and its directors and officers.

                        10.2+    Registrant's 2000 Equity Incentive Plan.

                        10.3+    Form of Incentive and Nonstatutory Stock Option Agreements
                                 under the 2000 Equity Incentive Plan.

                        10.4+    Registrant's Employee Stock Purchase Plan and related
                                 offering document.

                        10.5+    Registrant's Nonstatutory Stock Option Plan.

                        10.6+    Form of Stock Option Agreement under Registrant's
                                 Nonstatutory Stock Option Plan.

                        10.7*+   Sub-Lease Agreement between Cloverleaf Cold Storage and The
                                 Titan Corporation dated September 1, 1999.

                        10.8     Industrial Real Estate Lease between B/G Management and The
                                 Titan Corporation dated April 10, 2000.

                        10.9*+   Joint Venture Arrangement and Agreement for Purchase of an
                                 Electron Beam System by and Among Titan Scan Corp. and
                                 Mitsubishi Corp. dated December 20, 1999.

                       10.10*+   Agreement for Purchase of an X-Ray System by and among Titan
                                 Scan Corp., The Titan Corporation, Hawaii Pride, John W.
                                 Clark and Eric Weinert.

                       10.11*+   Letter Agreement between Titan Scan and Zero Mountain Cold
                                 Storage dated November 29, 1999.

                       10.12*+   Letter Agreement between Titan Scan and IBP, Inc. dated
                                 April 1, 1999.

                       10.13*+   Letter Agreement between Titan Scan and Tyson Foods dated
                                 September 15, 1999.

                       10.14*+   Letter Agreement between Titan Scan and Emmpak Foods, Inc.
                                 dated April 19, 1999.

                       10.15*+   Letter Agreement between Titan Scan and Excel Corporation
                                 dated March 29, 1999.

                       10.16*+   Letter Agreement between Titan Scan and ConAgra Fresh Meat and Poultry dated April 26, 1999.

                       10.17*+   Letter Agreement between Titan Scan and Huisken Meat Center
                                 Inc. dated October 19, 1999.

                       10.18*+   Agreement between Kraft Foods, Inc. and Titan Scan Corp.
                                 dated February 10, 2000.

                       10.19*+   Product Testing and Collaboration Agreement between Anchor
                                 Food Products and SureBeam Corporation dated June 16, 2000.

           EXHIBIT
            NUMBER                                 DESCRIPTION OF DOCUMENT
------------------------------                     -----------------------
                       10.20*+   Product Testing and Collaboration Agreement between Del
                                 Monte Corporation and SureBeam Corporation dated July 15,
                                 2000.

                       10.21*+   Contract for Purchase and Sale of Equipment and Services
                                 dated December 28, 1999 between Zero Mountain Cold Storage and Titan Scan.

                        10.22+   Agreement between Texas A&M University, Texas Agricultural
                                 Experiment Station and SureBeam Corporation.

                       10.23*+   Joint Venture and Strategic Partnering Agreement dated
                                 May 18, 2000 between Tech Ion Industrial Brasil S.A. and
                                 SureBeam Corporation.

                        10.24    Letter Agreement dated September 30, 1999, as amended on
                                 October 18, 1999, between The Titan Corporation and Larry
                                 Oberkfell.

                        10.25    Letter Agreement dated July 14, 1999 between The Titan
                                 Corporation and Kevin Claudio.

                        10.26+   Joint Venture Arrangement and Agreement for purchase of an electron beam system by and among SureBeam Corporation and
                                 Zero Mountain, Inc. dated August 8, 2000.

                        10.27+   Tax Allocation Agreement dated as of August 4, 2000 between
                                 The Titan Corporation and SureBeam Corporation.

                        10.28+   Corporate Services Agreement dated August 4, 2000 between
                                 The Titan Corporation and SureBeam Corporation.

                        10.29+   Subordinated Promissory Note dated August 4, 2000 between SB
                                 Operating Co. and The Titan Corporation.

                        10.30+   Contribution Agreement dated as of August 4, 2000 among The
                                 Titan Corporation, SureBeam Corporation and Gene Ray.

                        10.31+   Contribution Agreement dated as of August 4, 2000 between
                                 SureBeam Corporation and SB Operating Co.

                        21.1     Subsidiaries of the Registrant.

                        23.1     Consent of Arthur Andersen LLP, Independent Public
                                 Accountants.

                        23.2+    Consent of Cooley Godward LLP. Reference is made to Exhibit
                                 5.1.

                        24.1     Power of Attorney. Reference is made to page II-5.

                        27.1     Financial Data Schedule.

------------------------

* Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+   To be filed by amendment.